Exhibit 10.1
EXECUTION VERSION
CREDIT AGREEMENT
by and among
ZAYO GROUP, LLC
and
ZAYO CAPITAL, INC.,
as Borrowers,
THE PERSONS PARTY HERETO FROM TIME TO TIME AS GUARANTORS,
THE FINANCIAL INSTITUTIONS PARTY HERETO
FROM TIME TO TIME AS LENDERS,
SUNTRUST BANK,
as Issuing Bank,
MORGAN STANLEY & CO. INCORPORATED AND RBC CAPITAL MARKETS
CORPORATION,
as Co-Syndication Agents,
SUNTRUST BANK,
as Collateral Agent,
SUNTRUST BANK,
as Administrative Agent,
and
SUNTRUST ROBINSON HUMPHREY, INC.,
as Sole Lead Arranger
March 12, 2010

EXHIBITS

Exhibit A	—	Form of Assignment and Acceptance
Exhibit C	—	Form of Compliance Certificate
Exhibit D	—	Form of Notice of Conversion/Continuation
Exhibit E	—	Form of Request for Advance
Exhibit F	—	Form of Request for Issuance of Letter of Credit
Exhibit G	—	Form of Revolving Loan Note
Exhibit H	—	Form of Guaranty Supplement
Exhibit I	—	Form of Notice of Requested Commitment Increase

SCHEDULES

Schedule 1.1(a)	—	Commitment Ratios
Schedule 1.1(b)	—	Equity Group
Schedule 1.1(c)	—	Liens
Schedule 4.1(h)	—	Required PUC Consent Applications
Schedule 5.1(c)-1	—	Subsidiaries
Schedule 5.1(c)-2	—	Partnerships/Joint Ventures
Schedule 5.1(d)	—	Outstanding Capital Stock Ownership
Schedule 5.1(i)	—	Labor Matters
Schedule 5.1(j)	—	Taxes
Schedule 5.1(m)	—	Investments/Guaranties as of the Agreement Date
Schedule 5.1(n)	—	Litigation
Schedule 5.1(o)		ERISA
Schedule 5.1(p)	—	Intellectual Property; Licenses and Certifications
Schedule 5.1(u)	—	Insurance
Schedule 5.1(w)-1	—	Leased Real Property
Schedule 5.1(w)-2	—	Owned Real Property
Schedule 5.1(x)	—	Environmental Matters
Schedule 6.13	—	Bank and Investment Accounts
Schedule 6.19	—	Required PUC Consents
Schedule 6.20	—	Post Closing Matters
Schedule 8.1	—	Outstanding Indebtedness as of the Agreement Date
Schedule 8.5	—	Existing Investments
Schedule 8.6	—	Affiliate Transactions

CREDIT AGREEMENT
     THIS CREDIT AGREEMENT, dated as of March 12, 2010 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), is by and among ZAYO GROUP, LLC, a Delaware limited liability company (“Zayo”), ZAYO CAPITAL, INC., a Delaware corporation (“Zayo Capital”; and together with Zayo, each, individually as a “Borrower” and, collectively, as the “Borrowers”), the Persons party hereto from time to time as Guarantors, the financial institutions party hereto from time to time as Lenders, SUNTRUST BANK, as the Issuing Bank, SUNTRUST BANK, as the Collateral Agent, and SUNTRUST BANK, as the Administrative Agent.
W I T N E S S E T H:
     WHEREAS, the Borrowers have requested that the Administrative Agent, the Issuing Bank and the Lenders make available to it the Revolving Loan Commitment, on the terms and conditions set forth herein, to, among other things, refinance existing Funded Debt and to fund permitted acquisitions, transaction costs and working capital needs of the Borrowers and to use borrowings thereunder for other general corporate purposes of the Borrowers and their Subsidiaries;
     WHEREAS, the Administrative Agent, the Issuing Bank and the Lenders are willing to make the Revolving Loan Commitment available to the Borrowers upon the terms and conditions set forth herein; and
     WHEREAS, the Borrowers and the Guarantors have agreed to provide Liens on substantially all of their assets under the Security Documents, to secure both the Obligations and the Senior Note Indebtedness, and SunTrust, as Collateral Agent, has agreed to serve as collateral agent and secured party pursuant to the Security Documents for the benefit of the Lenders hereunder as well as the holders of the Senior Note Indebtedness;
     NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE 1.
DEFINITIONS, ACCOUNTING PRINCIPLES AND
OTHER INTERPRETIVE MATTERS
     Section 1.1 Definitions. For the purposes of this Agreement:

     “Account Debtor” shall mean any Person who is obligated to make payments in respect of an Account.
     “ACH Transactions” shall mean any cash management or related services including the automated clearinghouse transfer of funds by the Administrative Agent (or any Affiliate of the Administrative Agent) for the account of the Borrower Parties pursuant to agreement or overdrafts.
     “Activation Notice” shall have the meaning specified in Section 6.13.
     “additional amounts” shall have the meaning specified in Section 2.8(b)(i).
     “Administrative Agent” shall mean SunTrust Bank, acting as administrative agent for the Lender Group, and any successor Administrative Agent appointed pursuant to Section 10.12.
     “Administrative Agent Indemnified Person” shall have the meaning specified in Section 10.10.
     “Administrative Agent’s Office” shall mean the office of the Administrative Agent located at 303 Peachtree Street, Twenty-Fifth Floor, Atlanta, Georgia 30308, Attention: Doug Weltz, or such other office as may be designated by the Administrative Agent pursuant to the provisions of Section 11.1.
     “Administrative Borrower” shall have the meaning specified in Section 13.5.
     “Administrative Questionnaire” shall mean a questionnaire in form and substance satisfactory to the Administrative Agent.
     “Advance” or “Advances” shall mean amounts of the Loans advanced by the Lenders to, or on behalf of, the Borrowers pursuant to Section 2.1 on the occasion of any borrowing and shall include, without limitation, all Agent Advances and Swing Loans.
     “Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or that is a director, officer, manager or partner of such Person. For purposes of this definition, “control”, when used with respect to any Person, includes the direct or indirect beneficial ownership of ten percent (10%) or more of the outstanding Equity Interests of such Person.
     “Agent Advances” shall have the meaning specified in Section 2.1(e).
     “Aggregate Commitment Ratio” shall mean, with respect to any Lender, the ratio, expressed as a percentage, of (a) the unutilized portion of the Revolving Loan Commitment plus Loans (other than Swing Loans and Agent Advances) outstanding plus participation interests in Letter of Credit Obligations, Swing Loans and Agent Advances outstanding of such Lender, divided by (b) the sum of the aggregate unutilized Revolving Loan Commitment plus Loans (other than Swing Loans and Agent Advances) outstanding plus participation interests in Letter of Credit Obligations, Swing Loans and Agent Advances of all Lenders, which, as of the Agreement Date, are set forth (together with Dollar amounts thereof) on Schedule 1.1(a).
     “Aggregate Revolving Credit Obligations” shall mean, as of any particular time, the sum of (a) the aggregate principal amount of all Revolving Loans then outstanding, plus (b) the aggregate principal amount of all Swing Loans then outstanding, plus (c) the aggregate principal amount of all Agent Advances then outstanding, plus (d) the aggregate principal amount of all Letter of Credit Obligations then outstanding.
     “Agreement” has the meaning specified in the preamble, together with all Exhibits and Schedules hereto.
     “Agreement Date” shall mean the date as of which this Agreement is dated.
     “Annualized EBITDA” shall mean, with respect to the Borrowers and their Subsidiaries for any period, EBITDA for the two (2) most recent fiscal quarters then ended, multiplied by 2.
     “Applicable Law” shall mean, in respect of any Person, all provisions of constitutions, statutes, rules, regulations, and orders of governmental bodies or regulatory agencies applicable, whether by law or by virtue of contract, to such Person, and all orders and decrees of all courts and arbitrators in proceedings or actions to which the Person in question is a party or by which it is bound.
     “Applicable Margin” shall mean a per annum rate of interest determined as follows: with respect to each Advance (except Swing Loans and Agent Advances) and issuance of Letters of Credit, the applicable margin shall be (a) from the Agreement Date through (and including) the date five (5) Business Days after the date on which the Compliance Certificate is delivered to Administrative Agent for the fiscal quarter ending on or about March 31, 2010, 4.00% per annum, and (b) thereafter, the applicable margin determined by the Administrative Agent based upon the Leverage Ratio for the fiscal quarter most recently ended, effective as of the fifth Business Day after the day the Compliance Certificate is delivered to Administrative Agent for such fiscal quarter most recently ended, expressed as a per annum rate of interest as set forth in the table below:

			Applicable Margin
		Applicable Margin	for Base Rate
Level	Leverage Ratio	for LIBOR Advances	Advances
I	Greater than or equal to 3.25 to 1.00	4.50%	3.50%
II	Greater than or equal to 2.50 to 1.00 but less than 3.25 to 1.00	4.00%	3.00%
III	Greater than or equal to 1.75 to 1.00 but less than 2.50 to 1.00	3.75%	2.75%
IV	Less than 1.75 to 1.00	3.50%	2.50%
     “Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity that administers or manages a Lender.
     “Assignment and Acceptance” shall mean that certain form of Assignment and Acceptance attached hereto as Exhibit A, pursuant to which each Lender may, as further provided in Section 11.5, sell a portion of its Loans or a portion of the Revolving Loan Commitment.
     “Authorized Signatory” shall mean, with respect to any Borrower Party, such senior personnel of such Borrower Party as may be duly authorized and designated in writing to the Administrative Agent by such Borrower Party to execute documents, agreements, and instruments on behalf of such Borrower Party.
     “Availability” shall mean, as of any date of determination, the amount (if any) by which (a) the Revolving Loan Commitment, exceeds (b) the Aggregate Revolving Credit Obligations on such date of determination.
     “Available Amount” shall mean, as of any date of determination, the amount of Equity Proceeds received by the Borrowers on or after the Agreement Date and on or prior to such date.
     “Available Amount Utilization” shall mean, as of any date of determination, the sum, without duplication, of (a) the amount of Funded Debt prepaid or repurchased in compliance with Section 8.14(b), in each case, on or prior to such date of determination, (b) the amount of Investments made pursuant to Section 8.5(n), in each case, on or prior to such date of determination and (c) an amount equal to the fair market value of any acquisition pursuant to sub-clause (y) of the second proviso of Section 8.7(c), in each case, on or prior to such date of determination.
     “Available Letter of Credit Amount” shall mean, as of any particular time, an amount equal to the lesser of (a) the Letter of Credit Commitment at such time less the aggregate amount of all Letter of Credit Obligations then outstanding and (b) Availability at such time.
     “Bank Products” shall mean any one or more of the following types of services or facilities extended to the Borrower Parties by a Person who at the time such services or facilities were extended was a Lender (or any Affiliate of a Lender): (a) credit cards; (b) ACH Transactions; (c) cash management, including controlled disbursement services; and (d) the Lender Hedge Agreements.
     “Bank Products Documents” shall mean all agreements entered into from time to time by the Borrower Parties in connection with any of the Bank Products and shall include the Lender Hedge Agreements.
     “Bankruptcy Code” shall mean the United States Bankruptcy Code (11 U.S.C. Section 101 et seq.), as now or hereafter amended, and any successor statute.
     “Base Rate” shall mean the higher of (i) the rate which the Administrative Agent announces from time to time as its prime lending rate, as in effect from time to time, (ii) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (1/2%) per annum or (iii) the Eurodollar Rate determined on a daily basis for a period of one (1) month (any changes in such rates to be effective as of the date of any change in such rate). The Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate of interest actually charged to any customer of the Administrative Agent. The Administrative Agent may make commercial loans or other loans at rates of interest at, above, or below the Administrative Agent’s prime lending rate.
     “Base Rate Advance” shall mean an Advance which the Administrative Borrower requests to be made as a Base Rate Advance or which is converted to a Base Rate Advance, in accordance with the provisions of Section 2.2.
     “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” will have correlative meanings.
     “Blocked Account” shall mean a deposit account or securities account with SunTrust and any other account subject to a Blocked Account Agreement.
     “Blocked Account Agreement” shall mean any agreement executed by a depository bank and the Collateral Agent, for the benefit of the Secured Parties, and acknowledged and agreed to by the applicable Borrower Party, in form and substance satisfactory to the Collateral Agent.
     “Borrower” and “Borrowers” shall have the meanings specified in the preamble.

     “Borrower Parties” shall mean, collectively, the Borrowers and the Guarantors; and “Borrower Party” shall mean any one of the foregoing Borrower Parties.
     “Borrower Payments” shall have the meaning specified in Section 2.8(b)(i).
     “Business Day” shall mean any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are closed; provided, however, that when used with reference to a Eurodollar Advance (including the making, continuing, prepaying or repaying of any Eurodollar Advance), the term “Business Day” shall also exclude any day in which banks are not open for dealings in deposits of Dollars on the London interbank market.
     “Capital Expenditures” shall mean, for any period, on a consolidated basis for the Borrower Parties, the aggregate of all expenditures made by the Borrower Parties during such period that, in conformity with GAAP, are required to be included in or reflected on the consolidated balance sheet as a capital asset of the Borrower Parties, including, without limitation, Capitalized Lease Obligations of the Borrower Parties.
     “Capitalized Lease Obligation” shall mean that portion of any obligation of a Person as lessee under a lease which at the time would be required to be capitalized on the balance sheet of such lessee in accordance with GAAP.
     “Cash Equivalents” shall mean, collectively, (a) securities issued or directly and fully guaranteed or insured by the US and its agencies and instrumentalities (provided that the full faith and credit of the US is pledged in support thereof) maturing within three hundred sixty-five (365) days of the date of purchase, (b) commercial paper and variable or fixed rate notes issued or guaranteed by banks of the type described in the succeeding clause (c) (or by the parent company thereof), or by domestic corporations, each of which domestic corporations shall have a consolidated net worth of at least $500,000,000 and conduct substantially all of its business in the United States, which commercial paper will mature within one hundred eighty (180) days from the date of the original issue thereof and is rated “P-1” or better by Moody’s or “A-1” or better by S&P, (c) certificates of deposit and time deposits maturing within three hundred sixty-five (365) days of the date of purchase and issued by (i) any Lender, (ii) any US national or state bank having capital and surplus totaling more than $500,000,000, or (iii) any bank whose short-term commercial paper is rated “P-1” or better by Moody’s or “A-1” or better by S&P, (d) up to $100,000 per institution and up to $1,000,000 in the aggregate in (i) short-term obligations issued by any local commercial bank or trust company located in those areas where the Borrowers conduct their business, whose deposits are insured by the Federal Deposit Insurance Corporation, or (ii) commercial bank-insured money market funds, or any combination of the types of investments described in this clause (d), (e) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of

$500,000,000 for direct obligations issued by or fully guaranteed by the US in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (f) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a) through (e).
     “Cash Management Bank” shall have the meaning specified in Section 6.13.
     “Change in Control” shall mean (a) the direct or indirect sale, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the properties or assets of the Borrower Parties, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than the Equity Group or an entity of which the Equity Group are the Beneficial Owners, directly or indirectly, of a majority in the aggregate of the voting power of the Equity Interests, on a fully diluted basis, (b) the adoption of a plan relating to the liquidation or dissolution of any Borrower, (c) prior to the first public offering of common stock of any Borrower, (i) the Equity Group cease to be the Beneficial Owners, directly or indirectly, of a majority in the aggregate of the total voting power of the Equity Interests of each Borrower, on a fully diluted basis, whether as a result of issuance of securities of such Borrower, any merger, consolidation, liquidation or dissolution of such Borrower, or any direct or indirect transfer of securities by such Borrower or (ii) a majority of the members of the Board of Directors of such Borrower are not Continuing Directors, (d) on and following the first public offering of common stock of any Borrower, (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Equity Group, becomes the Beneficial Owner, directly or indirectly, of 30% or more of the voting power of the Equity Interests of such Borrower and (ii) either (A) the Equity Group are not the Beneficial Owners of a larger percentage of the voting power of such Equity Interests than such person or group, or (B) the majority of the members of the Board of Directors of such Borrower are not Continuing Directors or (e) any Borrower consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into any Borrower, in any such event pursuant to a transaction in which any of the outstanding Equity Interests of such Borrower is converted into or exchanged for cash, securities or other property, other than any such transaction where (i) the Equity Interests of such Borrower outstanding immediately prior to such transaction is converted into or exchanged for Equity Interests of the surviving or transferee Person constituting a majority of the voting power of the outstanding shares of such Equity Interests of such surviving or transferee Person (immediately after giving effect to such issuance) and (ii) (A) prior to the first public offering of common stock of such Borrower, immediately after such transaction, the Equity Group are the Beneficial Owners, directly or indirectly, of a majority of the aggregate of the total voting power of the Equity Interests of such surviving or transferee Person and (B) on and following the first public offering of common stock of such Borrower, immediately after such transaction, no “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act), other than the Equity Group, becomes, directly or indirectly, the Beneficial Owner of 30% or more of the voting power of the Equity Interests of the surviving or transferee Person.
     “CII” shall mean Communications Infrastructure Investments, LLC, a Delaware limited liability company.
     “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
     “Collateral” shall mean all property pledged as collateral security for the Obligations pursuant to the Security Documents or otherwise, and all other property of any Borrower Party that is now or hereafter in the possession or control of any member of the Lender Group, or on which any member of the Lender Group has been granted a Lien.
     “Collateral Access Agreement” shall mean any agreement of any lessor, warehouseman, processor, consignee or other Person in possession of, having a Lien upon or having rights or interests in, any of the Collateral in favor of the Collateral Agent, for the benefit of the Secured Parties, in form and substance satisfactory to the Collateral Agent in its Permitted Discretion, waiving or subordinating Liens or certain other rights or interests such Person may hold in regard to the property of any of the Borrower Parties and providing the Collateral Agent access to its Collateral.
     “Collateral Agent” shall mean SunTrust Bank, acting as collateral agent for the Secured Parties.
     “Commercial Letter of Credit” shall mean a documentary Letter of Credit issued by the Issuing Bank in respect of the purchase of goods or services by a Borrower in the ordinary course of its business.
     “Commitment Increase” shall have the meaning specified in Section 2.17(a).
     “Commitment Increase Cap” shall have the meaning specified in Section 2.17(a).
     “Communications Act” shall mean, collectively, the Communications Act of 1934, as amended by the Telecommunications Act of 1996, and as further amended, and the rules and regulations promulgated thereunder, including, without limitation, CFR Title 47 and the rules, regulations and decisions of the FCC, in each case, as from time to time in effect.
     “Compliance Certificate” shall mean a certificate executed by an Authorized Signatory of the Administrative Borrower substantially in the form of Exhibit C.

     “Confidential Information” shall have the meaning specified in Section 11.17.
     “Continuing Directors” means as of any date of determination, any member of the Board of Directors of any Borrower who (a) was a member of such Board of Directors on the Agreement Date or (b) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.
     “Contributing Borrower Party” shall have the meaning specified in Section 13.4(b).
     “Copyright Security Agreements” shall mean, collectively, the Copyright Security Agreements made in favor of the Collateral Agent, on behalf of the Secured Parties, from time to time.
     “Co-Syndication Agents” shall mean Morgan Stanley & Co. Incorporated and RBC Capital Markets Corporation.
     “Date of Issue” shall mean the date on which the Issuing Bank issues a Letter of Credit pursuant to Section 2.15.
     “Default” shall mean any Event of Default, and any of the events specified in Section 9.1 regardless of whether there shall have occurred any passage of time or giving of notice (or both) that would be necessary in order to constitute such event an Event of Default.
     “Default Rate” shall mean a simple per annum interest rate equal to, (a) with respect to all outstanding principal, the sum of (i) the applicable Interest Rate Basis, plus (ii) the highest Applicable Margin, plus (iii) two percent (2.00%), and (b) with respect to all other Obligations (other than Obligations from Bank Products), the sum of (i) the Base Rate, plus (ii) the highest Applicable Margin with respect to Base Rate Advances, plus (iii) two percent (2.00%); provided, however, that (y) as to any Eurodollar Advance outstanding on the date that the Default Rate becomes applicable, the Default Rate shall be based on the then applicable Eurodollar Basis until the end of the current Eurodollar Advance Period and thereafter the Default Rate shall be based on the Base Rate as in effect from time to time and (z) as to any Base Rate Advance outstanding on the date that the Default Rate becomes applicable, the Default Rate shall be based on the Base Rate as in effect from time to time.
     “Defaulting Lender” shall mean any Lender, as determined by the Administrative Agent, that (a) has failed to fund any portion of its Loans or participations in Letters of Credit or Swing Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has notified the Administrative Agent, the Issuing Bank, the Swing Bank, any Lender and/or the Borrowers in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent prompted by any evidence of facts described in clause (b) with respect to such Lender, to confirm in writing that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swing Loans, (d) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) in the case of a Lender that has a Revolving Loan Commitment or obligations with respect to outstanding Letters of Credit or Swing Loans outstanding at such time, shall take, or is the Subsidiary of any Person that has taken, any action or be (or is) the subject of any action or proceeding of a type described in Section 9.1 (g) or (h) (or any comparable proceeding initiated by a regulatory authority having jurisdiction over such Lender or such Person).
     “Disbursement Account” shall mean account number 2000031004646 maintained at Wachovia Bank, National Association, 1445 Ross Avenue, Third Floor, Dallas, Texas 75202, or as otherwise designated to the Administrative Agent by the Administrative Borrower.
     “Dividends” shall mean any direct or indirect distribution, dividend, or payment to any Person on account of any Equity Interests of any Borrower Party.
     “Dollars” or “$” shall mean the lawful currency of the United States.
     “Domestic Subsidiary” shall mean any Subsidiary of a Borrower that is not a Foreign Subsidiary.
     “E-Fax” shall mean any system used to receive or transmit faxes electronically.
     “EBITDA” shall mean, with respect to the Borrowers and their Subsidiaries for any period, determined on a consolidated basis in accordance with GAAP, the Net Income for such period, plus, without duplication and to the extent deducted in determining Net Income for such period, (i) income taxes, (ii) Interest Expense, (iii) depreciation and amortization expense, (iv) non-cash charges or reserves, (v) restructuring charges and severance costs in an aggregate amount not to exceed $15,000,000 and (vi) charges or expenses attributed to the Recapitalization Transaction and any actual or proposed acquisitions or joint ventures, equity offerings, issuances and retirement of debt and divestitures of assets; provided, however, that if any such calculation includes any period in which an acquisition or sale of a Person or all or substantially all of the assets of a Person occurred, then such calculation shall be made on a Pro Forma Basis.

     “Electronic Transmission” shall mean each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System or any other equivalent service.
     “Eligible Assignee” shall mean (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; or (d) any other Person with a combined capital and surplus in excess of $500,000,000, in the case of a bank, or a net worth of at least $500,000,000, in each case, that is engaged in the business of making, purchasing, holding or otherwise investing in revolving bank loans and similar extensions of credit in the ordinary course of its business and that is approved by (i) the Administrative Agent, (ii) with respect to any proposed assignee of the Revolving Loan Commitment, the Issuing Bank and, (iii) unless an Event of Default exists, the Administrative Borrower, such approvals not to be unreasonably withheld or delayed.
     “Environmental Laws” shall mean, collectively, any and all applicable federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements of any Governmental Authority regulating, relating to or imposing liability or standards of conduct concerning environmental protection matters, including without limitation, Hazardous Materials or human health, as now or may at any time during the term of this Agreement be in effect.
     “Equity Group” shall mean those holders of Class A Preferred Units of CII as of the Agreement Date set forth on Schedule 1.1(b) and their Affiliates (including related funds that are Affiliates under common management with such holders, whether by contract or otherwise).
     “Equity Interests” shall mean, as applied to any Person, any capital stock, membership interests, partnership interests or other equity interests of such Person, regardless of class or designation, and all warrants, options, purchase rights, conversion or exchange rights, voting rights, calls or claims of any character with respect thereto.
     “Equity Proceeds” shall mean any net cash proceeds received by any Borrower as a contribution to its common equity capital or from the issue or sale of Equity Interests of such Borrower and the amount of reduction of Funded Debt of the Borrower Parties that has been converted into or exchanged for such Equity Interests (other than Equity Interests sold to, or Funded Debt held by, a Subsidiary of any Borrower).
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as in effect on the Agreement Date and as such Act may be amended thereafter from time to time.
     “ERISA Affiliate” shall mean, with respect to any Borrower Party, any trade or business (whether or not incorporated) that together with such Borrower Party, are treated as a single employer under Section 414 of the Code.

     “ERISA Event” shall mean, with respect to any Borrower Party or any ERISA Affiliate, (a) any “reportable event” within the meaning of Section 4043 of ERISA with respect to a Title IV Plan for which the thirty (30) day notice period has not been waived; (b) the withdrawal of any Borrower Party or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any Borrower Party or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution or threatened institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) the reorganization or insolvency of a Multiemployer Plan under Section 4241 or 4245 of ERISA; (g) the failure by any Borrower Party or ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Title IV Plan unless such failure is cured within thirty (30) days; (h) any other event or condition that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA, or (i) the revocation or any action reasonably likely to result in revocation of a Plan’s tax-qualified status under Code Section 401(a).
     “E-System” shall mean any electronic system, including Intralinks®, SyndTrak Online and any other internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent, any of its Affiliates or any other Person, providing for access to data protected by passcodes or other security system.
     “Eurodollar Advance” shall mean an Advance which the Administrative Borrower requests to be made as a Eurodollar Advance or which is continued as or converted to a Eurodollar Advance, in accordance with the provisions of Section 2.2.
     “Eurodollar Advance Period” shall mean, for each Eurodollar Advance, the each one (1), two (2), three (3) or six (6) month period, as selected by the Administrative Borrower pursuant to Section 2.2, during which the applicable Eurodollar Rate (but not the Applicable Margin) shall remain unchanged. Notwithstanding the foregoing, however: (a) any applicable Eurodollar Advance Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Eurodollar Advance Period shall end on the next preceding Business Day; (b) any applicable Eurodollar Advance Period which begins on a day for which there is no numerically corresponding day in the calendar month during which such Eurodollar Advance Period is to end shall (subject to clause (a) above) end on the last day of such calendar month; and (c) no Eurodollar Advance Period shall extend beyond the Maturity Date or such earlier date as would interfere with the repayment obligations of the Borrowers under Section 2.6.

     “Eurodollar Basis” shall mean, with respect to each Eurodollar Advance Period, a simple per annum interest rate equal to the quotient of (a) the Eurodollar Rate divided by (b) one minus the Eurodollar Reserve Percentage, stated as a decimal. The Eurodollar Basis shall remain unchanged during the applicable Eurodollar Advance Period, except for changes to reflect adjustments in the Eurodollar Reserve Percentage.
     “Eurodollar Rate” shall mean, for any Eurodollar Advance Period, the rate per annum quoted on the display designated on that page of the Bloomberg reporting service, or similar service as determined by the Administrative Agent, that displays British Banker’s Association Interest Settlement Rates for Dollar deposits as of 11:00 a.m. (London, England time) two (2) Business Days prior to the applicable date of determination; provided, however, that if no such quoted rate appears on such page, the rate used for such Eurodollar Advance Rate shall be the per annum rate of interest determined by the Administrative Agent to be the rate at which Dollar deposits for such Eurodollar Advance Period are offered to the Administrative Agent as of 11:00 a.m. (London, England time) two (2) business days prior to such date of determination.
     “Eurodollar Reserve Percentage” shall mean the aggregate of the maximum reserve percentages (including, without limitation, any emergency, supplemental, special or other marginal reserves) expressed as a decimal (rounded upwards to the next one one-hundredth of one percent (1/100th of 1%)) in effect on any day to which the Administrative Agent is subject with respect to the Eurodollar Basis pursuant to regulations issued by the Board of Governors of the Federal Reserve System (or any Governmental Authority succeeding to any of its principal functions) (“Regulation D”) with respect to Eurocurrency Liabilities (as that term is defined in Regulation D). Eurodollar Advances shall be deemed to constitute Eurocurrency Liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to the Administrative Agent under Regulation D. The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any reserve percentage. The Eurodollar Basis for any Eurodollar Advance shall be adjusted as of the effective date of any changes in the Eurodollar Reserve Percentage.
     “Event of Default” shall mean any of the events specified in Section 9.1, provided that any requirement for notice or lapse of time, or both, has been satisfied.
     “Excluded Deposit Accounts” shall mean, collectively, (i) each disbursement account that has a balance no greater than the amount necessary to cover outstanding checks drawn on such account, (ii) petty cash deposit accounts for Borrower Parties that have an aggregate balance no greater than $10,000, (iii) employee benefit trust accounts, so long as the balance therein does not exceed as of any date of determination the Administrative Borrower’s estimate of employee benefit claims to be paid in the remaining portion of such fiscal year (or, with respect to any date of determination in the last fiscal month of any fiscal year, the Administrative Borrower’s estimate of employee benefit claims to be paid in the remaining portion of such fiscal year and during the next succeeding fiscal year) from such date of determination (provided, that at any time that a Default exists, Borrower Parties shall not deposit additional funds into such account except to the extent necessary to pay accrued and unpaid employee benefit claims that are then due and payable) and (iv) other deposit accounts with balances not to exceed $500,000 in the aggregate.
     “Executive Order No. 13224” shall mean Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.
     “Existing Credit Agreement” shall mean that certain Amended and Restated Credit and Guaranty Agreement, dated as of February 15, 2008, by and among Zayo, Zayo Bandwidth Northeast, LLC, Zayo Bandwidth Tennessee, LLC, Zayo Bandwidth Indiana, LLC, Onvoy, Inc., Voicepipe Communications, LLC, and City Fiber Networks, LLC, as borrowers, the guarantors party thereto, the lenders party thereto from time to time, CIT Lending Services Corporation, as administrative agent, and the other agents party thereto.
     “FCC” shall mean the Federal Communications Commission, or any governmental agency succeeding to the functions thereof.
     “FCC Licenses” shall mean the licenses, authorizations, consents, waivers and permits required under the Communications Act necessary for the Borrower Parties to own and operate their properties and their businesses.
     “Federal Funds Rate” shall mean, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, “H.15(519)”) on the preceding Business Day opposite the caption “Federal Funds (Effective)”; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Administrative Agent of the rates for the last transaction in overnight Federal funds arranged prior to 12:00 noon (New York, New York time) on that day by each of three (3) leading brokers of Federal funds transactions in New York, New York selected by the Administrative Agent.
     “Fee Letter” shall mean that certain fee letter dated as of the Agreement Date, executed by the Borrowers and addressed to SunTrust Bank.
     “Fiber-to-Tower Builds” shall mean the construction of a fiber lateral or multiple fiber laterals that connects the Borrower Parties’ existing fiber optic network to one cellular tower or multiple cellular towers.
     “Fiber-to-Tower Capex” shall mean Capital Expenditures made by the Borrower Parties and their Subsidiaries for the purposes of conducting Fiber-to-Tower Builds.

     “Financial Covenants” shall mean the financial covenants applicable to the Borrower Parties from time to time pursuant to Section 8.8.
     “Fixed Charge Coverage Ratio” shall mean, with respect to the Borrowers and their Subsidiaries on a consolidated basis for any calendar quarter ended, for the twelve-month period then ended, the ratio of (a) Annualized EBITDA for such period then ended minus Capital Expenditures (excluding Capital Expenditures for the twelve-month period then ended (i) that constitute Specified Fiber-to-Tower Capex, (ii) to the extent financed with Funded Debt for Borrowed Money (other than Funded Debt incurred hereunder), (iii) made with the proceeds of a disposition permitted hereunder and (iv) made with the proceeds of an equity issuance permitted hereunder), to (b) Interest Expense for the twelve-month period then ended.
     “Foreign Lender” shall have the meaning specified in Section 2.8(b).
     “Foreign Subsidiary” shall mean any Subsidiary of a Borrower Party that is (a) a Person formed under the laws of a jurisdiction other than the United States or any state or territory of the United States or District of Columbia, (b) a Person that is, or that has no material assets other than Equity Interests in, a “controlled foreign corporation” (or several thereof) as defined in Section 957(a) of the Code or (c) any Subsidiary of any of the foregoing.
     “Fund” shall mean any Person that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
     “Funded Debt” shall mean, with respect to the Borrowers and their Subsidiaries on a consolidated basis and without duplication, as of any calculation date, (a) any obligation of such Person for borrowed money, including, without limitation, all of the Obligations, (b) any obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) any obligation of such Person to pay the deferred purchase price of property or for services (other than such obligations incurred in the ordinary course of business), (d) any Capitalized Lease Obligation, (e) any obligation or liability of others secured by a Lien on property owned by such Person, whether or not such obligation or liability is assumed, (f) any debt, liability or obligation of such Person arising from or in connection with any Hedge Agreements and, without double counting, any other debt, liability or obligation arising from or in connection with any Bank Products, (g) any reimbursement obligations (contingent or otherwise) of such Person with respect to letters of credit, bankers acceptances and similar instruments issued for the account of such Person, (h) any Guaranty (except items of shareholders’ equity or Equity Interests or surplus or general contingency or deferred tax reserves), (i) any financial obligation of such Person under purchase money mortgages, (j) any financial obligation of such Person under asset securitization vehicles, (k) any obligations of such Person under conditional sales contracts and similar title retention instruments with respect to property acquired, and (l) any financial obligation of such Person as issuer of

Equity Interests redeemable in whole or in part at the option of a Person other than such issuer, at a fixed and determinable date or upon the occurrence of an event not solely within the control of such issuer; provided, however, that notwithstanding anything in GAAP to the contrary, the amount of all obligations shall be the full face amount of such obligations.
     “Funded Debt for Borrowed Money” shall mean, with respect to the Borrowers and their Subsidiaries on a consolidated basis and, without duplication, as of any date of determination, all items that, in accordance with GAAP, would be classified as indebtedness on the consolidated balance sheet of the Borrowers and their Subsidiaries as of such date of calculation, including Funded Debt described in subsections (a), (b), (d), (e), (f), (g) and (i) of the definition of Funded Debt.
     “Funding Borrower Party” shall have the meaning specified in Section 13.4(b).
     “Funding Losses” shall mean expenses incurred by any Lender or any participant of such Lender permitted hereunder in connection with the re-employment of funds prepaid, repaid, not borrowed, or paid, as the case may be, and any lost profit of such Lender or any participant of such Lender over the remainder of the Eurodollar Advance Period for such prepaid Advance. For purposes of calculating amounts payable to a Lender hereunder with respect to Funding Losses, each Lender shall be deemed to have actually funded its relevant Eurodollar Advance through the purchase of a deposit bearing interest at the Eurodollar Rate in an amount equal to the amount of that Eurodollar Advance and having a maturity and repricing characteristics comparable to the relevant Eurodollar Advance Period; provided, however, that each Lender may fund each of its Eurodollar Advances in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable hereunder.
     “GAAP” shall mean generally accepted accounting principles and practices set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the US accounting profession); provided, that all calculations relative to liabilities shall be made without giving effect to Statement of Financial Accounting Standards No. 159.
     “Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government.
     “Guarantors” shall mean, collectively, the Subsidiary Guarantors and any other Person that has executed a Guaranty Supplement or other document guaranteeing the Obligations; and “Guarantor” shall mean any one of the foregoing Guarantors.

     “Guaranty” or “guaranteed,” as applied to an obligation (each a “primary obligation”), shall mean and include (a) any guaranty, direct or indirect, in any manner, of any part or all of such primary obligation, and (b) any agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of any part or all of such primary obligation, including, without limiting the foregoing, any reimbursement obligations as to amounts drawn down by beneficiaries of outstanding letters of credit, and any obligation of any Person, whether or not contingent, (i) to purchase any such primary obligation or any property or asset constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of such primary obligation or (B) to maintain working capital, equity capital or the net worth, cash flow, solvency or other balance sheet or income statement condition of any other Person, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner or holder of any primary obligation of the ability of the primary obligor with respect to such primary obligation to make payment thereof or (iv) otherwise to assure or hold harmless the owner or holder of such primary obligation against loss in respect thereof. All references in this Agreement to “this Guaranty” shall be to the Guaranty provided for pursuant to the terms of Article 3.
     “Guaranty Supplement” shall have the meaning specified in Section 6.18.
     “Hazardous Materials” shall mean any hazardous materials, hazardous wastes, hazardous constituents, hazardous or toxic substances, petroleum products (including crude oil or any fraction thereof), friable asbestos containing materials defined or regulated as such in or under any Environmental Law.
     “Hedge Agreement” shall mean any and all transactions, agreements or documents now existing or hereafter entered into between or among any Borrower Party, on the one hand, and a third party, on the other hand, which provides for an interest rate, credit or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging such Borrower Party’s exposure to fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations.
     “Holdings” shall mean Zayo Group Holdings, Inc., a Delaware corporation.
     “Holdings Pledge Agreement” shall mean that certain Holdings Pledge Agreement dated as of the Agreement Date among Holdings and the Collateral Agent, on behalf of and for the benefit of, the Secured Parties, in form and substance satisfactory to Collateral Agent.
     “Indemnified Person” shall mean each member of the Lender Group, each Affiliate thereof and each of their respective employees, representatives, officers, agents and directors.

     “Indenture” shall mean that certain Indenture of Trust of even date, among the Borrowers, the Guarantors and the Trustee, pursuant to which the Senior Note Indebtedness is issued.
     “Insolvency Proceeding” shall mean any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state, federal or non-US bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.
     “Intercreditor Agreement” shall mean that certain Collateral Agency and Intercreditor Agreement, dated as of the Agreement Date, by and between the Administrative Agent, the Collateral Agent and the Trustee, and acknowledged by the Borrowers and the Guarantors, in form and substance satisfactory to the parties thereto, as the same may be amended, supplemented or otherwise modified from time to time and any annexes, exhibits, schedules to any of the foregoing.
     “Interest Expense” shall mean, for the Borrowers and their Subsidiaries, for any period determined on a consolidated basis in accordance with GAAP, the sum of (i) interest expense and loan fees, including capitalized and non-capitalized interest and the interest component of Capitalized Lease Obligations (whether or not actually paid during such period) and (ii) the net amount payable (or minus the net amount receivable) under any Hedge Agreement during such period (whether or not actually paid or received during such period).
     “Interest Rate Basis” shall mean the Base Rate or the Eurodollar Basis, as applicable.
     “Investment” shall mean, with respect to any Person, any loan, advance or extension of credit by such Person to, or any Guaranty with respect to the Equity Interests, Funded Debt or other obligations of, or any contributions to the capital of, any other Person, or any ownership, purchase or other acquisition by such Person of any Equity Interests of any other Person, other than any acquisition of all or substantially all of the Equity Interests of a Person or all or substantially all of the assets, property or business of a Person.
     “Issuing Bank” shall mean SunTrust Bank, or any other Person who hereafter may be designated as the Issuing Bank pursuant to an Assignment and Acceptance or otherwise.
     “Lender Agreement” shall mean a lender joinder agreement, in form and substance satisfactory to the Administrative Agent.
     “Lender Group” shall mean, collectively, the Administrative Agent, the Issuing Bank and the Lenders. In addition, if SunTrust Bank ceases to be the Administrative

Agent, then for any Lender Hedge Agreement entered into by any Borrower Party with SunTrust Bank while it was the Administrative Agent, SunTrust Bank shall be a deemed to be a member of the Lender Group for purposes of determining the secured parties under any Security Documents.
     “Lender Hedge Agreement” shall mean any and all Hedge Agreements now existing or hereafter entered into between or among any Borrower Party, on the one hand, and any Person that is a Lender (or an Affiliate of a Lender) at the time such Hedge Agreement was entered into, on the other hand.
     “Lenders” shall mean those lenders whose names are set forth on the signature pages to this Agreement under the heading “Lenders” and any assignees of the Lenders who hereafter become parties hereto pursuant to and in accordance with Section 11.5; and “Lender” shall mean any one of the foregoing Lenders.
     “Letter of Credit Commitment” shall mean the obligation of the Issuing Bank to issue Letters of Credit in an aggregate face amount from time to time not to exceed $15,000,000 pursuant to the terms of this Agreement.
     “Letter of Credit Obligations” shall mean, at any time, the sum of (a) an amount equal to one hundred percent (100%) of the aggregate undrawn and unexpired stated amount (including the amount to which any such Letter of Credit can be reinstated pursuant to its terms) of the then outstanding Letters of Credit, plus (b) an amount equal to one hundred percent (100%) of the aggregate drawn, but unreimbursed drawings of any Letters of Credit (excluding, for the avoidance of doubt, such drawings that have been reimbursed with Advances made pursuant to Section 2.15).
     “Letter of Credit Reserve Account” shall mean any account maintained by the Administrative Agent for the benefit of the Issuing Bank, the proceeds of which shall be applied as provided in Section 9.2(d).
     “Letters of Credit” shall mean either Standby Letters of Credit or Commercial Letters of Credit issued by the Issuing Bank on behalf of one or more of the Borrower Parties from time to time in accordance with Section 2.15.
     “Leverage Ratio” shall mean, with respect to the Borrowers and their Subsidiaries on a consolidated basis for any period, the ratio of (a) Funded Debt for Borrowed Money to (b) Annualized EBITDA for such period.
     “Lien” shall mean, with respect to any property, any mortgage, lien, pledge, negative pledge agreement, assignment for security purposes, charge, option, security interest, title retention agreement, levy, execution, seizure, attachment, garnishment, any documents, notice, instruments or other filings under the Federal Assignment of Claims Act of 1940 or other encumbrance of any kind in respect of such property, whether or not choate, vested, or perfected.

     “Loan Account” shall have the meaning specified in Section 2.7.
     “Loan Documents” shall mean this Agreement, any Revolving Loan Notes, the Security Documents, the Blocked Account Agreements, the Fee Letter, the Guaranty Supplements, all reimbursement agreements relating to Letters of Credit issued hereunder, all Collateral Access Agreements, all Compliance Certificates, all Requests for Advance, all Requests for Issuance of Letters of Credit, all Notices of Conversion/Continuation, all documents executed by a Borrower Party in connection with the Federal Assignment of Claims Act of 1940 (if any), and all other documents, lockbox agreements, instruments, certificates, and agreements executed or delivered by a Borrower Party in connection with or contemplated by this Agreement, including, without limitation, any security agreements or guaranty agreements from the Borrowers’ Subsidiaries to the Lender Group, or any of them; provided, however, that, notwithstanding the foregoing, none of the Bank Product Documents shall constitute Loan Documents.
     “Loans” shall mean, collectively, the Revolving Loans, the Swing Loans and the Agent Advances.
     “Majority Lenders” shall mean, as of any date of calculation, Lenders the sum of whose unutilized portions of the Revolving Loan Commitment plus Loans (other than Swing Loans and Agent Advances) outstanding plus participation interests in Letter of Credit Obligations, Swing Loans and Agent Advances outstanding on such date of calculation exceeds fifty percent (50%) of the sum of the aggregate unutilized Revolving Loan Commitment plus Loans (other than Swing Loans and Agent Advances) outstanding plus participation interests in Letter of Credit Obligations, Swing Loans and Agent Advances outstanding of all of the Lenders as of such date of calculation; provided, however, that so long as there are two or fewer Lenders party to this Agreement, Majority Lenders shall include all Lenders; provided, further, Defaulting Lenders and their portion of the Revolving Loan Commitment, Loans and participation interests in Letter of Credit Obligations, Swing Loans and Agent Advances shall be excluded for purposes of determining “Majority Lenders” hereunder.
     “Margin Stock” shall have the meaning specified in Section 5.1(s).
     “Materially Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding), a material adverse change in, or a material adverse effect on: (a) the business, operations, prospects, properties or condition (financial or otherwise) of the Borrower Parties, taken as a whole; (b) the ability of a Borrower Party to perform its material obligations under this Agreement and the other Loan Documents to which it is a party; or (c) (i) the validity, binding effect or enforceability of any Loan Document, (ii) the rights or remedies available to the Administrative Agent, the Issuing Bank or any Lender under the Loan Documents, taken as a whole, or (iii) the attachment, perfection or priority of any Lien of the Administrative

Agent under the Security Documents on a material portion of the Collateral, except as a result of the action or inaction of a member of the Lender Group. In determining whether any individual event, act, condition or occurrence of the foregoing types would result in a Materially Adverse Effect, notwithstanding that a particular event, act, condition or occurrence does not itself have such effect, a Materially Adverse Effect shall be deemed to have occurred if the cumulative effect of such event, act, condition or occurrence and all other events, acts, conditions or occurrences of the foregoing types which have occurred would result in a Materially Adverse Effect.
     “Maturity Date” shall mean March 1, 2014, or such earlier date as payment of the Loans shall be due (whether by acceleration or otherwise).
     “Maximum Guaranteed Amount” shall have the meaning specified in Section 3.1(g).
     “Moody’s” shall mean Moody’s Investor Service, Inc., or any successor thereto.
     “Mortgage” shall mean, collectively, any mortgage, deed of trust or deed to secure debt entered into by a Borrower Party in favor of the Collateral Agent, for the benefit of the Secured Parties.
     “Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, and to which any Borrower Party or ERISA Affiliate is making, is obligated to make or has made or been obligated to make at any time within the past five (5) years, contributions on behalf of participants who are or were employed by any of them.
     “Necessary Authorizations” shall mean all material authorizations, consents, permits, approvals, waivers, licenses, and exemptions from, and all filings and registrations with, and all reports to, any Governmental Authority whether federal, state, local, and all agencies thereof, which are required for the transactions contemplated by the Loan Documents and necessary to the conduct of the businesses and the ownership (or lease) of the properties and assets of the Borrower Parties.
     “Net Income” shall mean, for any period, the consolidated net income (or loss) of the Borrowers and their Subsidiaries for such period determined in accordance with GAAP, but excluding therefrom (to the extent otherwise included therein) (a) any extraordinary or non-recurring gains or losses, (b) any gains attributable to write-ups of assets, (c) any non-cash losses attributable to write-downs of assets, (d) any Equity Interest of the Borrowers or any Subsidiary of any Borrower in the unremitted earnings of any Person that is not a Subsidiary, and (e) any income (or loss) of any Person accrued prior to the date it becomes a Subsidiary, or is merged into or consolidated with any Borrower, or any Subsidiary on the date that such Person’s assets are acquired by any Borrower or such Subsidiary.

     “New Lender” shall have the meaning specified in Section 2.17(a).
     “Notice of Conversion/Continuation” shall mean a notice in substantially the form of Exhibit D.
     “Notice of Requested Commitment Increase” shall mean a notice substantially in the form of Exhibit I.
     “Obligations” shall mean (a) all payment and performance obligations as existing from time to time of the Borrower Parties to the Lender Group, or any of them, under this Agreement and the other Loan Documents (including all Letter of Credit Obligations and including any interest, fees and expenses that, but for the provisions of the Bankruptcy Code, would have accrued), or as a result of making the Loans or issuing the Letters of Credit and (b) any debts, liabilities and obligations as existing from time to time of any Borrower Party to any Lender (or an Affiliate of any Lender) arising from or in connection with any Bank Products and, if such Lender ceases to be a Lender, any debts, liabilities and obligations as existing from time to time of any Borrower Party to such Lender (or an Affiliate of such Lender) arising from or in connection with any Bank Products Documents entered into at a time when such Lender was a Lender.
     “OFAC” shall mean the Office of Foreign Assets Control of the United States Department of the Treasury.
     “Other Taxes” shall have the meaning specified in Section 2.8(b)(ii).
     “Overadvance” shall have the meaning specified in Section 2.1(d).
     “Parent” shall mean Holdings.
     “Pari Passu Debt” shall mean any Funded Debt of a Borrower Party that ranks equally in right of payment with the Obligations.
     “Participant” shall have the meaning specified in Section 11.5(d).
     “Patent Security Agreements” shall mean, collectively, the Patent Security Agreements made in favor of the Collateral Agent, on behalf of the Secured Parties, from time to time.
     “Payment Date” shall mean the last day of each Eurodollar Advance Period for a Eurodollar Advance.
     “PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
     “Permitted Asset Swap” shall mean one or more contemporaneous sales, by a Borrower Party with an un-Affiliated third party of non-current assets in exchange for (a)

non-current assets that will be used or useful in a Permitted Business, (b) substantially all the assets of a Permitted Business or (c) a majority of Equity Interests of any Person engaged in a Permitted Business that will become on the date of the acquisition thereof a Subsidiary and comply with the provisions of Section 6.18.
     “Permitted Business” shall mean the lines of business conducted by the Borrower Parties and their Subsidiaries on the Agreement Date and any lines of business reasonably related, complementary, ancillary or incidental thereto.
     “Permitted Discretion” shall mean a determination made in the exercise of reasonable commercial discretion (from the perspective of a secured asset-based lender) in accordance with the Administrative Agent’s customary or generally applicable credit policies.
     “Permitted Liens” shall mean, as applied to any Person:
     (a) Any Lien in favor of the Collateral Agent or any other member of the Lender Group given to secure the Secured Obligations;
     (b) (i) Liens on real estate for real estate taxes not yet delinquent and (ii) Liens for taxes, assessments, judgments, governmental charges or levies, or claims not yet delinquent or the non-payment of which is being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been set aside on such Person’s books;
     (c) Liens of carriers, warehousemen, mechanics, laborers, suppliers, workers and materialmen incurred in the ordinary course of business for sums not yet due or being diligently contested in good faith, if such reserve or appropriate provision, if any, as shall be required by GAAP shall have been made therefor;
     (d) Liens incurred in the ordinary course of business in connection with worker’s compensation and unemployment insurance or other types of social security benefits;
     (e) easements, rights-of-way, restrictions (including zoning or deed restrictions), and other similar encumbrances on the use of real property which in the reasonable opinion of the Administrative Agent do not interfere with the ordinary conduct of the business of such Person;
     (f) purchase money security interests and Liens securing Capitalized Lease Obligations provided that such Lien attaches only to the asset so purchased or leased by such Person and secures only Funded Debt incurred by such Person in order to purchase or lease such asset, but only to the extent permitted by Section 8.1(d);

     (g) deposits to secure the performance of bids, trade contracts, tenders, sales, licenses, leases, statutory obligations, surety and appeal bonds, performance bonds, letters of credit permitted by this Agreement and other obligations of a like nature incurred in the ordinary course of business;
     (h) Liens on assets of the Borrower Parties existing as of the Agreement Date which are set forth on Schedule 1.1(c);
     (i) with respect to Collateral consisting of real property, Liens that are exceptions to the commitments for title insurance issued in connection with the Mortgage, as accepted by the Administrative Agent in its sole and absolute discretion;
     (j) statutory Liens in favor of landlords with respect to assets at leased premises in a state that provides for statutory Liens in favor of landlords or Liens arising under leases entered into by a Borrower Party in the ordinary course of business or other Liens imposed by law;
     (k) normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions holding such deposits;
     (l) leases, licenses (including licenses of IP Rights) or subleases granted to others in accordance with the terms of the applicable Security Documents, not interfering in any material respect with the ordinary conduct of business of any Borrower Party or any Subsidiary thereof and not resulting in any material diminution in the Collateral as security for the Obligations;
     (m) any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) solely evidencing such lessor’s interest under, leases permitted by this Agreement;
     (n) deposits in anticipation of any acquisition of any property or assets permitted by this Agreement, in an amount not to exceed ten percent (10%) of the purchase price for such acquisition;
     (o) Liens securing judgments for the payment of money not constituting an Event of Default;
     (p) Liens securing Permitted Secured Acquisition Indebtedness;
     (q) Liens on property of a Person in an amount not to exceed $15,000,000 outstanding at any time, in each case, existing at the time (i) such Person is merged with or into or consolidated with a Borrower Party, or (ii) such property is acquired by a Borrower Party; provided, that such Liens were in existence prior to the contemplation of such merger or consolidation or acquisition and do not extend to any assets other than those of the Person merged into or consolidated with, or the property acquired by, such Borrower Party;
     (r) Liens securing additional obligations in a principal amount not to exceed $10,000,000 outstanding at any time; and
     (s) Liens securing Permitted Refinancing Indebtedness, but only to the extent the Lien securing the Funded Debt being refinanced is permitted by Section 8.3.
     “Permitted Refinancing Indebtedness” shall mean any Funded Debt of the Borrower Parties or their Subsidiaries issued in exchange for, or the net cash proceeds of which are used to extend, refinance, renew, replace, defease or refund other Funded Debt of the Borrower Parties or their Subsidiaries (other than Funded Debt owed to the Borrower Parties or their Subsidiaries); provided, that (a) the amount of such Permitted Refinancing Indebtedness shall not exceed the amount of the Funded Debt so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued and unpaid interest thereon and the amount of any reasonably determined premium necessary to accomplish such refinancing and such reasonable expenses incurred in connection therewith), (b) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Funded Debt being extended, refinanced, renewed, replaced, defeased or refunded, (c) if the Funded Debt being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Obligations, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Obligations, on terms at least as favorable, taken as a whole, to the Lender Group, in the reasonable judgment of the Administrative Agent, as those contained in the documentation governing such Funded Debt being extended, refinanced, renewed, replaced, defeased or refunded, (d) if the Funded Debt being extended, refinanced, renewed, replaced, defeased or refunded is Pari Passu Debt, such Permitted Refinancing Indebtedness ranks equally in right of payment with, or is subordinated in right of payment to, the Obligations and (e) such Funded Debt is incurred by either (i) the Borrower Party, or Subsidiary thereof, that is the obligor on the Funded Debt being extended, refinanced, renewed, replaced, defeased or refunded or (ii) a Borrower Party.
     “Permitted Secured Acquisition Indebtedness” shall mean Funded Debt permitted by Section 8.1, the proceeds of which are used to consummate an acquisition or merger permitted by Section 8.7(c) or Section 8.7(d), which Funded Debt may be secured equally and ratably on a first-lien basis which the Obligations by Liens on the Collateral.
     “Person” shall mean an individual, corporation, partnership, trust, joint stock company, limited liability company, unincorporated organization, other legal entity or joint venture or a government or any agency or political subdivision thereof.
     “Plan” shall mean an employee benefit plan within the meaning of Section 3(3) of ERISA that any Borrower Party (or, with respect to any Title IV Plan, any ERISA

Affiliate) maintains, contributes to or has an obligation to contribute to or has maintained, contributed to or had an obligation to contribute to at any time within the past six (6) years on behalf of participants who were employed by any Borrower Party (or, with respect to any Title IV Plan, any ERISA Affiliate).
     “Pro Forma Basis” shall mean for purposes of determining compliance with the Financial Covenants and the defined terms relating thereto, giving pro forma effect to any acquisition or sale of a Person, all or substantially all of the business or assets of a Person, and any related incurrence, repayment or refinancing of Funded Debt, Capital Expenditures or other related transactions, including pro forma adjustments arising out of events that are directly attributable to such transaction, are factually supportable and are expected to have a continuing impact, as certified by the chief financial officer of the Administrative Borrower and reasonably satisfactory to the Administrative Agent, in each case, as if such acquisition or sale and related transactions were realized on the first day of the relevant period.
     “Property” shall mean any real property or personal property, plant, building, facility, structure, underground storage tank or unit, equipment, inventory or other asset owned, leased or operated by the Borrower Parties, their Subsidiaries or any of them (including, without limitation, any surface water thereon or adjacent thereto, and soil and groundwater thereunder).
     “PUC” shall mean any state regulatory agency or body that exercises jurisdiction over the interstate rates or services or the ownership, construction or operation of any long distance network facility or telecommunications system or over Persons who own, construct or operate a network facility or telecommunications system used to provide interstate services, in each case, by reason of the nature or type of the business subject to regulation and not pursuant to laws and regulations of general applicability to Person conducting business in such state.
     “Register” shall have the meaning specified in Section 11.5(c).
     “Recapitalization Transaction” shall mean the entry by the Borrower Parties into this Agreement and the Senior Note Documents, the incurrence of the Obligations and the Senior Note Indebtedness, the concurrent repayment and termination of the Existing Credit Agreement, certain corporate structure reorganizations of the Borrower Parties occurred prior to, on and, to the extent permitted by this Agreement, after the Agreement Date, and certain transactions, agreements and other actions relating thereto.
     “Reimbursement Obligations” shall mean the payment obligations of the Borrowers under Section 2.15(d).
     “Replacement Event” shall have the meaning specified in Section 11.16.
     “Replacement Lender” shall have the meaning specified in Section 11.16.

     “Request for Advance” shall mean any certificate signed by an Authorized Signatory of the Administrative Borrower requesting a new Advance hereunder, which certificate shall be denominated a “Request for Advance,” and shall be in substantially the form of Exhibit E. Each Request for Advance shall, among other things, specify the date of the Advance, which shall be a Business Day, the amount of the Advance, and the type of Advance.
     “Request for Issuance of Letter of Credit” shall mean any certificate signed by an Authorized Signatory of the Administrative Borrower requesting that the Issuing Bank issue a Letter of Credit hereunder, which certificate shall be in substantially the form of Exhibit F, and shall, among other things, (a) specify that the requested Letter of Credit is either a Commercial Letter of Credit or a Standby Letter of Credit, (b) the stated amount of the Letter of Credit (which shall be in Dollars), (c) the effective date (which shall be a Business Day) for the issuance of such Letter of Credit, (d) the date on which such Letter of Credit is to expire (which shall be a Business Day and which shall be subject to Section 2.15(a)), (e) the Person for whose benefit such Letter of Credit is to be issued, (f) other relevant terms of such Letter of Credit, and (g) the Available Letter of Credit Amount as of the scheduled date of issuance of such Letter of Credit.
     “Required PUC Consent Applications” shall mean all applications or petitions to be filed by the Borrower Parties with respect to the applicable PUC seeking the Required PUC Consents, which applications shall be in proper form for filing with the applicable PUC and shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent.
     “Required PUC Consents” shall mean all consents, orders and approvals of the applicable PUC required in connection with the consummation of the transactions contemplated by this Agreement.
     “Restricted Payment” shall mean (a) Dividends, (b) loans to CII or Parent by any other Borrower Party, (c) any payment of management, consulting or similar fees payable by any Borrower Party or any Subsidiary of a Borrower Party to any Affiliate and (d) any redemption, purchase, retirement, defeasance, sinking fund or similar payment or any claim of rescission with respect to any Equity Interest of any Borrower Party.
     “Restricted Purchase” shall mean any payment on account of the purchase, redemption, or other acquisition or retirement of any shares of Equity Interests of Parent.
     “Retiree Welfare Plan” shall mean a Plan that is an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA that provides for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant’s termination of employment, other than continuation coverage provided pursuant to Code Section 4980B (or applicable state law mandating health insurance continuation coverage for employees) and at the sole expense of the participant or the beneficiary.

     “Revolving Commitment Ratio” shall mean, with respect to any Lender, the ratio, expressed as a percentage, of (a) the portion of the Revolving Loan Commitment of such Lender, divided by (b) the Revolving Loan Commitment of all Lenders, which, as of the Agreement Date, are set forth (together with Dollar amounts thereof) on Schedule 1.1(a); provided that for purposes of Section 2.18(b) and Section 2.18(c), the calculation of “Revolving Commitment Ratio” shall exclude the portion of the Revolving Loan Commitment of any Defaulting Lender to the extent its Swing Loan exposure or Letter of Credit exposure is reallocated to the non-Defaulting Lenders.
     “Revolving Loan Commitment” shall mean the several obligations of the Lenders to advance the aggregate amount of up to $75,000,000 to the Borrowers on or after the Agreement Date, in accordance with their respective Revolving Commitment Ratios, pursuant to the terms of this Agreement, as such amount may be reduced from time to time pursuant to the terms of this Agreement or increased pursuant to Section 2.17.
     “Revolving Loan Notes” shall mean those certain promissory notes issued by the Borrowers to each of the Lenders that requests a promissory note, in accordance with each such Lender’s Revolving Commitment Ratio of the Revolving Loan Commitment, in substantially in the form of Exhibit G.
     “Revolving Loans” shall mean, collectively, the amounts (other than Agent Advances and Swing Loans) advanced from time to time by the Lenders to the Borrowers under the Revolving Loan Commitment, not to exceed the amount of the Revolving Loan Commitment.
     “Sanctioned Country” shall mean a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/sanctions/index.html, or as otherwise published from time to time.
     “Sanctioned Person” shall mean (i) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treas.gov/offices/eottfc/ofac/sdn/index.html, or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.
     “S&P” shall mean Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc., or any successor thereto.
     “SEA” shall mean the Securities and Exchange Act of 1934 and the rules promulgated thereunder by the Securities and Exchange Commission, as amended from time to time or any similar Federal law then in force.

     “Secured Obligations” shall mean, collectively, the Obligations and the Senior Note Indebtedness.
     “Secured Parties” shall mean, collectively, the Lender Group, the Trustee and the holders of the Senior Note Indebtedness.
     “Securities Act” shall mean the Securities Act of 1933, as amended, or any similar Federal law then in force.
     “Security Agreement” shall mean that certain Security Agreement dated as of the Agreement Date among the Borrower Parties and the Collateral Agent, on behalf of and for the benefit of, the Secured Parties, in form and substance satisfactory to Collateral Agent.
     “Security Documents” shall mean, collectively, the Copyright Security Agreements, the Mortgages, the Patent Security Agreements, the Security Agreement, the Trademark Security Agreements, all documents executed in connection with the Federal Assignment of Claims Act of 1940 (if any), all UCC-1 financing statements and any other document, instrument or agreement granting Collateral for the Obligations, as the same may be amended or modified from time to time.
     “Senior Note Documents” shall mean the Indenture and the Security Documents (as defined in the Indenture), in form and substance satisfactory to the Administrative Agent.
     “Senior Note Indebtedness” shall mean all outstanding principal and interest, including any default interests, on the senior secured notes of the Borrowers, issued pursuant to the Indenture.
     “Senior Secured Leverage Ratio” shall mean, with respect to the Borrowers and their Subsidiaries, on a consolidated basis for any period, the ratio of (1) the aggregate amount of all Funded Debt for Borrowed Money of the Borrower Parties as of the last day of such period constituting senior debt that is not subordinated in right of payment to the Obligations, and is secured by Liens on the Collateral or any material portion thereof that are not subordinated to the Liens on such portion of the Collateral securing the Obligations, to (b) Annualized EBITDA for such period.
     “Sole Lead Arranger” shall mean SunTrust Robinson Humphrey, Inc.
     “Specified Fiber-to-Tower Capex” shall mean Fiber-to-Tower Capex incurred by the Borrower Parties, but shall exclude any such Fiber-to-Tower Capex incurred by the Borrower Parties, in aggregate, in excess of the amounts set forth in the table below for the applicable periods set forth in such table:

Specified Fiber-to-Tower Capex
Period	shall not exceed:
Calendar year ending December 31, 2010	$40,000,000
Calendar year ending December 31, 2011	$20,000,000
Calendar year ending December 31, 2012	$20,000,000
Calendar year ending December 31, 2013	$10,000,000
     ; provided, however, that if during any calendar year the amount of Fiber-to-Tower Capex is less than the maximum amount set forth in the table above for such calendar year, one hundred percent (100%) of such unutilized amount (inclusive of any amounts carried over from prior calendar years) may be counted as Specified Fiber-to-Tower Capex in the succeeding calendar year.
     “Standby Letter of Credit” shall mean a Letter of Credit issued to support obligations of any Borrower Party incurred in the ordinary course of its business, and which is not a Commercial Letter of Credit.
     “State PUC License” shall mean any license, certificate or other authorization issued by any PUC to permit the Borrower Parties or their Subsidiaries to offer intrastate telecommunications services in the state.
     “State Telecommunications Laws” shall mean the statutes of the states of the United States and the District of Columbia governing the provisions of telecommunications services and the rules, regulations and published policies, procedures, orders and decisions of the applicable PUC.
     “Subordinated Funded Debt” shall mean Funded Debt of any or all Borrower Parties that is subordinated in right of payment to the Obligations on terms and conditions satisfactory to the Administrative Agent.
     “Subsidiary” shall mean, as applied to any Person, (a) any corporation of which more than fifty percent (50%) of the outstanding stock (other than directors’ qualifying shares) having ordinary voting power to elect a majority of its board of directors, regardless of the existence at the time of a right of the holders of any class or classes of securities of such corporation to exercise such voting power by reason of the happening of any contingency, or any partnership or limited liability company of which more than fifty percent (50%) of the outstanding partnership interests or membership interests, as the case may be, is at the time owned by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person, and (b) any other entity which is controlled or capable of being controlled by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person.

     “Subsidiary Guarantors” shall mean all Subsidiaries of the Borrowers signatory to this Agreement as a “Guarantor” and all Subsidiaries of the Borrowers that have executed and delivered a Guaranty Supplement.
     “Swing Bank” shall mean SunTrust Bank, or any other Lender who shall agree with the Administrative Agent to act as Swing Bank.
     “Swing Loans” shall mean, collectively, the amounts advanced from time to time by the Swing Bank to the Borrowers under the Revolving Loan Commitment in accordance with Section 2.2(g).
     “Swingline Rate” shall mean the rate offered to the Borrowers by the Administrative Agent and accepted by the Administrative Borrower with respect to Swing Loans; provided, however, the Administrative Borrower is under no obligation to accept the rate offered by the Administrative Agent and the Administrative Agent is under no obligation to fund any Swing Loans.
     “Taxes” shall have the meaning specified in Section 2.8(b)(i).
     “Telecommunication Assets” shall mean (a) all interest of any Person in any kind of property or asset, whether real, personal or mixed, tangible or intangible (other than cash or Cash Equivalents), including Equity Interests, used in the Telecommunications Business or (b) the Equity Interests of any Person engaged primarily in the Telecommunications Business.
     “Telecommunications Business” shall mean the business of (a) transmitting or providing services relating to the transmission of voice, video or data through transmission facilities, (b) constructing, creating, developing or producing communications networks, related network transmission, equipment, software, devices and content for use in a communications or content distribution business or (c) evaluating, participating or pursing any other activity or opportunity that is primarily related to clause (a) or (b) above.
     “Title IV Plan” shall mean a Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA, that is covered by Title IV of ERISA.
     “Trademark Security Agreements” shall mean, collectively, the Trademark Security Agreements made in favor of the Collateral Agent, on behalf of the Secured Parties, from time to time.
     “Trustee” shall mean The Bank of New York Mellon Trust Company, N.A.
     “UCC” shall mean the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, that to the extent that the UCC is used to define any term herein and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, the Administrative Agent’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.
     “Unfunded Pension Liability” shall mean at any time, the aggregate amount, if any, of the sum of (a) the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions for funding purposes in effect under such Title IV Plan, and (b) for a period of five (5) years following a transaction which might reasonably be expected to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by any Borrower Party or any ERISA Affiliate as a result of such transaction.
     “Uniform Customs” shall mean the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, as the same may be amended from time to time.
     “Unused Line Fee” shall have the meaning specified in Section 2.4(b).
     “US” or “United States” shall mean the United States of America, including the District of Columbia and its possessions and territories.
     “USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001), as the same has been, or shall hereafter be, renewed, extended, amended or replaced.
     “Voidable Transfer” shall have the meaning specified in Section 11.18.
     “Weighted Average Life to Maturity” shall mean, when applied to any Funded Debt at any date, the number of years obtained by dividing (a) the sum of the product obtained by multiplying (i) the amount of each then-remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (b) the then outstanding principal amount of such Funded Debt.
     “Zayo” has the meaning specified in the preamble.

     “Zayo Capital” has the meaning specified in the preamble.
     Section 1.2 Accounting Principles. The classification, character and amount of all assets, liabilities, capital accounts and reserves and of all items of income and expense to be determined, and any consolidation or other accounting computation to be made, and the interpretation of any definition containing any financial term, pursuant to this Agreement shall be determined and made in accordance with GAAP consistently applied, unless such principles are inconsistent with the express requirements of this Agreement; provided that if because of a change in GAAP after the date of this Agreement any Borrower or any of its Subsidiaries would be required to alter a previously utilized accounting principle, method or policy in order to remain in compliance with GAAP, such determination shall continue to be made in accordance with such Borrower’s or such Subsidiary’s previous accounting principles, methods and policies. All accounting terms used herein without definition shall be used as defined under GAAP. All financial calculations hereunder shall, unless otherwise stated, be determined for the Borrowers on a consolidated basis with their Subsidiaries.
     Section 1.3 Other Interpretive Matters. Each definition of an agreement in this Article 1 shall include such instrument or agreement as amended, restated, supplemented or otherwise modified from time to time with, if required, the prior written consent of the Majority Lenders, except as provided in Section 11.12 and otherwise to the extent permitted under this Agreement and the other Loan Documents. Except where the context otherwise requires, definitions imparting the singular shall include the plural and vice versa. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless otherwise specifically provided herein. References in this Agreement to “Articles”, “Sections”, “Schedules” or “Exhibits” shall be to Articles, Sections, Schedules or Exhibits of or to this Agreement unless otherwise specifically provided. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, whether or not so expressly stated in each such instance, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. “Writing”, “written” and comparable terms refer to printing, typing, computer disk, e-mail and other means of reproducing words in a visible form. Except where otherwise specifically restricted, reference to a party to a Loan Document includes that party and its successors and assigns. All terms used herein which are defined in Article 9 of the UCC and which are not otherwise defined herein shall have the same meanings herein as set forth therein.

ARTICLE 2.
THE LOANS AND THE LETTERS OF CREDIT
     Section 2.1 Extension of Credit. Subject to the terms and conditions of, and in reliance upon the representations and warranties made in, this Agreement and the other Loan Documents, the Lenders agree, severally in accordance with their respective Revolving Commitment Ratios, and not jointly, to extend credit to the Borrowers in an aggregate principal amount not to exceed the Revolving Loan Commitment.
          (a) The Revolving Loans. Each Lender agrees, severally in accordance with its Revolving Commitment Ratio and not jointly with the other Lenders, upon the terms and subject to the conditions of this Agreement, to lend and relend to the Borrowers, from time to time on any Business Day prior to the Maturity Date, amounts which do not exceed such Lender’s ratable share (based upon such Lender’s Revolving Commitment Ratio) of Availability, as of such Business Day. Subject to the terms and conditions hereof and prior to the Maturity Date, Advances under the Revolving Loan Commitment may be repaid and reborrowed from time to time on a revolving basis.
          (b) The Letters of Credit. Subject to the terms and conditions of this Agreement, the Issuing Bank agrees to issue Letters of Credit for the account of the Borrower Parties, from time to time on any Business Day prior to the date thirty (30) days prior to the Maturity Date, pursuant to Section 2.15 in an aggregate outstanding face amount not to exceed, with respect to the issuance of any individual Letter of Credit as of any date of determination, the Available Letter of Credit Amount as of such date of determination.
          (c) The Swing Loans. Subject to the terms and conditions of this Agreement, the Swing Bank, in its sole discretion, may from time to time on any Business Day after the Agreement Date but prior to the Maturity Date, make Swing Loans to the Borrowers (i) in an amount not to exceed Availability, to the extent in effect at such time of determination, as of such Business Day and (ii) in an aggregate amount (including all Swing Loans outstanding as of such Business Day) not to exceed the lesser of (A) the excess of (1) the Swing Bank’s ratable share (in accordance with its Revolving Commitment Ratio) of the Revolving Loan Commitment less (2) the sum of the aggregate outstanding principal amount of Swing Loans and Revolving Loans made by it and the Swing Bank’s ratable share (in accordance with its Revolving Commitment Ratio) of the outstanding Letter of Credit Obligations and Agent Advances, or (B) $10,000,000.
          (d) Overadvances. If at any time the amount of the Aggregate Revolving Credit Obligations exceeds the Revolving Loan Commitment or any other applicable limitation set forth in this Agreement (including, without limitation, the limitations on Swing Loans, Agent Advances and Letters of Credit) such excess (an “Overadvance”) shall nevertheless constitute a portion of the Obligations that are secured by the Collateral and are entitled to all benefits thereof. In no event, however, shall the Borrowers have any right whatsoever to (i) receive any Revolving Loan, (ii) receive any Swing Loan, or (iii) request the issuance of any Letter of Credit if, before or after giving effect thereto, there shall exist a Default. In the event that (1) the Lenders shall make any Revolving Loans, (2) the Swing Bank shall make any Swing Loan, (3) the Administrative Agent shall make any Agent Advances or (4) the Issuing Bank shall agree to the issuance of any Letter of Credit, which in any such case gives rise to an Overadvance, the Borrowers shall make, on demand, a payment on the Obligations to be applied to the Revolving Loans, the Swing Loans, the Agent Advances and the Letter of Credit Reserve Account, as appropriate, in an aggregate principal amount equal to such Overadvance.
          (e) Agent Advances.
               (i) Subject to the limitations set forth below and notwithstanding anything else in this Agreement to the contrary, the Administrative Agent is authorized by the Borrowers and the Lenders, from time to time in the Administrative Agent’s sole discretion, (A) at any time that a Default exists, (B) at any time that any of the other conditions precedent set forth in Article 4 have not been satisfied, or (C) at any time an Overadvance exists or would result from any Agent Advance (as defined below), to make Base Rate Advances to the Borrowers on behalf of the Lenders in an aggregate amount outstanding at any time not to exceed (together with the amount of Swing Loans made pursuant to Section 2.1(c) then outstanding) $2,000,000, which the Administrative Agent, in its reasonable business judgment, deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, (2) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (3) to pay any other amount chargeable to the Borrowers pursuant to the terms of this Agreement, including costs, fees and expenses as provided under this Agreement (any of such advances are herein referred to as “Agent Advances”); provided, that the Majority Lenders may at any time revoke the Administrative Agent’s authorization to make Agent Advances. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. The Administrative Agent shall promptly provide to the Administrative Borrower written notice of any Agent Advance. In no event shall the Aggregate Revolving Credit Obligations, after giving effect to any Agent Advance, exceed the Revolving Loan Commitment.
               (ii) The Agent Advances shall be secured by the Collateral and shall constitute Obligations hereunder. Each Agent Advance shall bear interest as a Base Rate Advance. Each Agent Advance shall be subject to all terms and conditions of this Agreement and the other Loan Documents applicable to Revolving Loans, except that all payments thereon shall be made to the Administrative Agent solely for its own account and the making of any Agent Advance shall not require the consent of the Borrowers.

The Administrative Agent shall have no duty or obligation to make any Agent Advance hereunder.
               (iii) The Administrative Agent shall notify each Lender no less frequently than weekly, as determined by the Administrative Agent, of the principal amount of Agent Advances outstanding as of 12:00 noon (New York, New York time) as of such date, and each Lender’s pro rata share thereof. Each Lender shall before 2:00 p.m. (New York, New York time) on such Business Day make available to the Administrative Agent, in immediately available funds, the amount of its pro rata share of such principal amount of Agent Advances outstanding. Upon such payment by a Lender, such Lender shall be deemed to have made a Revolving Loan to the Borrowers, notwithstanding any failure of the Borrowers to satisfy the conditions in Section 4.3. The Administrative Agent shall use such funds to repay the principal amount of Agent Advances. Additionally, if at any time any Agent Advances are outstanding, any of the events described in Section 9.1(g) or 9.1(h) shall have occurred, then each Lender shall automatically, upon the occurrence of such event, and without any action on the part of the Administrative Agent, the Borrowers or the Lenders, be deemed to have purchased an undivided participation in the principal and interest of all Agent Advances then outstanding in an amount equal to such Lender’s Revolving Commitment Ratio and each Lender shall, notwithstanding such Event of Default, immediately pay to the Administrative Agent in immediately available funds, the amount of such Lender’s participation (and upon receipt thereof, the Administrative Agent shall deliver to such Lender, a loan participation certificate dated the date of receipt of such funds in such amount). The disbursement of funds in connection with the settlement of Agent Advances hereunder shall be subject to the terms and conditions of Section 2.2(e).
     Section 2.2 Manner of Borrowing and Disbursement of Loans.
          (a) Choice of Interest Rate, etc. Any Advance shall, at the option of the Borrowers, be made either as a Base Rate Advance or as a Eurodollar Advance (except for the first three (3) Business Days after the Agreement Date, during which period the Loans shall bear interest as a Base Rate Advance); provided, however, that (i) if the Administrative Borrower fails to give the Administrative Agent written notice specifying whether a Eurodollar Advance is to be repaid, continued or converted on a Payment Date, such Advance shall be converted to a Base Rate Advance on the Payment Date in accordance with Section 2.3(a)(iii), (ii) the Administrative Borrower may not select a Eurodollar Advance (A) on the Agreement Date, (B) with respect to Swing Loans, (C) with respect to an Advance, the proceeds of which are to reimburse the Issuing Bank pursuant to Section 2.15, or (D) if, at the time of such Advance or at the time of the continuation of, or conversion to, a Eurodollar Advance pursuant to Section 2.2(c), a Default exists, and the Administrative Agent has notified the Administrative Borrower that no Eurodollar Advances may be selected by the Administrative Borrower during the continuance of such Default, and (iii) all Agent Advances shall be made as Base Rate Advances. Any notice given to the Administrative Agent in connection with a requested Advance hereunder shall be given to the Administrative Agent prior to 11:00 a.m. (New York, New York time) in order for such Business Day to count toward the minimum number of Business Days required.
          (b) Base Rate Advances.
               (i) Initial and Subsequent Advances. The Administrative Borrower shall give the Administrative Agent in the case of Base Rate Advances irrevocable notice by telephone not later than 11:00 a.m. (New York, New York time) one Business Day prior to the date of such Base Rate Advance and shall immediately confirm any such telephone notice with a written Request for Advance; provided, however, that the failure by the Administrative Borrower to confirm any notice by telephone with a written Request for Advance shall not invalidate any notice so given. Except as otherwise provided in Section 2.2(f), each Base Rate Advance shall be in a principal amount of no less than $1,000,000 an in an integral multiple of $100,000 in excess thereof.
               (ii) Repayments and Conversions. The Borrowers may (A) subject to Section 2.5, at any time without prior notice repay a Base Rate Advance, or (B) upon at least three (3) Business Days’ irrevocable prior written notice by the Administrative Borrower to the Administrative Agent in the form of a Notice of Conversion/Continuation, convert all or a portion of the principal thereof to one or more Eurodollar Advances. Upon the date indicated by the Administrative Borrower, such Base Rate Advance shall be so repaid or converted.
          (c) Eurodollar Advances.
               (i) Initial and Subsequent Advances. The Administrative Borrower shall give the Administrative Agent in the case of Eurodollar Advances irrevocable notice by telephone not later than 11:00 a.m. (New York, New York time) three (3) days prior to the date of such Eurodollar Advance and shall immediately confirm any such telephone notice with a written Request for Advance; provided, however, that the failure by the Administrative Borrower to confirm any notice by telephone with a written Request for Advance shall not invalidate any notice so given.
               (ii) Repayments, Continuations and Conversions. At least three (3) Business Days prior to each Payment Date for a Eurodollar Advance, the Administrative Borrower shall give the Administrative Agent written notice in the form of a Notice of Conversion/Continuation specifying whether all or a portion of such Eurodollar Advance outstanding on such Payment Date is to be continued in whole or in part as one or more new Eurodollar Advances and also specifying the new Eurodollar Advance Period applicable to each such new Eurodollar Advance (and subject to the provisions of this Agreement, upon such Payment Date, such Eurodollar Advance shall be so continued). Upon such Payment Date, any Eurodollar Advance (or portion thereof)

not so continued shall be converted to a Base Rate Advance or, subject to Section 2.5, be repaid.
               (iii) Miscellaneous. Notwithstanding any term or provision of this Agreement which may be construed to the contrary, each Eurodollar Advance shall be in a principal amount of no less than $5,000,000 and in an integral multiple of $1,000,000 in excess thereof, and at no time shall the aggregate number of all Eurodollar Advances then outstanding exceed six (6).
          (d) Notification of Lenders. Upon receipt of (i) a Request for Advance or a telephone, telecopy or deemed request for Advance, (ii) notification from the Issuing Bank that a draw has been made under any Letter of Credit (unless the Issuing Bank will be reimbursed through the funding of a Swing Loan), or (iii) notice from the Administrative Borrower with respect to the prepayment of any outstanding Eurodollar Advance prior to the Payment Date for such Advance, the Administrative Agent shall promptly notify each Lender by telephone or telecopy of the contents thereof and the amount of each Lender’s portion of any such Advance. Each Lender shall, not later than 1:00 p.m. (New York, New York time) on the date specified for such Advance (under clause (i) or (ii) of this Section 2.2 (d)) in such notice, make available to the Administrative Agent at the Administrative Agent’s Office, or at such account as the Administrative Agent shall designate, the amount of such Lender’s portion of the Advance in immediately available funds.
          (e) Disbursement. Prior to 3:00 p.m. (New York, New York time) on the date of an Advance hereunder, the Administrative Agent shall, subject to the satisfaction of the conditions set forth in Article 4, disburse the amounts made available to the Administrative Agent by the Lenders in like funds by (i) transferring the amounts so made available by wire transfer to the Disbursement Account or (ii) in the case of an Advance the proceeds of which are to reimburse the Issuing Bank pursuant to Section 2.15, transferring such amounts to such Issuing Bank. Unless the Administrative Agent shall have received notice from a Lender prior to 12:00 noon (New York, New York time) on the date of any Advance that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Advance, the Administrative Agent may assume that such Lender has made or will make such portion available to the Administrative Agent on the date of such Advance and the Administrative Agent may, in its sole discretion and in reliance upon such assumption, make available to the Borrowers or the Issuing Bank, as applicable, on such date a corresponding amount. If and to the extent such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrowers or the Issuing Bank, as applicable, until the date such amount is repaid to the Administrative Agent, (x) for the first two (2) Business Days, at the Federal Funds Rate for such Business Days, and (y) thereafter, at the Base Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s portion of the applicable Advance for purposes of this Agreement and if both such Lender and the Borrowers shall pay and repay such corresponding amount, the Administrative Agent shall promptly relend to the Borrowers such corresponding amount. If such Lender does not repay such corresponding amount immediately upon the Administrative Agent’s demand therefor, the Administrative Agent shall notify the Administrative Borrower and the Borrowers shall immediately pay such corresponding amount to the Administrative Agent. The failure of any Lender to fund its portion of any Advance shall not relieve any other Lender of its obligation, if any, hereunder to fund its respective portion of the Advance on the date of such borrowing, but no Lender shall be responsible for any such failure of any other Lender. In the event that a Lender for any reason fails or refuses to fund its portion of an Advance in violation of this Agreement, then, until such time as such Lender has funded its portion of such Advance, or all other Lenders have received payment in full (whether by repayment or prepayment) of the principal and interest due in respect of such Advance, such non-funding Lender shall not (i) have the right to vote regarding any issue on which voting is required or advisable under this Agreement or any other Loan Document and, with respect to any such Lender, the amount of the Revolving Loan Commitment or Loans, as applicable, held by such Lender shall not be counted as outstanding for purposes of determining “Majority Lenders” hereunder, and (ii) be entitled to receive any payments of principal, interest or fees from the Borrowers or the Administrative Agent (or the other Lenders) in respect of its Loans.
          (f) Deemed Requests for Advance. Unless payment is otherwise timely made by the Borrowers, the becoming due of any amount required to be paid under this Agreement or any of the other Loan Documents as principal, interest, reimbursement obligations in connection with Letters of Credit, premiums, fees, reimbursable expenses or other sums payable hereunder shall be deemed irrevocably to be a Request for Advance on the due date of, and in an aggregate amount required to pay, such principal, interest, reimbursement obligations in connection with Letters of Credit, premiums, fees, reimbursable expenses or other sums payable hereunder, and the proceeds of a Revolving Loan made pursuant thereto may be disbursed by way of direct payment of the relevant Obligation and shall bear interest as a Base Rate Advance. The Lenders shall have no obligation to the Borrowers to honor any deemed Request for Advance under this Section 2.2(f) unless all the conditions set forth in Section 4.2 have been satisfied, but, with the consent of the Lenders required under the last sentence of Section 4.2, may do so in their sole discretion and without regard to the existence of, and without being deemed to have waived, any Default and without regard to the existence or creation of an Overadvance or the failure by the Borrowers to satisfy any of the conditions set forth in Section 4.2. No further authorization, direction or approval by the Borrowers shall be required to be given by the Borrowers for any deemed Request for Advance under this Section 2.2(f). The Administrative Agent shall promptly provide to the Administrative Borrower written notice of any Advance pursuant to this Section 2.2(f).

          (g) Special Provisions Pertaining to Swing Loans.
               (i) The Administrative Borrower shall give the Swing Bank written notice in the form of a Request for Advance, or notice by telephone no later than 12:00 noon. (New York, New York time) on the date on which the Borrowers wish to receive an Advance of any Swing Loan followed immediately by a written Request for Advance, with a copy to the Administrative Agent; provided, however, that the failure by the Administrative Borrower to confirm any notice by telephone with a written Request for Advance shall not invalidate any notice so given; provided further, however, that any request by the Administrative Borrower of a Base Rate Advance under the Revolving Loan Commitment shall be deemed to be a request for a Swing Loan unless the Administrative Borrower specifically requests otherwise. Each Swing Loan shall bear interest at the rate equal to the Swingline Rate. If the Swing Bank, in its sole discretion, elects to make the requested Swing Loan, the Swing Loan shall be made on the date specified in the notice or the Request for Advance and such notice or Request for Advance shall specify (i) the amount of the requested Swing Loan, and (ii) instructions for the disbursement of the proceeds of the requested Swing Loan. Each Swing Loan shall be subject to all the terms and conditions applicable to Revolving Loans, except that all payments thereon shall be payable to the Swing Bank solely for its own account. The Swing Bank shall have no duty or obligation to make any Swing Loans hereunder. The Swing Bank shall not make any Swing Loans if the Swing Bank has received written notice from any Lender (or the Swing Bank has actual knowledge) that one or more applicable conditions precedent set forth in Section 4.2 will not be satisfied (or waived pursuant to the last sentence of Section 4.2) on the requested Advance date. In the event the Swing Bank in its sole and absolute discretion elects to make any requested Swing Loan, the Swing Bank shall make the proceeds of such Swing Loan available to the Borrowers by deposit of Dollars in same day funds by wire transfer to the Disbursement Account. In the event that the Swing Bank informs the Administrative Agent that it will not make the requested Advance as a Swing Loan, then such request will be deemed a request for a Base Rate Advance under the Revolving Loan Commitment.
               (ii) The Swing Bank shall notify the Administrative Agent and each Lender no less frequently than weekly, as determined by the Administrative Agent, of the principal amount of Swing Loans outstanding as of 3:00 p.m. (New York, New York time) as of such date and each Lender’s pro rata share (based on its Revolving Commitment Ratio) thereof. Each Lender shall before 12:00 noon (New York, New York time) on the next Business Day make available to the Administrative Agent, in immediately available funds, the amount of its pro rata share (based on its Revolving Commitment Ratio) of such principal amount of Swing Loans outstanding. Upon such payment by a Lender, such Lender shall be deemed to have made a Revolving Loan to the Borrowers, notwithstanding any failure of the Borrowers to satisfy the conditions in Section 4.2. The Administrative Agent shall use such funds to repay the principal amount of Swing Loans to the Swing Bank. Additionally, if at any time any Swing Loans are outstanding, any of the events described in Section 9.1(g) or 9.1(h) shall have occurred, then each Lender shall automatically upon the occurrence of such event and without any action on the part of the Swing Bank, the Borrowers, the Administrative Agent or the Lenders be deemed to have purchased an undivided participation in the principal and interest of all Swing Loans then outstanding in an amount equal to such Lender’s Revolving Commitment Ratio of the principal and interest of all Swing Loans then outstanding and each Lender shall, notwithstanding such Event of Default, immediately pay to the Administrative Agent for the account of the Swing Bank in immediately available funds, the amount of such Lender’s participation (and upon receipt thereof, the Swing Bank shall deliver to such Lender a loan participation certificate dated the date of receipt of such funds in such amount). The disbursement of funds in connection with the settlement of Swing Loans hereunder shall be subject to the terms and conditions of Section 2.2(e).
          Section 2.3 Interest.
          (a) On Loans. Interest on the Loans, subject to Sections 2.3(b) and (c), shall be payable as follows:
               (i) On Base Rate Advances and Swing Loans. Interest on each Base Rate Advance and each Swing Loan shall be computed for the actual number of days elapsed on the basis of a hypothetical year of three hundred sixty five (365)/three hundred sixty six (366) days and shall be payable quarterly in arrears on the last day of each calendar quarter for the prior calendar quarter, commencing on March 31, 2010. Interest on Base Rate Advances and Swing Loans then outstanding shall also be due and payable on the Maturity Date (or the date of any earlier prepayment in full of the Obligations). Interest shall accrue and be payable on each Base Rate Advance at the simple per annum interest rate equal to the sum of (A) the Base Rate and (B) the Applicable Margin. Interest shall accrue and be payable on each Swing Loan at the simple per annum interest rate equal to the Swingline Rate.
               (ii) On Eurodollar Advances. Interest on each Eurodollar Advance shall be computed for the actual number of days elapsed on the basis of a hypothetical year of three hundred sixty (360) days and shall be payable in arrears on (x) the Payment Date for such Advance, and (y) if the Eurodollar Advance Period for such Advance is greater than three (3) months, on the last day of such three (3) month period and on the last day of the applicable Eurodollar Advance Period for such Advance. Interest on Eurodollar Advances then outstanding shall also be due and payable on the Maturity Date (or the date of any earlier prepayment in full of the Obligations). Interest shall accrue and be payable on each Eurodollar Advance at a rate per annum equal to the sum of (A) the Eurodollar Basis applicable to such Eurodollar Advance and (B) the Applicable Margin.
               (iii) If No Notice of Selection of Interest Rate. If the Administrative Borrower fails to give the Administrative Agent timely notice of its selection of a Eurodollar Basis, or if for any reason a determination of a Eurodollar Basis for any Advance is not timely concluded, the Base Rate shall apply to such Advance. If the Administrative Borrower fails to elect to continue any Eurodollar Advance then outstanding prior to the last Payment Date applicable thereto in accordance with the provisions of Section 2.2, as applicable, the Base Rate shall apply to such Advance commencing on and after such Payment Date.
          (b) Upon Default. Immediately upon the occurrence and during the continuance of an Event of Default, interest on the outstanding Obligations shall accrue at the Default Rate. Interest accruing at the Default Rate shall be payable on demand and in any event on the Maturity Date (or the date of any earlier prepayment in full of the Obligations) and shall accrue until the earliest to occur of (i) waiver of the applicable Event of Default in accordance with Section 11.12, (ii) agreement by the Majority Lenders to rescind the charging of interest at the Default Rate, or (iii) payment in full of the Obligations. The Lenders shall not be required to (A) accelerate the maturity of the Loans, (B) terminate the Revolving Loan Commitment, or (C) exercise any other rights or remedies under the Loan Documents in order to charge interest hereunder at the Default Rate.
          (c) Computation of Interest.
               (i) In computing interest on any Advance, the date of making the Advance shall be included and the date of payment shall be excluded; provided, however, that if an Advance is repaid on the date that it is made, one (1) day of interest shall be due with respect to such Advance.
               (ii) With respect to the computation of interest hereunder, the application of funds in any Blocked Account by the Administrative Agent to the Obligations shall be deemed made on the date of receipt of such funds so long as such funds are received prior to 2:00 p.m. (New York, New York time), if received after 2:00 p.m. (New York, New York time), such funds shall be deemed received on the next Business Day.
     Section 2.4 Fees.
          (a) Fee Letter. Each Borrower agrees, jointly and severally, to pay to the Administrative Agent such fees as are set forth in the Fee Letter.
          (b) Unused Line Fee. Each Borrower agrees, jointly and severally, to pay to the Administrative Agent, for the account of the Lenders in accordance with their respective Revolving Commitment Ratios, an unused line fee (“Unused Line Fee”) on the aggregate amount by which the Revolving Loan Commitment exceeded the sum of the average daily amount of Aggregate Revolving Credit Obligations (other than with respect to any Swing Loans and Agent Advances) for each day from the Agreement Date through the Maturity Date (or the date of any earlier prepayment in full of the Obligations), at a per annum rate equal to one half of one percent (0.50%). Such Unused Line Fee shall be computed on the basis of a hypothetical year of three hundred sixty five (365)/three hundred sixty six (366) days for the actual number of days elapsed, shall be payable in arrears on March 31, 2010 for the immediately preceding calendar month and thereafter shall be payable quarterly in arrears on the last day of each calendar quarter thereafter for the immediately preceding calendar quarter, and if then unpaid, on the Maturity Date (or the date of any earlier prepayment in full of the Obligations), and shall be fully earned when due and non-refundable when paid.
          (c) Letter of Credit Fees.
               (i) The Borrowers shall pay to the Administrative Agent for the account of the Lenders, in accordance with their respective Revolving Commitment Ratios, a fee on the undrawn amount of each outstanding Letter of Credit for each day such Letter of Credit is outstanding from the Date of Issue through the Maturity Date (or the date of any earlier prepayment in full of the Obligations) at a rate per annum on such amount equal to the Applicable Margin with respect to Eurodollar Advances in effect from time to time. Such Letter of Credit fee shall be computed on the basis of a hypothetical year of three hundred sixty (360) days for the actual number of days elapsed, shall be payable quarterly in arrears for each calendar quarter on the last day of the immediately succeeding calendar quarter, commencing on March 31, 2010, and if then unpaid, on the Maturity Date (or the date of any earlier prepayment in full of the Obligations), and shall be fully earned when due and non-refundable when paid.
               (ii) The Borrowers shall also pay to the Administrative Agent, for the account of the Issuing Bank, (A) a fee on the undrawn amount of each outstanding Letter of Credit for each day such Letter of Credit is outstanding from the Date of Issue through the expiration date of each such Letter of Credit (or any earlier prepayment in full of the Obligations) at a rate of one quarter of one percent (0.25%) per annum which fee shall be computed on the basis of a hypothetical year of three hundred sixty (360) days for the actual number of days elapsed, shall be payable quarterly in arrears on the last day of each calendar quarter for the immediately preceding calendar quarter, commencing on March 31, 2010 and, if then unpaid on the Maturity Date (or any earlier prepayment in full of the Obligations) and (B) any reasonable and customary fees charged by the Issuing Bank for issuance and administration of such Letters of Credit. The foregoing fees shall be fully earned when due, and non-refundable when paid.
          (d) Computation of Fees. In computing any fees payable under this Section 2.4, the first day of the applicable period shall be included and the date of the payment shall be excluded.
     Section 2.5 Prepayment/Reduction of Commitment.
          (a) The principal amount of any Base Rate Advance may be repaid in full or in part at any time, without penalty or prior notice. The principal amount of any Eurodollar Advance may be prepaid prior to the applicable Payment Date, upon three (3)

Business Days’ prior written notice to the Administrative Agent, provided that the Borrowers shall reimburse the Lenders and the Administrative Agent, on the earlier of demand or the Maturity Date, for any Funding Loss or reasonable out-of-pocket expense incurred by the Lenders or the Administrative Agent in connection with such prepayment, as set forth in Section 2.9. Each notice of prepayment of any Eurodollar Advance shall be irrevocable, and each prepayment or repayment made under this Section 2.5(a) shall include the accrued interest on the amount so prepaid or repaid. Upon receipt of any notice of repayment or prepayment, the Administrative Agent shall promptly notify each Lender of the contents thereof by telephone or telecopy and of such Lender’s portion of the repayment or prepayment. Notwithstanding the foregoing, the Borrowers shall not make any repayment or prepayment of the Revolving Loans unless and until the balance of the Swing Loans and the Agent Advances then outstanding is zero. Other than with respect to amounts required to be applied to the Loans pursuant to Section 2.6 or Section 6.13, repayments or prepayments of principal hereunder shall be in minimum amounts of, with respect to Base Rate Advances, $1,000,000 and integral multiples of $100,000 in excess thereof, and, with respect to Eurodollar Advances, $5,000,000, and integral multiples of $1,000,000 in excess thereof, or, if less, the entire outstanding amount of such Advance. Except as provided in Section 2.5(b), any repayment and prepayment of Advances outstanding under the Revolving Loan Commitment shall not reduce the Revolving Loan Commitment. Any prepayment of the Loans shall not affect the Borrowers’ obligation to continue to make payments under any swap agreement (as defined in 11 U.S.C. §101), including, without limitation, any such swap agreement that is a Lender Hedge Agreement, which shall remain in full force and effect notwithstanding such prepayment, subject to the terms of the applicable swap agreement.
          (b) The Borrowers shall have the right, at any time and from time to time after the Agreement Date and prior to the Maturity Date, upon at least ten (10) Business Days’ prior written notice to the Administrative Agent, without premium or penalty, to cancel or reduce permanently all or a portion of the Revolving Loan Commitment on a pro rata basis among the Lenders in accordance with their respective Revolving Commitment Ratios; provided, that (i) any such partial reduction be made in an amount not less than $1,000,000 and in integral multiples of $1,000,000 in excess thereof, (ii) the Revolving Loan Commitment may not be reduced to an amount below the then outstanding Letter of Credit Obligations and (iii) after giving effect to any partial reduction in the Revolving Loan Commitment, at least $25,000,000 of the Revolving Loan Commitment shall remain in place. As of the date of cancellation or reduction set forth in such notice, the Revolving Loan Commitment shall be permanently canceled or reduced to the amount stated in the Administrative Borrower’s notice for all purposes herein, and the Borrowers shall (i) pay to the Administrative Agent for the account of the Lenders the amount necessary to repay in full the principal amount of the Revolving Loans, Swing Loans and Agent Advances or reduce the principal amount of the Revolving Loans, Swing Loans and Agent Advances then outstanding to not more than the amount of the Revolving Loan Commitment as so reduced, together with accrued unpaid interest on the amount so prepaid and the Unused Line Fee accrued through the date of the reduction with respect to the amount reduced, and (ii) reimburse the Administrative Agent and the Lenders for any Funding Loss or reasonable out-of-pocket expense incurred by any of them in connection with such payment as set forth in Section 2.9 and (iii) in the case of cancellation of the Revolving Loan Commitment, shall secure the Letter of Credit Obligations through the delivery of cash collateral in an amount equal to one hundred five percent (105%) of the Letters of Credit Obligations.
     Section 2.6 Repayment.
          (a) The Revolving Loans. All unpaid principal and accrued interest on the Revolving Loans shall be due and payable in full on the Maturity Date. Notwithstanding the foregoing, however, in the event that at any time and for any reason there shall exist an Overadvance, the Borrowers shall pay to the Administrative Agent, on demand/in accordance with Section 2.1(d), an amount equal to the Overadvance, which payment shall constitute a mandatory payment of the Revolving Loans, Agent Advances, Swing Loans and Letter of Credit Reserve Account, as appropriate.
          (b) The Other Obligations. In addition to the foregoing, the Borrowers hereby promise, jointly and severally, to pay all Obligations (other than Obligations in respect of Bank Products), including, without limitation, the principal amount of the Loans, amounts drawn under Letters of Credit and interest and fees on the foregoing, as the same become due and payable hereunder and, in any event, on the Maturity Date.
Section 2.7 Notes; Loan Accounts.
          (a) The Loans shall be repayable in accordance with the terms and provisions set forth herein and, upon request by any Lender, the Loans owed to such Lender shall be evidenced by Revolving Loan Notes. A Revolving Loan Note shall be payable to the order of each Lender requesting such a Revolving Loan Note in accordance with the Revolving Commitment Ratio of such Lender. Each such Revolving Loan Note shall be issued by the Borrowers to the applicable Lender and shall be duly executed and delivered by an Authorized Signatory of each Borrower.
          (b) The Administrative Agent shall open and maintain on its books in the name of the Borrowers a loan account with respect to the Loans and interest thereon (the “Loan Account”). The Administrative Agent shall debit such Loan Account for the principal amount of each Advance made by it on behalf of the Lenders, accrued interest thereon, and all other amounts which shall become due from the Borrowers pursuant to this Agreement and shall credit the Loan Account for each payment which the Borrowers shall make in respect to the Obligations. The records of the Administrative Agent with respect to such Loan Account shall be conclusive evidence of the Loans and accrued interest thereon, absent manifest error.

     Section 2.8 Manner of Payment.
          (a) When Payments Due.
               (i) Each payment (including any prepayment) by the Borrowers on account of the principal of or interest on the Loans, fees, and any other amount owed to any member of the Lender Group under this Agreement or the other Loan Documents shall be made not later than 1:00 p.m. (New York, New York time) on the date specified for payment under this Agreement or any other Loan Document to the Administrative Agent at the Administrative Agent’s Office, for the account of the Lenders, the Issuing Bank or the Administrative Agent, as the case may be, in Dollars in immediately available funds. Any payment received by the Administrative Agent after 1:00 p.m. (New York, New York time) shall be deemed received on the next Business Day. In the case of a payment for the account of a Lender, the Administrative Agent will promptly thereafter distribute the amount so received in like funds to such Lender. In the case of a payment for the account of the Issuing Bank, the Administrative Agent will promptly thereafter distribute the amount so received in like funds to the Issuing Bank. If the Administrative Agent shall not have received any payment from the Borrowers as and when due, the Administrative Agent will promptly notify the Lenders accordingly.
               (ii) Except as provided in the definition of Eurodollar Advance Period, if any payment under this Agreement or any other Loan Document shall be specified to be made on a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day, and such extension of time shall in such case be included in computing interest and fees, if any, in connection with such payment.
          (b) No Deduction.
               (i) Any and all payments of principal and interest, or of any fees or indemnity or expense reimbursements by the Borrowers hereunder or under any other Loan Documents (the “Borrower Payments”) shall be made without setoff or counterclaim and free and clear of and without deduction for any and all current or future taxes, levies, imposts, deductions, charges or withholdings with respect to the Borrower Payments and all interest, penalties or similar liabilities with respect thereto, excluding taxes imposed on the net income of any member of the Lender Group by the jurisdiction under the laws of which such member of the Lender Group is organized or conducts business or any political subdivision thereof (all such nonexcluded taxes, levies, imposts, deductions, charges or withholdings and liabilities collectively or individually “Taxes”). If any Borrower shall be required to deduct any Taxes from or in respect of any sum payable to any member of the Lender Group hereunder or under any other Loan Document, (i) the sum payable shall be increased by the amount (an “additional amount”) necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.8(b)(i)) such member of the Lender Group shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions, and (iii) such Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.
               (ii) In addition, the Borrowers shall pay to the relevant Governmental Authority in accordance with Applicable Law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document (such taxes being “Other Taxes”).
               (iii) The Borrowers shall indemnify the members of the Lender Group for the full amount of Taxes and Other Taxes with respect to Borrower Payments paid by such Person, and any liability (including penalties, interest and expenses (including reasonable attorney’s fees and expenses)) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority. A certificate setting forth and containing an explanation in reasonable detail of the manner in which such amount shall have been determined and the amount of such payment or liability prepared by a member of the Lender Group or the Administrative Agent on its behalf, absent manifest error, shall be final, conclusive and binding for all purposes. Such indemnification shall be made within thirty (30) days after the date the Administrative Agent or such member, as the case may be, makes written demand therefor. If any Taxes or Other Taxes for which the Administrative Agent or any member of the Lender Group has received indemnification from the Borrowers hereunder shall be finally determined to have been incorrectly or illegally asserted and are refunded to the Administrative Agent or such member, the Administrative Agent or such member, as the case may be, shall promptly forward to the Borrowers any such refunded amount (after deduction of any Tax or Other Tax paid or payable by any member of the Lender Group as a result of such refund), not exceeding the increased amount paid by the Borrowers pursuant to this Section 2.8(b).
               (iv) As soon as practicable after the date of any payment of Taxes or Other Taxes by the Borrowers to the relevant Governmental Authority, the Administrative Borrower will deliver to the Administrative Agent, at its address, the original or a certified copy of a receipt issued by such Governmental Authority evidencing payment thereof.
               (v) On or prior to the Agreement Date (or, in the case of any Lender that becomes a party to this Agreement pursuant to an Assignment and Acceptance, on or prior to the effective date of such Assignment and Acceptance), each Lender which is organized in a jurisdiction other than the United States or a political subdivision thereof (a “Foreign Lender”) shall provide each of the Administrative Agent and the Administrative Borrower with either (A) two (2) properly executed originals of Form W-8ECI or Form W-8BEN (or any successor forms) prescribed by the Internal Revenue Service or other documents satisfactory to the Administrative Borrower and the

Administrative Agent, as the case may be, certifying (1) as to such Foreign Lender’s status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to such Foreign Lender hereunder and under any other Loan Documents or Bank Products Documents or (2) that all payments to be made to such Foreign Lender hereunder and under any other Loan Documents and Bank Products Documents are subject to such taxes at a rate reduced to zero by an applicable tax treaty, or (B)(1) a certificate executed by such Lender certifying that such Lender is not a “bank” and that such Lender qualifies for the portfolio interest exemption under Section 881(c) of the Code, and (2) two (2) properly executed originals of Internal Revenue Service Form W-8BEN (or any successor form), in each case, certifying such Lender’s entitlement to an exemption from United States withholding tax with respect to payments of interest to be made hereunder or under any other Loan Documents or Bank Products Documents. Each such Foreign Lender agrees to provide the Administrative Agent and the Administrative Borrower with new forms prescribed by the Internal Revenue Service upon the expiration or obsolescence of any previously delivered form, or after the occurrence of any event requiring a change in the most recent forms delivered by it to the Administrative Agent and the Administrative Borrower.
               (vi) The Borrowers shall not be required to indemnify any Foreign Lender, or to pay any additional amounts to such Foreign Lender pursuant to Section 2.8(b)(i) or 2.8(b)(iii) to the extent that (A) the obligation to withhold amounts with respect to United States Federal, state or local withholding tax existed on the date such Foreign Lender became a party to this Agreement (or, in the case of a transferee, on the effective date of the Assignment and Acceptance pursuant to which such transferee became a Lender) or, with respect to payments to a new lending office, the date such Foreign Lender designated such new lending office; provided, however, that this clause (A) shall not apply to any Foreign Lender that became a Lender or new lending office that became a new lending office as a result of an assignment or designation made at the request of the Administrative Borrower; and provided further, however, that this clause (A) shall not apply to the extent the indemnity payment or additional amounts, if any, that any member of the Lender Group through a new lending office would be entitled to receive (without regard to this clause (A)) do not exceed the indemnity payment or additional amounts that the Person making the assignment or transfer to such member of the Lender Group making the designation of such new lending office would have been entitled to receive in the absence of such assignment, transfer or designation or (B) the obligation to pay such additional amounts or such indemnity payments would not have arisen but for a failure by such member of the Lender Group to comply with the provisions of Section 2.8(b)(v).
               (vii) Nothing contained in this Section 2.8(b) shall require any member of the Lender Group to make available to the Borrowers any of its tax returns (or any other information) that it deems confidential or proprietary.

     Section 2.9 Reimbursement. Whenever any Lender shall sustain or incur any Funding Losses (including losses of anticipated profits) or reasonable out-of-pocket expenses in connection with (a) failure by the Borrowers to borrow or continue any Eurodollar Advance, or convert any Advance to a Eurodollar Advance, in each case, after having given notice of their intention to do so in accordance with Section 2.2 (whether by reason of the election of the Borrowers not to proceed or the non-fulfillment of any of the conditions set forth in this Agreement), or (b) prepayment of any Eurodollar Advance in whole or in part for any reason or (c) failure by the Borrowers to prepay any Eurodollar Advance after giving notice of its intention to prepay such Advance, each Borrower agrees, jointly and severally, to pay to such Lender, promptly upon such Lender’s demand therefor, an amount sufficient to compensate such Lender for all such Funding Losses and reasonable out-of-pocket expenses. Such Lender’s good faith determination of the amount of such Funding Losses and reasonable out-of-pocket expenses, absent manifest error, shall be binding and conclusive. Losses subject to reimbursement hereunder shall include, without limitation, expenses incurred by any Lender or any participant of such Lender permitted hereunder in connection with the re-employment of funds prepaid, repaid, not borrowed, or paid, as the case may be, and any lost profit of such Lender or any participant of such Lender over the remainder of the Eurodollar Advance Period for such prepaid Advance. For purposes of calculating amounts payable to a Lender under this paragraph, each Lender shall be deemed to have actually funded its relevant Eurodollar Advance through the purchase of a deposit bearing interest at the Eurodollar Rate in an amount equal to the amount of that Eurodollar Advance and having a maturity and repricing characteristics comparable to the relevant Eurodollar Advance Period; provided, however, that each Lender may fund each of its Eurodollar Advances in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section.
     Section 2.10 Pro Rata Treatment.
          (a) Advances. Each Advance with respect to the Revolving Loans from the Lenders under this Agreement shall be made pro rata on the basis of their respective Revolving Commitment Ratios.
          (b) Payments. Each payment and prepayment of the principal of the Revolving Loans and each payment of interest on the Revolving Loans received from the Borrowers shall be made by the Administrative Agent to the Lenders pro rata on the basis of their respective unpaid principal amounts thereof outstanding immediately prior to such payment or prepayment (except in cases when a Lender’s right to receive payments is restricted pursuant to Section 2.2(e)). If any Lender shall obtain any payment (whether involuntary, through the exercise of any right of set-off or otherwise) on account of the Loans in excess of its ratable share of Loans under its Aggregate Commitment Ratio (or in violation of any restriction set forth in Section 2.2(e)), such Lender shall forthwith purchase from the other Lenders such participation in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery without interest thereon unless the Lender obligated to repay such amount is required to pay interest. Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.10(b) may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation. This Section 2.10(b) shall not apply to any payments made on account of, or in connection with, an assignment of, or the sale of a participation in, any rights and obligations hereunder, in each case, in accordance with the provisions of Section 11.5, as such section may be amended from time to time.
     Section 2.11 Application of Payments.
          (a) Payments Prior to Event of Default. At all times during which an Event of Default has not occurred and is continuing, all amounts received by the Administrative Agent from the Borrowers, shall be distributed by the Administrative Agent in the following order of priority:
          FIRST, pro rata, to the payment of (i) out-of-pocket costs and expenses (including reasonable attorneys’ fees) of the Administrative Agent and the Collateral Agent incurred by the Administrative Agent and the Collateral Agent in connection with the enforcement of the rights of the Lender Group under the Loan Documents and (ii) any Agent Advances made by the Administrative Agent under or pursuant to the terms of the Loan Documents and interest accrued thereon;
          SECOND, pro rata, to the payment of any fees then due and payable to the Administrative Agent, the Issuing Bank or the Swing Bank hereunder or under any other Loan Documents;
          THIRD, pro rata, to the payment of all Obligations consisting of accrued fees and interest then due and payable to the Lenders hereunder;
          FOURTH, to the payment of principal then due and payable on the Swing Loans;
          FIFTH, to the payment of principal then due and payable on the Revolving Loans;
          SIXTH, to the payment of the Obligations arising in respect of Bank Products then due and payable; and
          SEVENTH, to the payment of all other Obligations not otherwise referred to in this Section 2.11(a) then due and payable.

          (b) Payments Subsequent to Event of Default. Notwithstanding anything in this Agreement or any other Loan Document which may be construed to the contrary, subsequent to the occurrence and during the continuance of an Event of Default, payments and prepayments with respect to the Obligations made to the Lender Group, or any of them, or otherwise received by any member of the Lender Group (from realization on Collateral or otherwise) shall be distributed in the following order of priority (subject, as applicable, to Section 2.10 and to the terms and provisions of the Intercreditor Agreement):
          FIRST, pro rata, to the payment of (i) out-of-pocket costs and expenses (including reasonable attorneys’ fees) of the Administrative Agent and the Collateral Agent incurred in connection with the enforcement of the rights of the Lender Group under the Loan Documents, and (ii) any Agent Advances made by the Administrative Agent under or pursuant to the terms of the Loan Documents (including any costs incurred in connection with the sale or disposition of any Collateral);
          SECOND, pro rata, to payment of any fees owed to the Administrative Agent, the Issuing Bank or the Swing Bank hereunder or under any other Loan Document;
          THIRD, to the payment of out-of-pocket costs and expenses (including reasonable attorneys’ fees) of the Lenders incurred in connection with the enforcement of their respective rights under the Loan Documents;
          FOURTH, to the payment of all Obligations consisting of accrued fees and interest payable to the Lenders hereunder;
          FIFTH, to the payment of the principal of the Swing Loans then outstanding;
          SIXTH, pro rata, to (i) the payment of principal on the Revolving Loans then outstanding, (ii) the Letter of Credit Reserve Account to the extent of one hundred five percent (105%) of any Letter of Credit Obligations then outstanding and (iii) to the payment of any Obligation arising in respect of the Bank Products;
          SEVENTH, to any other Obligations not otherwise referred to in this Section 2.11(b); and
          EIGHTH, upon satisfaction in full of all Obligations, to the Borrowers or as otherwise required by law.
     Section 2.12 Use of Proceeds. The proceeds of the Loans shall be used by the Borrowers to refinance existing Funded Debt, to fund transaction related fees and expenses, to fund future acquisitions permitted hereunder, to support strategic growth initiatives and to provide for ongoing working capital and for the Borrowers’ and their Subsidiaries’ general corporate purposes.
     Section 2.13 All Obligations to Constitute One Obligation. All Obligations shall constitute one general obligation of the Borrowers and shall be secured by the Administrative Agent’s security interest (on behalf of, and for the benefit of, the Lender Group) and Lien upon all of the Collateral, and by all other security interests and Liens heretofore, now or at any time hereafter granted by any Borrower Party to the Administrative Agent or any other member of the Lender Group, to the extent provided in the Security Documents under which such Liens arise.
     Section 2.14 Maximum Rate of Interest. The Borrowers and the Lender Group hereby agree and stipulate that the only charges imposed upon the Borrowers for the use of money in connection with this Agreement are and shall be the specific interest and fees described in this Article 2 and in any other Loan Document. Notwithstanding the foregoing, the Borrowers and the Lender Group further agree and stipulate that all closing fees, agency fees, syndication fees, facility fees, underwriting fees, default charges, late charges, funding or “breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by any member of the Lender Group to third parties or for damages incurred by the Lender Group, or any of them, are charges to compensate the Lender Group for underwriting and administrative services and costs or losses performed or incurred, and to be performed and incurred, by the Lender Group in connection with this Agreement and the other Loan Documents and shall under no circumstances be deemed to be charges for the use of money pursuant to Official Code of Georgia Annotated Sections 7-4-2 and 7-4-18 or any other Applicable Law. In no event shall the amount of interest and other charges for the use of money payable under this Agreement exceed the maximum amounts permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. The Borrowers and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and other charges for the use of money and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if the amount of such interest and other charges for the use of money or manner of payment exceeds the maximum amount allowable under Applicable Law, then, ipso facto as of the Agreement Date, the Borrowers are and shall be liable only for the payment of such maximum amount as allowed by law, and payment received from the Borrowers in excess of such legal maximum amount, whenever received, shall be applied to reduce the principal balance of the Revolving Loans to the extent of such excess.

     Section 2.15 Letters of Credit.
          (a) Subject to the terms and conditions of this Agreement, the Issuing Bank, on behalf of the Lenders, and in reliance on the agreements of the Lenders set forth in Section 2.15(c) below, hereby agrees to issue one or more Letters of Credit up to an aggregate face amount equal to the Letter of Credit Commitment; provided, however, that, except as described in the last sentence of Section 4.3, the Issuing Bank shall not issue any Letter of Credit unless the conditions precedent to the issuance thereof set forth in Section 4.3 have been satisfied. Each Letter of Credit shall (i) be denominated in Dollars, and (ii) expire no later than the earlier to occur of (A) the date thirty (30) days prior to the Maturity Date, and (B) three hundred sixty (360) days after its date of issuance (but may contain provisions for automatic renewal provided that no Default exists on the renewal date or would be caused by such renewal and provided no such renewal shall extend beyond the date thirty (30) days prior to the Maturity Date); provided, however, that the Issuing Bank shall, at the request of the Borrower, issue Letters of Credit with a three-year expiration date in an aggregate amount not to exceed $1,000,000. Each Letter of Credit shall be subject to the Uniform Customs and, to the extent not inconsistent therewith, the laws of the State of New York. The Issuing Bank shall not at any time be obligated to issue, or cause to be issued, any Letter of Credit if such issuance would conflict with, or cause the Issuing Bank to exceed any limits imposed by, any Applicable Law.
          (b) The Administrative Borrower may from time to time request that the Issuing Bank issue a Letter of Credit for the benefit of any Borrower Party. The Administrative Borrower shall execute and deliver to the Administrative Agent and the Issuing Bank a Request for Issuance of Letter of Credit for each Letter of Credit to be issued by the Issuing Bank, not later than 11:00 a.m. (New York, New York time) on the third (3rd) Business Day preceding the date on which the requested Letter of Credit is to be issued, or such shorter notice as may be acceptable to the Issuing Bank and the Administrative Agent. Upon receipt of any such Request for Issuance of Letter of Credit, subject to satisfaction of all conditions precedent thereto as set forth in Section 4.3 or waiver of such conditions pursuant to the last sentence of Section 4.3, the Issuing Bank shall process such Request for Issuance of Letter of Credit and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby. The Issuing Bank shall furnish a copy of such Letter of Credit to the Administrative Borrower and the Administrative Agent following the issuance thereof. In addition to the fees payable pursuant to Section 2.4(c)(ii), the Borrowers shall pay or reimburse the Issuing Bank for normal and customary costs and expenses incurred by the Issuing Bank in issuing, effecting payment under, amending or otherwise administering the Letters of Credit.
          (c) Immediately upon the issuance by the Issuing Bank of a Letter of Credit and in accordance with the terms and conditions of this Agreement, the Issuing

Bank shall be deemed to have sold and transferred to each Lender, and each Lender shall be deemed irrevocably and unconditionally to have purchased and received from the Issuing Bank, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Revolving Commitment Ratio, in such Letter of Credit and the obligations of the Borrowers with respect thereto (including, without limitation, all Letter of Credit Obligations with respect thereto). The Issuing Bank shall promptly notify the Administrative Agent of any draw under a Letter of Credit. At such time as the Administrative Agent shall be notified by the Issuing Bank that the beneficiary under any Letter of Credit has drawn on the same, the Administrative Agent shall promptly notify the Administrative Borrower and the Swing Bank (or, at its option, all Lenders), by telephone or telecopy, of the amount of the draw and, in the case of each Lender, such Lender’s portion of such draw amount as calculated in accordance with its Revolving Commitment Ratio.
          (d) Each Borrower hereby agrees, jointly and severally, to immediately reimburse the Issuing Bank for amounts paid by the Issuing Bank in respect of draws under each Letter of Credit. In order to facilitate such repayment, each Borrower hereby irrevocably requests the Lenders, and the Lenders hereby severally agree, on the terms and conditions of this Agreement (other than as provided in Article 2 with respect to the amounts of, the timing of requests for, and the repayment of Advances hereunder and in Article 4 with respect to conditions precedent to Advances hereunder), with respect to any drawing under a Letter of Credit, to make a Base Rate Advance on each day on which a draw is made under any Letter of Credit and in the amount of such draw, and to pay the proceeds of such Advance directly to the Issuing Bank to reimburse the Issuing Bank for the amount paid by it upon such draw. Each Lender shall pay its share of such Base Rate Advance by paying its portion of such Advance to the Administrative Agent in accordance with Section 2.2(e) and its Revolving Commitment Ratio, without reduction for any set-off or counterclaim of any nature whatsoever and regardless of whether any Default exists or would be caused thereby. The disbursement of funds in connection with a draw under a Letter of Credit pursuant to this Section 2.15 shall be subject to the terms and conditions of Section 2.2(e). The obligation of each Lender to make payments to the Administrative Agent, for the account of the Issuing Bank, in accordance with this Section 2.15 shall be absolute and unconditional, and no Lender shall be relieved of its obligations to make such payments by reason of noncompliance by any other Person with the terms of the Letter of Credit or for any other reason (other than the gross negligence or willful misconduct of the Issuing Bank in paying such Letter of Credit, as determined by a final non-appealable judgment of a court of competent jurisdiction). The Administrative Agent shall promptly remit to the Issuing Bank the amounts so received from the other Lenders. Any overdue amounts payable by the Lenders to the Issuing Bank in respect of a draw under any Letter of Credit shall bear interest, payable on demand, (x) for the first two (2) Business Days, at the Federal Funds Rate, and (y) thereafter, at the Base Rate. Notwithstanding the foregoing, at the request of the Administrative Agent, the Swing Bank may, at its option and subject to the conditions set forth in Section 2.2(g) other than the condition that the applicable conditions precedent set forth in Article 4 be satisfied, make Swing Loans to reimburse the Issuing Bank for amounts drawn under Letters of Credit.
          (e) Each Borrower agrees that each Advance by the Lenders to reimburse the Issuing Bank for draws under any Letter of Credit, shall, for all purposes hereunder, unless and until converted into a Eurodollar Advance pursuant to Section 2.2(b)(ii), be deemed to be a Base Rate Advance under the Revolving Loan Commitment and shall be payable and bear interest in accordance with all other Base Rate Advances of Revolving Loans.
          (f) Each Borrower agrees that any action taken or omitted to be taken by the Issuing Bank in connection with any Letter of Credit, except for such actions or omissions as shall constitute gross negligence or willful misconduct on the part of such Issuing Bank as determined by a final non-appealable judgment of a court of competent jurisdiction, shall be binding on the Borrowers as between the Borrowers and the Issuing Bank, and shall not result in any liability of the Issuing Bank to the Borrowers. The obligation of the Borrowers to reimburse the Issuing Bank for a drawing under any Letter of Credit or the Lenders for Advances made by them to the Issuing Bank on account of draws made under the Letters of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances whatsoever (except if arising from the gross negligence or willful misconduct on the part of such Issuing Bank as determined by a final non-appealable judgment of a court of competent jurisdiction), including, without limitation, the following circumstances:
               (i) Any lack of validity or enforceability of any Loan Document;
               (ii) Any amendment or waiver of or consent to any departure from any or all of the Loan Documents;
               (iii) Any improper use which may be made of any Letter of Credit or any improper acts or omissions of any beneficiary or transferee of any Letter of Credit in connection therewith;
               (iv) The existence of any claim, set-off, defense or any right which any Borrower may have at any time against any beneficiary or any transferee of any Letter of Credit (or Persons for whom any such beneficiary or any such transferee may be acting), any Lender or any other Person, whether in connection with any Letter of Credit, any transaction contemplated by any Letter of Credit, this Agreement, or any other Loan Document, or any unrelated transaction;
               (v) Any statement or any other documents presented under any Letter of Credit proving to be insufficient, forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

               (vi) The insolvency of any Person issuing any documents in connection with any Letter of Credit;
               (vii) Any breach of any agreement between any Borrower and any beneficiary or transferee of any Letter of Credit;
               (viii) Any irregularity in the transaction with respect to which any Letter of Credit is issued, including any fraud by the beneficiary or any transferee of such Letter of Credit;
               (ix) Any errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, wireless or otherwise, whether or not they are in code;
               (x) Any act, error, neglect or default, omission, insolvency or failure of business of any of the correspondents of the Issuing Bank;
               (xi) Any other circumstances arising from causes beyond the control of the Issuing Bank;
               (xii) Payment by the Issuing Bank under any Letter of Credit against presentation of a sight draft or a certificate which does not comply with the terms of such Letter of Credit, provided that such payment shall not have constituted gross negligence or willful misconduct of the Issuing Bank as determined by a final non-appealable judgment of a court of competent jurisdiction; and
               (xiii) Any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.
          (g) Each Borrower will indemnify and hold harmless each Indemnified Person from and against any and all claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including reasonable attorneys’ fees) which may be imposed on, incurred by or asserted against such Indemnified Person in any way relating to or arising out of the issuance of a Letter of Credit, except that the Borrowers shall not be liable to an Indemnified Person for any portion of such claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of such Indemnified Person as determined by a final non-appealable judgment of a court of competent jurisdiction. This Section 2.15(g) shall survive termination of this Agreement.
          (h) Each Lender shall be responsible (to the extent the Issuing Bank is not reimbursed by the Borrowers) for its pro rata share (based on such Lender’s Revolving Commitment Ratio) of any and all reasonable out-of-pocket costs, expenses (including reasonable legal fees) and disbursements which may be incurred or made by the Issuing Bank in connection with the collection of any amounts due under, the administration of, or the presentation or enforcement of any rights conferred by any Letter of Credit, any Borrower’s or any Guarantor’s obligations to reimburse draws thereunder or otherwise. In the event the Borrowers shall fail to pay such expenses of the Issuing Bank within fifteen (15) days of demand for payment by the Issuing Bank, each Lender shall thereupon pay to the Issuing Bank its pro rata share (based on such Lender’s Revolving Commitment Ratio) of such expenses within ten (10) days from the date of the Issuing Bank’s notice to the Lenders of the Borrowers’ failure to pay; provided, however, that if the Borrowers shall thereafter pay such expenses, the Issuing Bank will repay to each Lender the amounts received from such Lender hereunder.
          (i) Unless otherwise expressly agreed to by the Issuing Bank and the Borrowers when a Letter of Credit is issued and subject to Applicable Laws, (i) each Standby Letter of Credit shall be governed by the “International Standby Practices 1998” (ISP98) (or such later revision as may be published by the Institute of International Banking Law & Practice on any date any Letter of Credit may be issued), (ii) each Commercial Letter of Credit shall be governed by the Uniform Customs and (iii) in both cases, to the extent not inconsistent therewith, the governing law of this Agreement set forth in Section 11.7.
     Section 2.16 Bank Products. Any Borrower Party may request and any Lender may, in its sole and absolute discretion, arrange for such Borrower Party to obtain from such Lender or any Affiliate of such Lender, Bank Products although no Borrower Party is required to do so. If any Bank Products are provided by an Affiliate of any Lender, the Borrower Parties agree to indemnify and hold the Lender Group, or any of them, harmless from any and all costs and obligations now or hereafter incurred by the Lender Group, or any of them, which arise from any indemnity given by such Lender to any of its Affiliates, as applicable, related to such Bank Products; provided, however, nothing contained herein is intended to limit the Borrower Parties’ rights, with respect to such Lender or any of its Affiliates, as applicable, if any, which arise as a result of the execution of documents by and between the Borrower Parties and such Person which relate to any Bank Products. The agreement contained in this Section shall survive termination of this Agreement. The Borrower Parties acknowledge and agree that the obtaining of Bank Products from any Lender or its Affiliates (a) is in the sole and absolute discretion of such Lender or such Affiliates, and (b) is subject to all rules and regulations of such Lender or such Affiliates.
     Section 2.17 Additional Increase of Commitments; Additional Lenders.
          (a) Increase of the Revolving Loan Commitment.
               (i) So long as no Event of Default has occurred and is continuing, the Administrative Borrower may request the right to effectuate increases in the Revolving Loan Commitment (any such increase, a “Commitment Increase”), by an aggregate additional amount of up to $25,000,000 for all such Commitment Increases

(the “Commitment Increase Cap”), during the term of this Agreement by delivering a Notice of Requested Commitment Increase to the Administrative Agent substantially in the form of Exhibit I (a “Notice of Requested Commitment Increase”), provided that, in each case: (A) each Commitment Increase shall be at least $5,000,000 and in integral multiples of $1,000,000 in excess thereof; (B) the proposed Commitment Increase shall have been consented to in writing by the Administrative Agent (such consent not to be unreasonably withheld), each Lender (if any) who is increasing its portion of the Revolving Loan Commitment and any other bank or financial institution acceptable to the Borrowers and the Administrative Agent that has agreed to become a Lender in respect of all or a portion of the Commitment Increase (a “New Lender”); and (C) the proposed Commitment Increase, together with any prior Commitment Increase, shall not exceed the Commitment Increase Cap. Each Notice of Requested Commitment Increase shall specify: (1) the amount of the proposed Commitment Increase and (2) the requested date of the proposed Commitment Increase (which shall be at least ten (10) Business Days from the date of delivery of the Notice of Requested Commitment Increase). Each Notice of Requested Commitment Increase shall be binding on all Borrowers. Upon the effective date of any Commitment Increase, the Administrative Borrower shall deliver to the Administrative Agent a certificate of the chief financial officer of the Administrative Borrower certifying that no Default or Event of Default then exists or would be caused thereby. No Commitment Increase shall be effective until the Administrative Agent shall have received amendments to this Agreement and the other Loan Documents, commitments of Lenders or New Lenders in an aggregate amount equal to such Commitment Increase, Lender Agreements for each Lender or New Lender committing to such Commitment Increase, any upfront fees to be paid to the Lenders committing to such Commitment Increase, and, if requested, opinion letters, Revolving Loan Notes and such other agreements, documents and instruments requested by and reasonably satisfactory to the Administrative Agent in its Permitted Discretion evidencing and setting forth the conditions of such Commitment Increase.
               (ii) If the Administrative Agent approves a proposed Commitment Increase, the Administrative Agent shall deliver a copy of the Notice of Requested Commitment Increase relating thereto to each Lender. No Lender (or any successor thereto) shall have any obligation to increase its portion of the Revolving Loan Commitment or its other obligations under this Agreement or the other Loan Documents, and any decision by a Lender to increase its portion of the Revolving Loan Commitment shall be made in its sole discretion independently from any other Lender. If the Administrative Agent receives commitments from the Lenders or the New Lenders in excess of the amount of the proposed Commitment Increase, the Administrative Agent shall have the right, in its sole discretion, to reduce and reallocate (within the minimum and maximum amounts specified by each such Lender or New Lender in its notice to the Administrative Agent) the shares of such Commitment Increase of the Lenders or New Lenders willing to fund the proposed Commitment Increase so that the total committed shares of the proposed Commitment Increase equals the proposed Commitment Increase. The Administrative Agent shall notify each Lender or New Lender, as the case may be, whether its proposed share of the proposed Commitment Increase has been accepted and, if so, the amount of its share of such Commitment Increase, and such Lender shall thereafter execute and deliver a Lender Agreement with respect to its respective share of such Commitment Increase.
               (iii) Notwithstanding anything to the contrary contained herein, each Commitment Increase meeting the conditions set forth in Section 2.17(a)(i) shall not require the consent of any Lender other than those Lenders, if any, which have agreed to increase their portions of the Revolving Loan Commitment in connection with such Commitment Increase and shall not constitute an amendment, modification or waiver that is subject to Section 11.12 and shall be effective as of the later of (a) the date specified in the applicable Notice of Requested Commitment Increase and (b) the date upon which the foregoing conditions shall have been satisfied or waived by the Administrative Agent and the Lenders which have agreed to increase their portions of the Revolving Loan Commitment, or by the requisite Lenders in accordance with Section 11.12 in the case of a waiver of an Event of Default, as applicable.
          (b) Effect of Commitment Increase. After giving effect to any Commitment Increase, the outstanding Revolving Loans may not be held pro rata in accordance with the new Revolving Loan Commitment. In order to remedy the foregoing, on the effective date of each Commitment Increase, the Lenders (including any New Lenders) shall reallocate the Revolving Loans owed to them among themselves so that, after giving effect thereto, the Revolving Loans will be held by the Lenders (including any New Lenders) on a pro rata basis in accordance with their respective Revolving Commitment Ratios (after giving effect to such Commitment Increase). Each Lender agrees to wire immediately available funds to the Administrative Agent in accordance with this Agreement as may be required by the Administrative Agent in connection with the foregoing. Notwithstanding the provisions of Section 11.5, the reallocations so made by each Lender whose Revolving Commitment Ratio has increased shall be deemed to be a purchase of a corresponding amount of the Revolving Loans of the Lender or Lenders whose Revolving Commitment Ratio have decreased and shall not be considered an assignment for purposes of Section 11.5.
     Section 2.18 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
          (a) the Unused Line Fees shall cease to accrue on the portion of the Revolving Loan Commitment held by such Lender so long as it is a Defaulting Lender (except to the extent it is payable to the Issuing Bank pursuant to clause (c)(v) below);
          (b) if any Swing Loans or Letter of Credit Obligations exist at the time a Lender becomes a Defaulting Lender then:

          (i) all or any part of such Swing Loans and Letter of Credit Obligations shall be reallocated among the non-Defaulting Lenders in accordance with their respective Revolving Commitment Ratio but only to the extent the Aggregate Revolving Credit Obligations held by of all non-Defaulting Lenders’ plus the Revolving Commitment Ratio of the such Defaulting Lender’s Swing Loan and Letter of Credit Obligations does not exceed the portion of the Revolving Loan Commitment held by the non-Defaulting Lenders;
          (ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, Borrowers shall within one Business Day following notice by the Administrative Agent (x) first, prepay the Swing Loan in an amount equal to such Defaulting Lender’s pro rata share of the Swing Loan and (y) second, cash collateralize the Letters of Credit Obligations in an amount equal to such Defaulting Lender’s pro rata share of the Letter of Credit Obligations (after giving effect to any partial reallocation pursuant to clause (i) above) in an amount equal to one hundred five percent (105%) of the Letter of Credit Obligations for so long as such Letter of Credit Obligations are outstanding;
          (iii) if any portion of such Defaulting Lender’s pro rata share of the Letter of Credit Obligations is cash collateralized pursuant to clause (ii) above, Borrowers shall not be required to pay the fees described in Section 2.4(c) with respect to such portion of such Defaulting Lender’s Letter of Credit Obligations so long as it is cash collateralized;
          (iv) if any portion of such Defaulting Lender’s Letter of Credit Obligations is reallocated to the non-Defaulting Lenders pursuant to clause (i) above, then the Letter of Credit Fees under Section 2.4(c) with respect to such portion shall be allocated among the non-Defaulting Lenders in accordance with their Revolving Commitment Ratio;
          (v) if any portion of such Defaulting Lender’s pro rata share of the Letter of Credit Obligations is neither cash collateralized nor reallocated pursuant to this Section 2.18(b), then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, the Unused Line Fee that otherwise would have been payable to such Defaulting Lender (with respect to the portion of such Defaulting Lender’s Revolving Loan Commitment that was utilized by such Letter of Credit Obligations) and the Letter of Credit Fee under Section 2.4(c) payable with respect to such Defaulting Lender’s Letter of Credit Obligations shall be payable to the Issuing Bank until such Letter of Credit Obligations are cash collateralized and/or reallocated in accordance herewith; and

          (vi) so long as any Lender is a Defaulting Lender, the Swing Bank shall not be required to fund any Swing Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Revolving Loan Commitment of the non-Defaulting Lenders and/or cash collateralized in accordance with this Section 2.18(b), and participations in any such newly issued or increased Letter of Credit or newly made Swing Loan shall be allocated among non-Defaulting Lenders in accordance with their respective Revolving Commitment Ratio (and Defaulting Lenders shall not participate therein); and
          (c) any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise) may, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated non-interest bearing account and, subject to any Applicable Law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to the Issuing Bank or Swing Bank hereunder, (iii) third, to the funding of any Loan or the funding or cash collateralization of any participation in any Swing Loan or Letter of Credit in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (iv) fourth, if so determined by the Administrative Agent and the Administrative Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (v) fifth, pro rata, to the payment of any amounts owing to Borrowers or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (vi) sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Loans or Letter of Credit Obligations in respect of Letters of Credit which a Defaulting Lender has funded its participation obligations and (y) made at a time when the conditions set forth in Section 4.3 are satisfied, such payment shall be applied solely to prepay the Loans of, and Letter of Credit Obligations owed to, all non-Defaulting Lenders, based on their Revolving Commitment Ratio, prior to being applied to the prepayment of any Loans, or Letter of Credit Obligations owed to, any Defaulting Lender.
In the event that the Administrative Agent, the Borrowers, the Issuing Bank or the Swing Bank, as the case may be, each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swing Loans and Letter of Credit Obligations of the Lenders shall be readjusted to reflect the inclusion of such Lender’s portion of the Revolving Loan Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Revolving Commitment Ratio. The rights and remedies against a

Defaulting Lender under this Section 2.18 are in addition to other rights and remedies that the Borrowers, the Administrative Agent, the Issuing Bank, the Swing Bank and the non-Defaulting Lenders may have against such Defaulting Lender. The arrangements permitted or required by this Section 2.18 shall be permitted under this Agreement, notwithstanding any limitation on Liens or the pro rata sharing provisions or otherwise.
ARTICLE 3.
GUARANTY
     Section 3.1 Guaranty.
          (a) Each Guarantor hereby guarantees to the Administrative Agent, for the benefit of the Lender Group, the full and prompt payment of the Obligations, including, without limitation, any interest therein (including, without limitation, interest as provided in this Agreement, accruing after the filing of a petition initiating any Insolvency Proceedings, whether or not such interest accrues or is recoverable against the Borrowers after the filing of such petition for purposes of the Bankruptcy Code or is an allowed claim in such proceeding), plus documented, reasonable attorneys’ fees and expenses if the obligations represented by this Guaranty are collected by law, through an attorney-at-law, or under advice therefrom.
          (b) Regardless of whether any proposed guarantor or any other Person shall become in any other way responsible to the Lender Group, or any of them, for or in respect of the Obligations or any part thereof, and regardless of whether or not any Person now or hereafter responsible to the Lender Group, or any of them, for the Obligations or any part thereof, whether under this Guaranty or otherwise, shall cease to be so liable, each Guarantor hereby declares and agrees that this Guaranty shall be a joint and several obligation, shall be a continuing guaranty and shall be operative and binding until the Obligations shall have been indefeasibly paid in full in cash (or in the case of Letter of Credit Obligations, secured through delivery of cash collateral in an amount equal to one hundred five percent (105%) of the Letter of Credit Obligations) and the Revolving Loan Commitment shall have been terminated.
          (c) Each Guarantor absolutely, unconditionally and irrevocably waives any and all right to assert any defense (other than the defense of payment in cash in full or performance, to the extent of its obligations hereunder, or a defense that such Guarantor’s liability is limited as provided in Section 3.1(g)), set-off, counterclaim or cross-claim of any nature whatsoever with respect to this Guaranty or the obligations of the Guarantors under this Guaranty or the obligations of any other Person or party (including, without limitation, the Borrowers) relating to this Guaranty or the obligations of any of the Guarantors under this Guaranty or otherwise with respect to the Obligations in any action or proceeding brought by the Administrative Agent or any other member of the Lender Group to collect the Obligations or any portion thereof, or to enforce the obligations of any of the Guarantors under this Guaranty.
          (d) The Lender Group, or any of them, may from time to time, without exonerating or releasing any Guarantor in any way under this Guaranty, (i) take such further or other security or securities for the Obligations or any part thereof as they may deem proper, or (ii) release, discharge, abandon or otherwise deal with or fail to deal with any Guarantor of the Obligations or any security or securities therefor or any part thereof now or hereafter held by the Lender Group, or any of them, or (iii) amend, modify, extend, accelerate or waive in any manner any of the provisions, terms, or conditions of the Loan Documents, all as they may consider expedient or appropriate in their sole discretion. Without limiting the generality of the foregoing, or of Section 3.1(e), it is understood that the Lender Group, or any of them, may, without exonerating or releasing any Guarantor, give up, modify or abstain from perfecting or taking advantage of any security for the Obligations and accept or make any compositions or arrangements, and realize upon any security for the Obligations when, and in such manner, and with or without notice, all as such Person may deem expedient.
          (e) Each Guarantor acknowledges and agrees that no change in the nature or terms of the Obligations or any of the Loan Documents, or other agreements, instruments or contracts evidencing, related to or attendant with the Obligations (including any novation), shall discharge all or any part of the liabilities and obligations of such Guarantor pursuant to this Guaranty; it being the purpose and intent of the Guarantors and the Lender Group that the covenants, agreements and all liabilities and obligations of each Guarantor hereunder are absolute, unconditional and irrevocable under any and all circumstances. Without limiting the generality of the foregoing, each Guarantor agrees that until each and every one of the covenants and agreements of this Guaranty is fully performed, and without possibility of recourse, whether by operation of law or otherwise, such Guarantor’s undertakings hereunder shall not be released, in whole or in part, by any action or thing which might, but for this paragraph of this Guaranty, be deemed a legal or equitable discharge of a surety or guarantor, or by reason of any waiver, omission of the Lender Group, or any of them, or their failure to proceed promptly or otherwise, or by reason of any action taken or omitted by the Lender Group, or any of them, whether or not such action or failure to act varies or increases the risk of, or affects the rights or remedies of, such Guarantor or by reason of any further dealings between the Borrowers, on the one hand, and any member of the Lender Group, on the other hand, or any other guarantor or surety, and such Guarantor hereby expressly waives and surrenders any defense to its liability hereunder, or any right of counterclaim or offset of any nature or description which it may have or may exist based upon, and shall be deemed to have consented to, any of the foregoing acts, omissions, things, agreements or waivers.
          (f) The Lender Group, or any of them, may, without demand or notice of any kind upon or to any Guarantor, at any time or from time to time when any amount shall be due and payable hereunder by any Guarantor following and during the continuance of an Event of Default, if the Borrowers shall not have timely paid any of the Obligations (or in the case of Letter of Credit Obligations, secured through delivery of cash collateral in an amount equal to one hundred five percent (105%) of the Letter of Credit Obligations), set-off and appropriate and apply to any portion of the Obligations hereby guaranteed, and in such order of application as the Administrative Agent may from time to time elect in accordance with this Agreement, any deposits, property, balances, credit accounts or moneys of any Guarantor in the possession of any member of the Lender Group or under their respective control for any purpose. If and to the extent that any Guarantor makes any payment to the Administrative Agent or any other Person pursuant to or in respect of this Guaranty, any claim which such Guarantor may have against any Borrower by reason thereof shall be subject and subordinate to the prior payment in full of the Obligations to the satisfaction of the Lender Group.
          (g) The creation or existence from time to time of Obligations in excess of the amount committed to or outstanding on the date of this Guaranty is hereby authorized, without notice to any Guarantor, and shall in no way impair or affect this Guaranty or the rights of the Lender Group herein. It is the intention of each Guarantor and the Administrative Agent that each Guarantor’s obligations hereunder shall be, but not in excess of, the Maximum Guaranteed Amount (as herein defined). The “Maximum Guaranteed Amount” with respect to any Guarantor, shall mean the maximum amount which could be paid by such Guarantor without rendering this Guaranty void or voidable as would otherwise be held or determined by a court of competent jurisdiction in any action or proceeding involving any state or Federal bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws relating to the insolvency of debtors.
          (h) Upon the bankruptcy or winding up or other distribution of assets of any Borrower, or of any surety or guarantor (other than the applicable Guarantor) for any Obligations of the Borrowers to the Lender Group, or any of them, the rights of the Administrative Agent against any Guarantor shall not be affected or impaired by the omission of any member of the Lender Group to prove its claim, or to prove the full claim, as appropriate, against any Borrower, or any other Borrower or any such other guarantor or surety, and the Administrative Agent may prove such claims as it sees fit and may refrain from proving any claim and in its discretion may value as it sees fit or refrain from valuing any security held by it without in any way releasing, reducing or otherwise affecting the liability to the Lender Group of each of the Guarantors.
          (i) Each Guarantor hereby absolutely, unconditionally and irrevocably expressly waives, except to the extent such waiver would be expressly prohibited by Applicable Law, the following: (i) notice of acceptance of this Guaranty, (ii) notice of the existence or creation of all or any of the Obligations, (iii) presentment, demand, notice of dishonor, protest and all other notices whatsoever (other than notices expressly required hereunder or under any other Loan Document to which any Guarantor is a party), (iv) all diligence in collection or protection of or realization upon the Obligations or any part thereof, any obligation hereunder, or any security for any of the foregoing, (v) until the Obligations shall have been paid in full in cash (or, in the case of a Letter of Credit Obligation, secured through delivery of cash collateral in an amount equal to one hundred five percent (105%) of the Letter of Credit Obligations, all rights to enforce any remedy which the Lender Group, or any of them, may have against any Borrower and (vi) until the Obligations shall have been paid in full in cash (or in the case of a Letter of Credit Obligations, secured through delivery of cash collateral in an amount equal to one hundred five percent (105%) of the Letter of Credit Obligations), all rights of subrogation, indemnification, contribution and reimbursement from the Borrowers for amounts paid hereunder and any benefit of, or right to participate in, any collateral or security now or hereinafter held by the Lender Group, or any of them, in respect of the Obligations. If a claim is ever made upon any member of the Lender Group for the repayment or recovery of any amount or amounts received by such Person in payment of any of the Obligations and such Person repays all or part of such amount by reason of (A) any judgment, decree or order of any court or administrative body having jurisdiction over such Person or any of its property, or (B) any settlement or compromise of any such claim effected by such Person with any such claimant, including any Borrower, then in such event each Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding upon such Guarantor, notwithstanding any revocation hereof or the cancellation of any promissory note or other instrument evidencing any of the Obligations, and such Guarantor shall be and remain obligated to such Person hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Person.
          (j) This Guaranty is a continuing guaranty of the Obligations and all liabilities to which it applies or may apply under the terms hereof and shall be conclusively presumed to have been created in reliance hereon. No failure or delay by any member of the Lender Group in the exercise of any right, power, privilege or remedy shall operate as a waiver thereof, and no single or partial exercise by the Administrative Agent of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy and no course of dealing between any Guarantor and any member of the Lender Group shall operate as a waiver thereof. No action by any member of the Lender Group permitted hereunder shall in any way impair or affect this Guaranty. For the purpose of this Guaranty, the Obligations shall include, without limitation, all Obligations of the Borrowers to the Lender Group, notwithstanding any right or power of any third party, individually or in the name of any Borrower and the Lender Group, or any of them, to assert any claim or defense as to the invalidity or unenforceability of any such Obligation, and no such claim or defense shall impair or affect the obligations of any Guarantor hereunder.
          (k) This is a guaranty of payment and not of collection. In the event the Administrative Agent makes a demand upon any Guarantor in accordance with the terms of this Guaranty, such Guarantor shall be held and bound to the Administrative

Agent directly as debtor in respect of the payment of the amounts hereby guaranteed. All costs and expenses, including, without limitation, reasonable attorneys’ fees and expenses, incurred by the Administrative Agent in obtaining performance of or collecting payments due under this Guaranty shall be deemed part of the Obligations guaranteed hereby.
          (l) Each Subsidiary Guarantor is a direct or indirect wholly owned Domestic Subsidiary of a Borrower. Each Guarantor expressly represents and acknowledges that any financial accommodations by the Lender Group to the Borrowers, including, without limitation, the extension of credit, are and will be of direct interest, benefit and advantage to such Guarantor.
          (m) Each Guarantor shall be entitled to subrogation and contribution rights from and against the Borrowers to the extent any Guarantor is required to pay to any member of the Lender Group any amount in excess of the Loans advanced directly to, or other Obligations incurred directly by, such Guarantor or as otherwise available under Applicable Law; provided, however, that such subrogation and contribution rights are and shall be subject to the terms and conditions of this Section 3.1 and Section 13.4. The payment obligation of a Guarantor to any other Guarantor under any Applicable Law regarding contribution rights among co-obligors or otherwise shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Guarantor under the other provisions of this Guaranty, and such Guarantor shall not exercise any right or remedy with respect to such rights until payment and satisfaction in full of all such obligations.
     Section 3.2 Special Provisions Applicable to Subsidiary Guarantors. Pursuant to Section 6.18 of this Agreement, any new Domestic Subsidiary of any Borrower is required to enter into this Agreement by executing and delivering to the Administrative Agent a Guaranty Supplement. Upon the execution and delivery of a Guaranty Supplement by such new Domestic Subsidiary, such Domestic Subsidiary shall become a Guarantor and Borrower Party hereunder with the same force and effect as if originally named as a Guarantor or Borrower Party herein. The execution and delivery of any Guaranty Supplement (or any other supplement to any Loan Document delivered in connection therewith) adding an additional Guarantor as a party to this Agreement or any other Applicable Loan Document shall not require the consent of any other party hereto. The rights and obligations of each party hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor hereunder.
ARTICLE 4.
CONDITIONS PRECEDENT
     Section 4.1 Conditions Precedent to Initial Advance. The obligations of the Lenders to undertake the Revolving Loan Commitment and to make the initial Advance hereunder, and the obligation of the Issuing Bank to issue (or arrange for the issuance of)

any initial Letter of Credit hereunder, are subject to the prior or concurrent fulfillment of each of the following conditions:
          (a) The Administrative Agent shall have received each of the following, in form and substance satisfactory to the Administrative Agent:
               (i) This duly executed Agreement;
               (ii) A duly executed Revolving Loan Note to the order of each Lender requesting a promissory note in the amount of such Lender’s Revolving Commitment Ratio of the Revolving Loan Commitment;
               (iii) The Security Agreement duly executed by the Borrower Parties, together with Uniform Commercial Code financing statements related thereto, certificates representing all of the certificated Equity Interests of the pledged Subsidiaries, and all other original Collateral to be delivered to the Collateral Agent pursuant to the Security Agreement, and transfer powers with respect thereto duly endorsed in blank;
               (iv) The Holdings Pledge Agreement duly executed by Holdings, together with certificates representing all of the certificated Equity Interests of Zayo and transfer powers with respect thereto duly endorsed in blank;
               (v) A Trademark Security Agreement duly executed by each Borrower Party;
               (vi) The duly executed Blocked Account Agreements required by Section 6.13;
               (vii) The duly executed Intercreditor Agreement;
               (viii) The Fee Letter duly executed by the Borrowers;
               (ix) The legal opinion of Gibson Dunn & Crutcher LLP, counsel to the Borrower Parties, addressed to the Lender Group;
               (x) The legal opinion of Bingham McCutchen LLP, regulatory counsel to the Borrower Parties, addressed to the Lender Group;
               (xi) The legal opinion of Scott Beer, in-house counsel to the Borrower Parties, addressed to the Lender Group;
               (xii) The legal opinion of Bradley Arant Boult Cummings LLP, Tennessee regulatory counsel to Zayo Bandwidth Tennessee, LLC, addressed to the Lender Group;

               (xiii) The applicable Borrower Party shall use commercially reasonable efforts to obtain, with respect to the following locations, duly executed Collateral Access Agreements: (A) 60 Hudson Street, New York, New York, (B) 111 8th Avenue, New York, New York, (C) 165 Halsey Street, Newark, New Jersey, (D) Building Two at 1525 Rockwell Avenue, Cleveland, Ohio, (E) 511 11th Avenue South, Minneapolis, Minnesota, (F) 7620 Appling Center Drive, Memphis, Tennessee, and (G) all locations of any Borrower Party in Pennsylvania that are leased by any Borrower Party from PPL Electric Utilities Corporation;
               (xiv) With respect to each Borrower Party and Holdings, a loan certificate signed by the secretary or assistant secretary of such Person (or, in the case of a Person that is a partnership, the general partner of such Person or, in the case of a Person that is a limited liability company, the members or manager, as appropriate, of such Person), in form and substance satisfactory to the Administrative Agent, including a certificate of incumbency with respect to each Authorized Signatory of such Person, together with appropriate attachments which shall include the following: (A) a copy of the Certificate of Incorporation or Formation of such Person certified to be true, complete and correct by the Secretary of State of the State of such Person’s incorporation or formation, (B) a true, complete and correct copy of the By-Laws, partnership agreement or operating agreement of such Person, (C) a true, complete and correct copy of the resolutions of such Person (or its general partner, members or manager, as applicable) authorizing the execution, delivery and performance by such Person of the Loan Documents and, with respect to Borrowers, authorizing the borrowings hereunder, (D) certificates of good standing from such Person’s jurisdiction of formation and each other jurisdiction in which such Person does business, (E) copies of all employment contracts for key management level employees, if any, and (F) copies of all shareholders or share purchase agreements relating to the Equity Interests of such Person;
               (xv) Certificates of insurance and loss payable endorsements with respect to the insurance policies of the Borrower Parties, in each case, meeting the requirements of Section 6.5;
               (xvi) Pay-off and/or release letters, termination statements, canceled mortgages and the like required by the Administrative Agent in connection with the removal of any Liens (other than Permitted Liens), including, without limitation, all tax liens, against the assets of the Borrower Parties, the repayment of Funded Debt or the release of a Borrower Party from a Guaranty;
               (xvii) Lien search results with respect to the Borrower Parties from all appropriate jurisdictions and filing offices;
               (xviii) Evidence satisfactory to the Administrative Agent that the Liens granted pursuant to the Security Documents will be first priority perfected Liens on the Collateral (subject only to Permitted Liens);

               (xix) Payment of all fees and expenses payable to the Administrative Agent, the Affiliates of the Administrative Agent, and the Lenders in connection with the execution and delivery of this Agreement that are invoiced on or prior to the date hereof, including, without limitation, fees and expenses of counsel to the Administrative Agent;
               (xx) A Solvency Certificate executed by an Authorized Signatory of the Administrative Borrower regarding the solvency and financial condition of the Borrower Parties, after giving effect to the transactions contemplated herein including the initial Advance and, if any, the issuance of the initial Letter of Credit hereunder;
               (xxi) A duly executed Request for Advance for the initial Advance of the Loans;
               (xxii) A flow of funds report duly executed by the Administrative Borrower which report shall include a statement of all sources and uses of funds on the Agreement Date;
               (xxiii) Evidence that all applicable stamp tax or other tax related to the Loan Documents have been paid; and
               (xxiv) All such other documents as the Administrative Agent may reasonably request, certified by an appropriate governmental official or an Authorized Signatory if so requested.
          (b) The Lender Group shall have received a certificate of an Authorized Signatory of the Administrative Borrower stating that since September 30, 2009, no Materially Adverse Effect shall have occurred and be continuing.
          (c) The Lender Group shall have received the financial statements described in Section 5.1(k), each in form and substance to the members of the Lender Group.
          (d) The Lender Group shall have received evidence satisfactory to them that all Necessary Authorizations (including all PUC’s) are in full force and effect and are not subject to any pending or threatened reversal or cancellation, that no other consents or approvals are required and that no Default exists, after giving effect to the initial Advance hereunder, and the Lender Group shall have received a certificate of an Authorized Signatory of the Administrative Borrower so stating.
          (e) The Administrative Agent shall have completed such other business and legal due diligence with respect to the Borrowers and the results thereof shall be acceptable to the Administrative Agent, in its sole discretion.

          (f) The Senior Note Indebtedness shall have been issued, the proceeds of the Senior Note Indebtedness shall have been received by the Borrowers and Agent shall have received a fully executed copy of the Indenture and each other Senior Note Document executed in connection therewith, accompanied by a certificate from an Authorized Signatory of the Administrative Borrower certifying that (i) each Senior Note Document is true and correct, (ii) each Senior Note Document is in full force and effect and (iii) all of the conditions to the closing of the transaction contemplated by the Senior Note Documents have been satisfied or waived.
          (g) The Lender Group shall have received a certificate from an Authorized Signatory of the Administrative Borrower, in form and substance satisfactory to the Administrative Agent, demonstrating that the Borrowers and their Subsidiaries have Annualized EBITDA, as of December 31, 2009, of at least $70,000,000.
          (h) The Lender Group shall have received evidence that the Required PUC Consent Applications set forth in Schedule 4.1(h) have been filed by the applicable Borrower Parties with the respective PUC.
          (i) The Lender Group shall have received evidence satisfactory to them that each Borrower Party is in compliance with the USA Patriot Act.
     Section 4.2 Conditions Precedent to Each Advance. The obligation of the Lenders to make each Advance, including the initial Advance hereunder (but excluding Advances, the proceeds of which are to reimburse (i) the Swing Bank for Swing Loans, (ii) the Administrative Agent for Agent Advances or (iii) the Issuing Bank for amounts drawn under a Letter of Credit), is subject to the fulfillment of each of the following conditions immediately prior to or contemporaneously with such Advance:
          (a) All of the representations and warranties of the Borrower Parties under this Agreement and the other Loan Documents, which, pursuant to Section 5.2, are made at and as of the time of such Advance, shall be true and correct in all material respects (unless any such representation or warranty is qualified as to materiality, in which case such representation and warranty shall be true and correct in all respects) at such time, both before and after giving effect to the application of the proceeds of the Advance;
          (b) Since September 30, 2009, there has occurred no event which has had or could reasonably be expected to have a Materially Adverse Effect;
          (c) There shall not exist on the date of such Advance and after giving effect thereto, a Default or an Event of Default; and
          (d) The Administrative Agent and the Lenders shall have received all such other certificates, reports, statements, opinions of counsel, or other documents as the

Administrative Agent or Lenders may reasonably request and all other conditions to the making of such Advance which are set forth in this Agreement shall have been fulfilled.
          Each Borrower hereby agrees that the delivery of any Request for Advance hereunder or any telephonic request for an Advance hereunder shall, in each case, be deemed to be the certification of the Authorized Signatory thereof that all of the conditions set forth in this Section 4.2 have been satisfied. Notwithstanding the foregoing, if the conditions, or any of them, set forth above are not satisfied, such conditions may be waived by the requisite Lenders under Section 11.12, and, in any event the Majority Lenders may waive the condition set forth in Section 4.2(c).
     Section 4.3 Conditions Precedent to Each Letter of Credit. The obligation of the Issuing Bank to issue each Letter of Credit (including the initial Letter of Credit) hereunder is subject to the fulfillment of each of the following conditions immediately prior to or contemporaneously with the issuance of such Letter of Credit:
          (a) All of the representations and warranties of the Borrower Parties under this Agreement and the other Loan Documents, which, pursuant to Section 5.2, are made at and as of the time of the issuance of such Letter of Credit, shall be true and correct in all material respects (unless any such representation or warranty is qualified as to materiality, in which case such representation and warranty shall be true and correct in all respects) at such time, both before and after giving effect to the issuance of such Letter of Credit;
          (b) Since September 30, 2009, there has occurred no event which has had or could reasonably be expected to have a Materially Adverse Effect;
          (c) There shall not exist on the date of issuance of such Letter of Credit, and after giving effect thereto, a Default or an Event of Default; and
          (d) The Administrative Agent and the Issuing Bank shall have received all such other certificates, reports, statements, opinions of counsel, or other documents as the Administrative Agent or the Issuing Bank may reasonably request and all other conditions to the issuance of such Letter of Credit which are set forth in this Agreement shall have been fulfilled.
     Each Borrower hereby agrees that the delivery of any Request for Issuance of a Letter of Credit hereunder shall be deemed to be the certification of the Authorized Signatory thereof that all of the conditions set forth in this Section 4.3 have been satisfied. Notwithstanding the foregoing, if the conditions, or any of them, set forth above are not satisfied, such conditions may be waived by the requisite Lenders under Section 11.12, and, in any event the Majority Lenders may waive the condition set forth in Section 4.3(c).

ARTICLE 5.
REPRESENTATIONS AND WARRANTIES
     Section 5.1 General Representations and Warranties. In order to induce the Lender Group to enter into this Agreement and to extend the Loans and issue the Letters of Credit for the benefit of the Borrowers, each Borrower Party hereby represents, and warrants that:
          (a) Organization; Power; Qualification. Each Borrower Party and each Subsidiary of a Borrower Party (i) is a corporation, partnership or limited liability company duly organized, validly existing, and in active status or good standing under the laws of its state of incorporation or formation, (ii) has the corporate or other company power and authority to own or lease and operate its properties and to carry on its business as now being and hereafter proposed to be conducted, and (iii) is duly qualified and is in active status or good standing as a foreign corporation or other company, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization except in each case where the failure to have such power and authority described in clause (ii) above or to be so qualified as described in clause (iii) above would not reasonably be expected to have a Materially Adverse Effect.
          (b) Authorization; Enforceability. Each Borrower Party has the power and has taken all necessary action, corporate or otherwise, to authorize it to execute, deliver, and perform its obligations under this Agreement and each of the other Loan Documents to which it is a party in accordance with the terms thereof and to consummate the transactions contemplated hereby and thereby. Each of this Agreement and each other Loan Document to which a Borrower Party is a party has been duly executed and delivered by such Borrower Party, and (except for Requests for Advance, Requests for Issuance of Letters of Credit, Notices of Conversion/Continuation, Notices of Requested Commitment Increases and Uniform Commercial Code financing statements solely to the extent they do not contain any affirmative obligations of the Borrower Parties) is a legal, valid and binding obligation of such Borrower Party, enforceable in accordance with its terms except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).
          (c) Partnerships; Joint Ventures; Subsidiaries. Except as disclosed on Schedule 5.1(c)-1, as of the Agreement Date, no Borrower Party or any Subsidiary of a Borrower Party has any Subsidiaries, which Subsidiaries are identified on such Schedule as Domestic Subsidiaries or Foreign Subsidiaries. As of the Agreement Date, no Borrower Party or any Subsidiary of a Borrower Party is a partner or joint venturer in any partnership or joint venture other than (i) the Subsidiaries listed on Schedule 5.1(c)-1 and

(ii) the partnerships and joint ventures (that are not Subsidiaries) listed on Schedule 5.1(c)-2. Schedule 5.1(c)-1 and Schedule 5.1(c)-2 set forth, for each Person set forth thereon, a complete and accurate statement of (i) the percentage ownership of each such Person by the applicable Borrower Party or Subsidiary of a Borrower Party as of the Agreement Date, (ii) the state or other jurisdiction of incorporation or formation, as appropriate, of each such Person as of the Agreement Date, (iii) each state in which the failure of such Person to be qualified to do business as of the Agreement Date could reasonably be expected to cause a Materially Adverse Effect and (iv) all of each such Person’s trade names, trade styles or doing business forms which such Person has used or under which such Person has transacted business during the five (5) year period immediately preceding the Agreement Date.
          (d) Capital Stock and Related Matters. The authorized Equity Interests as of the Agreement Date of each Borrower Party and each Subsidiary of a Borrower Party that is a corporation and the number of shares of such Equity Interests that are issued and outstanding as of the Agreement Date are as set forth on Schedule 5.1(d). All of the shares of such Equity Interests in each Borrower Party and each Subsidiary of a Borrower Party that are issued and outstanding as of the Agreement Date have been duly authorized and validly issued and are fully paid and non-assessable. None of such Equity Interests in each Borrower Party and each Subsidiary of a Borrower Party have been issued in violation of the Securities Act, or the securities, “Blue Sky” or other Applicable Laws of any applicable jurisdiction. As of the Agreement Date, the Equity Interests of each such Borrower Party and each such Subsidiary of a Borrower Party are owned by the parties listed on Schedule 5.1(d) in the amounts set forth on such schedule and a description of the Equity Interests of each such party is listed on Schedule 5.1(d). As of the Agreement Date, except as described on Schedule 5.1(d), no Borrower Party or any Subsidiary of a Borrower Party has outstanding any stock or securities convertible into or exchangeable for any shares of its Equity Interests, nor are there any preemptive or similar rights to subscribe for or to purchase, or any other rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments, or claims of any character relating to, any Equity Interests or any stock or securities convertible into or exchangeable for any Equity Interests. Except as set forth on Schedule 5.1(d), as of the Agreement Date, no Borrower Party or any Subsidiary of any Borrower Party is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Equity Interests or to register any shares of its Equity Interests, and there are no agreements restricting the transfer of any shares of such Borrower Party’s or such Subsidiary’s Equity Interests or restricting the ability of any Subsidiary of any Borrower from making distributions, dividends or other Restricted Payments to such Borrower.
          (e) Compliance with Law, Loan Documents, and Contemplated Transactions. The execution, delivery, and performance of this Agreement and each of the other Loan Documents and the Bank Products Documents in accordance with their respective terms and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate any Applicable Law, (ii) conflict with, result in a breach of, or constitute a default under the certificate of incorporation or formation or by laws, partnership agreement or operating agreement of any Borrower Party or under any indenture, agreement, or other instrument to which any Borrower Party is a party or by which any Borrower Party or any of its properties may be bound, or (iii) result in or require the creation or imposition of any Lien upon or with any assets or property of any Borrower Party except Permitted Liens.
          (f) Necessary Authorizations. Each Borrower Party and each Subsidiary of a Borrower Party has obtained all Necessary Authorizations (including all FCC Licenses and State PUC Licenses), and all such Necessary Authorizations (including FCC Licenses and State PUC Licenses) are in full force and effect except, other than with respect to the transactions contemplated by the Loan Documents, where failure to obtain such Necessary Authorizations, or the failure of such Necessary Authorizations to be in full force and effect, could not reasonably be expected to have a Materially Adverse Effect. None of such Necessary Authorizations is the subject of any pending or, to the best of each Borrower Party’s knowledge, threatened attack, application, objection or any other petition with a Governmental Authority for revocation, termination, suspension, denial or material modification of a Necessary Authorization, by the grantor of the Necessary Authorization except, other than with respect to the transactions contemplated by the Loan Documents, where the revocation by the grantor of such Necessary Authorizations could not reasonably be expected to have a Materially Adverse Effect. The actions of any applicable Governmental Authority granting all Necessary Authorizations have not been reversed, stayed, enjoined, annulled or suspended. Each Borrower Party has duly and timely filed all material reports, statements and filings, and paid all required regulatory fees in accordance with the application rules and regulations of each applicable Governmental Authority, that are required to be filed by any of them with respect to licenses under the Communications Act or any applicable State Telecommunications Laws, and are in all respects in compliance therewith, including the rules and regulations of the FCC and each applicable State PUC, in each case, except any such failure to comply which has not, and could not reasonably be expected to have, a Materially Adverse Effect. Each Borrower Party has received, and is in all respects in compliance with all State PUC Licenses and the applicable State Telecommunications Laws, except any such failure to comply which has not, and could not reasonably be expected to have, a Materially Adverse Effect or result in such Borrower Party not being authorized to own or operate any material portion of its Telecommunications Assets, or incur or remain liable with respect to any of the Obligations or Liens granted as security therefore. No Borrower Party has any knowledge of any event or circumstance constituting (i) noncompliance (or any Person alleging noncompliance) with any rule or regulation of the FCC and (ii) noncompliance (or any Person alleging noncompliance) with any applicable State Telecommunications Laws, except any noncompliance which has not, and could not reasonably be expected to have, a Materially Adverse Effect or result in any Borrower Party not being authorized to own or operate any material portion of the Telecommunication Assets, or incur or remain liable with respect to any of the Obligations or Liens granted as security therefor.
          (g) Title to Properties. Each Borrower Party has good, marketable and legal title to, or a valid leasehold interest in, all of its properties and assets except as could not, individually or in the aggregate, be expected to have a Materially Adverse Effect, and none of such properties or assets is subject to any Liens, other than Permitted Liens.
          (h) Intentionally Omitted.
          (i) Labor Matters. Except as disclosed on Schedule 5.1(i): as of the Agreement Date, (i) no Borrower Party is engaged in any unfair labor practice; (ii) there is no unfair labor practice complaint pending against any Borrower Party before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against any Borrower Party; and (iii) no strike or work stoppage is in existence involving any employees of any Borrower Party, except (with respect to any matter specified in clause (i) or (ii) above) such as could not reasonably be expected to have a Materially Adverse Effect.
          (j) Taxes. Except as set forth on Schedule 5.1(j), all federal, state and other material tax returns of each Borrower Party and each Subsidiary of a Borrower Party required by law to be filed have been duly filed, all such tax returns are true, complete and correct in all material respects, and all federal, state, and other material taxes (including without limitation, all real estate and personal property, income, franchise, transfer and gains taxes), all general or special assessments, and other governmental charges or levies upon each Borrower Party and each Subsidiary of a Borrower Party and any of their respective properties, income, profits, and assets, which are shown thereon as due and payable, have been paid, except any payment of any of the foregoing which such Borrower Party or such Subsidiary, as applicable, is currently contesting in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of such Borrower Party or such Subsidiary, as the case may be. As of the Agreement Date, no adjustment relating to any tax returns has been proposed formally or informally by any Governmental Authority and, to the knowledge of each Borrower Party no basis exists for any such adjustment, except as reflected in the charges, accruals and reserves on the books of the Borrower Parties and their Subsidiaries or except such as could not reasonably be expected to have a Materially Adverse Effect. Except as described in Schedule 5.1(j), no Borrower Party has executed or filed with the Internal Revenue Service or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any taxes. Except as set forth on Schedule 5.1(j), as of the Agreement Date, none of the Borrower Parties and their respective predecessors are liable for any taxes: (i) under any agreement (including any tax sharing agreements) or (ii) to each Borrower Party’s knowledge, as a transferee. As of the

Agreement Date, no Borrower Party has agreed, or been requested, to make any adjustment under Code Section 481(a), by reason of a change in accounting method or otherwise, which would have a Materially Adverse Effect.
          (k) Financial Statements. The Borrowers have furnished, or have caused to be furnished, to the Lenders (i) the consolidated audited financial statements of the Borrowers which are complete and correct in all material respects and present fairly in accordance with GAAP the respective financial positions of the Borrowers for fiscal years ending on June 30, 2008 and June 30, 2009, and the results of operations for the fiscal year then ended, and (ii) the unaudited consolidated financial statements of the Borrowers which are complete and correct in all material respects and present fairly in accordance with GAAP, subject to normal year end adjustments, the respective financial positions of the Borrowers as at September 30, 2009, and the results of operations for the twelve-month period then ended.
          (l) No Adverse Change. Since September 30, 2009, there has occurred no event which has had or could reasonably be expected to have a Materially Adverse Effect.
          (m) Investments and Guaranties. As of the Agreement Date, no Borrower Party or any Subsidiary of a Borrower Party owns any Equity Interests of any Person except as disclosed on Schedules 5.1(c)-1 and 5.1(c)-2, or has outstanding loans or advances to, or guaranties of the obligations of, any Person, except as reflected in the financial statements referred to in Section 5.1(k) or disclosed on Schedule 5.1(m).
          (n) Liabilities, Litigation, etc. As of the Agreement Date, except for liabilities incurred in the normal course of business, no Borrower Party or any Subsidiary of any Borrower Party has any material (individually or in the aggregate) liabilities, direct or contingent, except as disclosed or referred to in the financial statements referred to in Section 5.1(k) or with respect to the Obligations or the Senior Note Indebtedness. As of the Agreement Date, except as described on Schedules 5.1(n), there is no litigation, legal or administrative proceeding, or, to the knowledge of the Borrower Parties, investigation or other action of any nature, pending or, to the knowledge of the Borrower Parties, threatened against or affecting any Borrower Party, any Subsidiary of any Borrower Party or any of their respective properties which could reasonably be expected to result in any judgment against or liability of such Borrower Party or Subsidiary in excess of $5,000,000 individually or in the aggregate with respect to all Borrower Parties and their Subsidiaries, or the loss of any certification or license material to the operation of such Borrower Party’s or Subsidiary’s business. None of such litigation disclosed on Schedules 5.1(n), individually or collectively, could reasonably be expected to have a Materially Adverse Effect.
          (o) ERISA. Schedule 5.1(o) lists (i) all ERISA Affiliates and (ii) all Plans and separately identifies all Title IV Plans, Multiemployer Plans, and Retiree Welfare Plans. Copies of all such listed Plans, together with a copy of the latest

IRS/DOL 5500-series form for each such Plan, have been delivered to the Administrative Agent. Except with respect to Multiemployer Plans, each Plan intended to be qualified under Code Section 401 has been determined by the Internal Revenue Service to qualify under Section 401 of the Code, the trusts created thereunder have been determined to be exempt from tax under the provisions of Sections 501 of the Code, and nothing has occurred that would reasonably be expected to cause the loss of such qualification or tax-exempt status. Except any such failure to comply which has not, and could not reasonably be expected to have, a Materially Adverse Effect, each Borrower Party and each ERISA Affiliate and each of their respective Plans are in compliance in all material respects with ERISA and the Code. No Borrower Party nor any of its ERISA Affiliates has incurred any accumulated funding deficiency with respect to any such Plan within the meaning of ERISA or the Code. No Borrower Party or, to each Borrower Party’s knowledge, any of its ERISA Affiliates has made any promises of retirement or other benefits to employees, except (i) as set forth in the Plans and (ii) that could reasonably be expected to have a Materially Adverse Effect. No Borrower Party or ERISA Affiliate has incurred any material liability to the PBGC in connection with any such Plan (other than the payment of premiums that are not past due). No Title IV Plan has any Unfunded Pension Liability. No ERISA Event or event described in Section 4062(e) of ERISA that could reasonably be expected to have a Materially Adverse Effect has occurred and is continuing with respect to any such Plan. Except as could not reasonably be expected to have a Materially Adverse Effect, there are no pending, or to the knowledge of any Borrower Party, threatened claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any Person as fiduciary (as defined in Section 3(21) of ERISA) or sponsor of any Plan. Except as could not reasonably be expected to have a Materially Adverse Effect, no such Plan or trust created thereunder, or party in interest (as defined in Section 3(14) of ERISA), or any fiduciary (as defined in Section 3(21) of ERISA), has engaged in a non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) which would subject such Plan or any other Plan of any Borrower Party or any of its ERISA Affiliates, any trust created thereunder, or any such party in interest or fiduciary, or any party dealing with any such Plan or any such trust to any material penalty or tax on “prohibited transactions” imposed by Section 502 of ERISA or Section 4975 of the Code.
          (p) Intellectual Property; Licenses; Certifications. As of the Agreement Date, except as set forth on Schedule 5.1(p), no Borrower Party or any Subsidiary of a Borrower Party owns any registered patents, trademarks, service marks, copyrights, franchises, licenses and other intellectual property (collectively, “IP Rights”) and has no pending registration applications with respect to any of the foregoing. No other IP Rights are necessary for the operation of the business of the Borrower Parties and their Subsidiaries, except for such IP Rights, the failure to obtain which could not reasonably be expected to have a Materially Adverse Effect. No claim has been asserted and is pending by any Person challenging or questioning the use of any IP Rights or the validity or effectiveness of any IP Rights, nor does any Borrower Party have knowledge of any such claim, and, to the knowledge of the Borrower Parties, the use of any IP Rights by any Borrower Party or any Subsidiary or the granting of a right or license in respect of any IP Rights from any Borrower Party or any Subsidiary does not infringe on the rights of any Person, except, in each case, for such claims, and such infringements, as could not reasonably be expected to have a Materially Adverse Effect. Except as set forth on Schedule 5.1(p), (a) none of the IP Rights owned by any of the Borrower Parties is subject to any licensing agreement or similar arrangement and (b) no material licenses or certifications are necessary for the operation of the Borrower Parties’ and their Subsidiaries’ business, except, in each case, for such agreements and arrangements and such licenses and certifications, the failure to obtain which, could not reasonably be expected to have a Materially Adverse Effect.
          (q) Compliance with Law. Each Borrower Party and each Subsidiary of a Borrower Party is in compliance with all Applicable Laws and with all of the provisions of its certificate of incorporation or formation and by-laws or other governing documents except where the failure to be in compliance could not reasonably be expected to have a Materially Adverse Effect.
          (r) Accuracy and Completeness of Information. All written information, reports, other papers and data relating to the Borrower Parties and their Subsidiaries furnished by or at the direction of the Borrower Parties to the Lender Group were, at the time furnished, taken as a whole with all other such information, reports, other papers and data furnished previously or concurrently, complete and correct in all material respects. No fact is currently known to any Borrower Party which has, or could reasonably be expected to have, a Materially Adverse Effect. With respect to projections, estimates and forecasts given to the Lender Group, such projections, estimates and forecasts are based on the Borrower Parties’ good faith assessment of the future of the business at the time made. The Borrower Parties had a reasonable basis for such assessment at the time made.
          (s) Compliance with Regulations T, U, and X. No Borrower Party or any Subsidiary of a Borrower Party is engaged principally in the business of or has as one of its important activities in the business of extending credit for the purpose of purchasing or carrying, and no Borrower Party or any Subsidiary of a Borrower Party owns or presently intends to acquire, any “margin security” or “margin stock” as defined in Regulations T, U and X of the Board of Governors of the Federal Reserve System (herein called “Margin Stock”). None of the proceeds of the Loans will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock or for the purpose of reducing or retiring any Funded Debt which was originally incurred to purchase or carry Margin Stock or for any other purpose which might constitute this transaction a “purpose credit” within the meaning of said Regulations T, U and X. None of any Borrower Party, any Subsidiary of a Borrower Party or any bank acting on its behalf has taken or will take any action which might cause this Agreement or any other Loan Documents to violate Regulation T, U or X or any other regulation of the Board of

Governors of the Federal Reserve System or to violate the SEA, in each case as now in effect or as the same may hereafter be in effect. If so requested by the Administrative Agent, the Borrower Parties and their Subsidiaries will furnish the Administrative Agent with (i) a statement or statements in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U of said Board of Governors and (ii) other documents evidencing its compliance with the margin regulations reasonably requested by the Administrative Agent, including without limitation an opinion of counsel in form and substance reasonably satisfactory to the Administrative Agent. Neither the making of the Loans nor the use of proceeds thereof will violate, or be inconsistent with, the provisions of Regulation T, U or X of said Board of Governors.
          (t) Solvency. As of the Agreement Date and after giving effect to the transactions contemplated by the Loan Documents (i) the property of the Borrower Parties, on a consolidated basis, at a fair valuation on a going concern basis, will exceed its debt; (ii) the capital of the Borrower Parties, on a consolidated basis, will not be unreasonably small to conduct their business; and (iii) the Borrower Parties, on a consolidated basis, will not have incurred debts, or have intended to incur debts, beyond their ability to pay such debts as they mature. For purposes of this Section 5.1(t), “debt” shall mean any liability on a claim, and “claim” shall mean (A) the right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, undisputed, legal, equitable, secured or unsecured, or (B) the right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, undisputed, secured or unsecured.
          (u) Insurance. The Borrower Parties and their Subsidiaries have insurance meeting the requirements of Section 6.5, and such insurance policies are in full force and effect. As of the Agreement Date, all insurance maintained by the Borrower Parties and their Subsidiaries is fully described on Schedule 5.1(u).
          (v) Broker’s or Finder’s Commissions. No broker’s or finder’s fee or commission will be payable with respect to the execution and delivery of this Agreement and the other Loan Documents, and no other similar fees or commissions will be payable by the Borrower Parties for any other services rendered to the Borrower Parties ancillary to the credit transactions contemplated herein.
          (w) Real Property. All real property leased by each Borrower Party and each Subsidiary of a Borrower Party constituting a material collocation and interconnection data center location as of the Agreement Date for which the annual rent expense is greater than $150,000, and the name of the lessor of such real property, is set forth in Schedule 5.1(w)-1. The leases of each Borrower Party and each Subsidiary of a Borrower Party are valid, enforceable and in full force and effect, and, as of the Agreement Date, have not been modified or amended, except as otherwise set forth in Schedule 5.1(w)-1 or as could not reasonably be expected to have a Materially Adverse

Effect. All real property owned by each Borrower Party or a Subsidiary of a Borrower Party as of the Agreement Date with a value in excess of $350,000 is set forth in Schedule 5.1(w)-2. The Administrative Borrower shall provide notice to the Administrative Agent upon the purchase by any Borrower Party of any real property with a value in excess of $350,000, and, if the value of such real property is in excess of $500,000, upon the request of the Collateral Agent, the applicable Borrower Party shall deliver a Mortgage with respect to such real property and all other documentation reasonably requested by the Collateral Agent, including, without limitation, one or more opinions of counsel.
          (x) Environmental Matters.
          (i) Except as specifically disclosed in Schedule 5.1(x) or as could not, individually or in the aggregate, reasonably be expected to have a Materially Adverse Effect, no Borrower Party or any Subsidiary thereof (A) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (B) has received notice of any claim with respect to any Environmental Law or (C) knows of any basis for any liability under any Environmental Law.
          (ii) Except in each case, as could not, individually or in the aggregate, reasonably be expected to have a Materially Adverse Effect or as otherwise set forth in Schedule 5.1(x), (A) there are no and never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or, to the knowledge of any Borrower Party, operated by any Borrower Party; (B) there is no asbestos or asbestos-containing material on any property currently owned or, to the knowledge of any Borrower Party, operated by any Borrower Party or; and (C) to the knowledge of the Borrower Parties, Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Borrower Party or any Subsidiary thereof.
               (iii) Except in each case, as could not, individually or in the aggregate, reasonably be expected to have a Materially Adverse Effect or as otherwise set forth on Schedule 5.1(x), (i) no Borrower Party or any Subsidiary thereof is undertaking, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and (ii) all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Borrower Party or any Subsidiary thereof have been disposed of in a manner not reasonably expected to result in liability to any Borrower Party or any Subsidiary thereof.
          (y) Intentionally Omitted.
          (z) Intentionally Omitted.
          (aa) Investment Company Act. No Borrower Party or any Subsidiary of a Borrower Party is required to register under the provisions of the Investment Company Act of 1940, as amended, and neither the entering into or performance by the Borrower Parties of this Agreement nor the issuance of any Revolving Loan Notes violates any provision of such Act or requires any consent, approval, or authorization of, or registration with, any governmental or public body or authority pursuant to any of the provisions of such Act, in each case, that have not already been obtained.
          (bb) Patriot Act. Neither any Borrower Party nor any of its Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended or any enabling legislation or executive order relating thereto. Neither any Borrower Party nor any or its Subsidiaries is in violation of (a) the Trading with the Enemy Act, as amended, (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the USA Patriot Act. None of the Borrower Parties (i) is a blocked person described in section 1 of the Executive Order No. 13224 or (ii) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.
          (cc) OFAC. None of the Borrower Parties, any Subsidiary of Parent, any Affiliate of the Borrower Parties (other than an Affiliate that is a shareholder of Parent) or, to the knowledge of any Borrower Party as of the Agreement Date, any Affiliate that is a shareholder of Parent (i) is a Sanctioned Person, (ii) has more than 15% of its assets in Sanctioned Countries, or (iii) derives more than 15% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries. No part of the proceeds of any Loans hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country or for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
          (dd) Indenture.
               (i) Delivery. The Borrowers have delivered to the Administrative Agent complete and correct copies of (i) each Senior Note Document and of all exhibits and schedules thereto as of the date hereof, and (ii) copies of any amendment, restatement, supplement or other modification to or waiver of each Senior Note Document entered into after the date hereof.
               (ii) Governmental Approvals. All Governmental Authorizations and all other authorizations, approvals and consents of any other Person required to be obtained by the Senior Note Documents as of the date of this Agreement have been obtained and are in full force and effect.
               (iii) Conditions Precedent. On the Agreement Date, all of the conditions to the effectiveness of the Indenture have been duly satisfied or waived.
     Section 5.2 Survival of Representations and Warranties, etc. All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made, and shall be true and correct, at and as of the Agreement Date and, in all material respects (unless any such representation or warranty is qualified as to materiality, in which case such representation and warranty shall be true and correct in all respects), at the date of each Advance or issuance of a Letter of Credit hereunder (except to the extent that such representation or warranty specifically refers to an earlier date, in which case it shall be so true and correct as of such earlier date), except to the extent previously fulfilled in accordance with the terms of this Agreement or the other Loan Documents and to the extent subsequently inapplicable. All representations and warranties made under this Agreement and the other Loan Documents shall survive, and not be waived by, the execution hereof by the Lender Group, or any of them, any investigation or inquiry by any member of the Lender Group, or the making of any Advance or the issuance of any Letter of Credit under this Agreement.
ARTICLE 6.
GENERAL COVENANTS
     Until the later of the date the Obligations are repaid in full or the date the Borrowers no longer have the right to borrow, or have Letters of Credit issued, hereunder (whether or not the conditions to borrowing have been or can be fulfilled), and unless the Majority Lenders shall otherwise give their prior consent in writing:
     Section 6.1 Preservation of Existence and Similar Matters. Each Borrower Party will, and will cause each of its Subsidiaries to (i) except as expressly permitted by Section 8.7, preserve and maintain its due organization, valid existence and good standing, in each case in its jurisdiction of incorporation or organization, (ii) qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization except where the failure to be so qualified would not reasonably be expected to have a

Materially Adverse Effect, and (iii) maintain all Necessary Authorizations except where the failure to maintain such Necessary Authorizations could not reasonably be expected to have a Materially Adverse Effect.
     Section 6.2 Compliance with Applicable Law. Each Borrower Party will, and will cause each of its Subsidiaries to, comply, in all material respects, with the requirements of all Applicable Law, except in such instances in which such requirement of Applicable Law is being contested in good faith by appropriate proceedings diligently conducted, or in which failure to comply with such requirement of Applicable Law could not reasonably be expected to have a Materially Adverse Effect.
     Section 6.3 Maintenance of Properties. Each Borrower Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in the ordinary course of business in good repair, working order and condition, normal wear and tear and disposal of obsolete equipment excepted, all properties used or useful in its business (whether owned or held under lease), and from time to time make or cause to be made all needed and appropriate repairs, renewals, replacements, additions, betterments, and improvements thereto, except where the failure to do so could not reasonably be expected to have a Materially Adverse Effect.
     Section 6.4 Accounting Methods and Financial Records. Parent and its Subsidiaries shall maintain, on a consolidated basis, a system of accounting established and administered in accordance with GAAP and will keep adequate records and books of account in which complete entries will be made in accordance with such accounting principles consistently applied and reflecting all transactions required to be reflected by such accounting principles.
     Section 6.5 Insurance. Each Borrower Party will, and will cause each of its Subsidiaries to, maintain insurance including, but not limited to, property insurance, public liability, comprehensive general liability with respect to losses and claims in excess of $1,000,000 individually, or $2,000,000 in the aggregate during any policy year, business interruption and fidelity coverage insurance, in such amounts and against such risks as would be customary for companies in the same industry and of comparable size as the Borrower Parties and their Subsidiaries from financially sound and reputable insurance companies having and maintaining an A.M. Best rating of “A minus” or better and being in a size category of VI or larger or otherwise acceptable to the Administrative Agent. In addition to the foregoing, each Borrower Party further agrees to maintain and pay for insurance upon all goods constituting Collateral wherever located, in storage or in transit in vehicles, vessels or aircraft, including goods evidenced by documents, covering casualty, hazard, public liability and such other risks and in such amounts as would be customary for companies in the same industry and of comparable size as the Borrower Parties and not less than replacement costs, from financially sound and reputable insurance companies having and maintaining an A.M. Best rating of “A minus” or better and being in a size category of VI or larger or otherwise acceptable to the Administrative

Agent to insure the Lender Group’s interest in such Collateral. All such property insurance policies covering goods that constitute Collateral shall name the Collateral Agent as loss payee and all liability insurance policies shall name the Administrative Agent and the Collateral Agent as additional insured. Each Borrower Party shall deliver certificates of insurance evidencing that the required insurance is in force together with satisfactory lender’s loss payable and additional insured, as applicable, endorsements. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than thirty (30) days’ prior written notice to the Administrative Agent in the event of cancellation or material modification of the policy for any reason whatsoever (other than non-payment of premiums, which notice may be less than thirty (30) days but shall be at least ten (10) days). If any Borrower Party fails to provide and pay for such insurance, the Administrative Agent may, at the Borrowers’ expense, procure the same, but shall not be required to do so. Each Borrower Party agrees to deliver to the Administrative Agent, promptly as rendered, true copies of all reports made in any reporting forms to insurance companies.
     Section 6.6 Payment of Taxes and Claims. Each Borrower Party will, and will cause each of its Subsidiaries to, pay and discharge all taxes, assessments, and governmental charges or levies imposed upon it or its income or profit or upon any properties belonging to it prior to the date on which penalties attach thereto, and all lawful claims for labor, materials and supplies which have become due and payable and which by law have or may become a Lien upon any of its Property; except that, no such tax, assessment, charge, levy, or claim need be paid which is being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on the appropriate books, but only so long as such tax, assessment, charge, levy, or claim does not become a Lien or charge other than a Permitted Lien.
     Section 6.7 Visits and Inspections. Each Borrower Party will, and will permit each of its Subsidiaries to, permit representatives of the Administrative Agent, including, without limitation, any consultant engaged by the Administrative Agent who has agreed with the Borrower Parties to comply with Section 11.17, upon reasonable advance notice to the Borrower Parties and, unless an Event of Default has occurred and is continuing, not more than two (2) times each calendar year, to (a) visit and inspect the properties of the Borrower Parties and their Subsidiaries during normal business hours, (b) inspect and make extracts from and copies of the Borrower Parties’ and their Subsidiaries’ books and records and (c) discuss with the Borrower Parties’ and their Subsidiaries’ respective principal officers the Borrower Parties’ or such Subsidiaries’ businesses, assets, liabilities, financial positions, results of operations, and business prospects relating to the Borrower Parties or such Subsidiaries. Any other member of the Lender Group may, at its expense (unless an Event of Default has occurred and is continuing), accompany the Administrative Agent on any regularly scheduled visit (or at any time that a Default exists any visit regardless of whether it is regularly scheduled) to the Borrower Parties and their Subsidiaries’ properties. In addition, the Borrowers shall permit the Administrative Agent and the Lenders to conduct an annual meeting, upon reasonable advance notice to the Administrative Borrower and at a time reasonably convenient to the Administrative Borrower, at the Administrative Borrower’s corporate headquarters which may also be conducted telephonically or at another location to be mutually agreed upon by the Administrative Agent and the Administrative Borrower; provided, for the avoidance of doubt, the Borrower Parties shall not be responsible for the costs and expenses of the Administrative Agent and the Lenders with respect to such annual meeting.
     Section 6.8 Intentionally Omitted.
     Section 6.9 ERISA. Each Borrower Party shall at all times make, or cause to be made, prompt payment of contributions required to meet the minimum funding standards set forth in ERISA with respect to each Borrower Party’s and its ERISA Affiliates’ Plans that are subject to such funding requirements; furnish to the Administrative Agent, promptly upon the Administrative Agent’s request therefor, copies of any annual report required to be filed pursuant to ERISA in connection with each such Plan of each Borrower Party and its ERISA Affiliates; notify the Administrative Agent as soon as practicable of any ERISA Event regarding any such Plan that could reasonably be expected to have a Materially Adverse Effect; and furnish to the Administrative Agent, promptly upon the Administrative Agent’s request therefor, such additional information concerning any such Plan as may be reasonably requested by the Administrative Agent.
     Section 6.10 Lien Perfection. Each Borrower Party agrees to take such action as may be reasonably requested by the Collateral Agent to perfect or continue the perfection of the Collateral Agent’s (on behalf of, and for the benefit of, the Secured Parties) security interest in the Collateral. Each Borrower Party hereby authorizes the Collateral Agent to file any such financing statement on such Borrower Party’s behalf describing the Collateral as “all assets of the debtor” or “all personal property of the debtor”.
     Section 6.11 Intentionally Omitted.
     Section 6.12 Intentionally Omitted.
     Section 6.13 Blocked Account Agreements.
          (a) Each deposit account and securities account owned or maintained by the Borrower Parties (other than an Excluded Deposit Account) shall be maintained at a bank or financial institution which is reasonably acceptable to the Collateral Agent (each such bank, a “Cash Management Bank”). As of the Agreement Date, each deposit account and securities account of the Borrower Parties are listed on Schedule 6.13 and such schedule designates which accounts are deposit accounts. Except with respect to Excluded Deposit Accounts or with the prior written consent of the Collateral Agent, each deposit account and securities account maintained by any Borrower Party shall be subject to a control agreement in form and substance satisfactory to the Administrative Agent and such bank or financial institution (each such account, a “Blocked Account

Agreement”). Each such Blocked Account Agreement shall provide, among other things, that from and after the Agreement Date, the relevant Cash Management Bank, agrees, from and after the receipt of a notice (an “Activation Notice”) from the Collateral Agent (which Activation Notice shall be given by the Collateral Agent at any time at which an Event of Default has occurred and is continuing), to forward immediately all amounts in each deposit account or securities account, as the case may be to the Collateral Agent per its instructions and to commence the process of daily sweeps from such account to the Collateral Agent.
          (b) In the event that any Borrower Party shall at any time receive any remittances of any of the foregoing directly or shall receive any other funds representing proceeds of the Collateral, such Borrower Party shall hold the same as trustee for the Collateral Agent, shall segregate such remittances from its other assets, and shall promptly deposit the same into a Blocked Account. All cash, cash equivalents, checks, notes, drafts or similar items of payment received by any Borrower Party shall be deposited into a Blocked Account promptly upon receipt thereof by such Borrower Party.
     Section 6.14 Further Assurances. Upon the request of the Administrative Agent, each Borrower Party will promptly cure, or cause to be cured, defects in the creation and issuance of any Revolving Loan Notes and the execution and delivery of the Loan Documents (including this Agreement) and any Bank Products Documents, resulting from any act or failure to act by any Borrower Party or any employee or officer thereof. Each Borrower Party at its expense will promptly execute and deliver to the Administrative Agent and the Lenders, or cause to be executed and delivered to the Administrative Agent and the Lenders, all such other and further documents, agreements, and instruments in compliance with or accomplishment of the covenants and agreements of the Borrower Parties in the Loan Documents (including this Agreement) and the Bank Products Documents, or more fully to effect the purposes thereof or of any of the Loan Documents or the Bank Products Documents, or to ensure the continued validity, perfection and priority of the Liens in accordance with the terms hereof, all as may be necessary or appropriate in connection therewith as may be reasonably requested by the Administrative Agent.
     Section 6.15 Broker’s Claims. Each Borrower Party hereby indemnifies and agrees to hold each member of the Lender Group harmless from and against any and all losses, liabilities, damages, costs and expenses which may be suffered or incurred by such member of the Lender Group in respect of any claim, suit, action or cause of action now or hereafter asserted by a broker or any Person acting in a similar capacity arising from or in connection with the execution and delivery of this Agreement or any other Loan Document or Bank Products Document or the consummation of the transactions contemplated herein or therein. This Section 6.15 shall survive termination of this Agreement.

     Section 6.16 Indemnity. Each Borrower Party will indemnify and hold harmless each Indemnified Person from and against any and all claims, liabilities, investigations, losses, damages, actions, demands, penalties, judgments, suits, investigations and costs, expenses (including reasonable fees and expenses of experts, agents, consultants and counsel) and disbursements, in each case, of any kind or nature (whether or not the Indemnified Person is a party to any such action, suit or investigation, and whether such claim, proceeding or action is brought by either any Borrower, any Guarantor, or any third party) whatsoever which may be imposed on, incurred by, or asserted against an Indemnified Person resulting from any breach or alleged breach by the Borrower Parties of any representation or warranty made hereunder, or otherwise in any way relating to or arising out of the Revolving Loan Commitment, this Agreement, the other Loan Documents, the Bank Products Documents or any other document contemplated by this Agreement, the making, administration or enforcement of the Loan Documents and the Loans or any Bank Products Documents, any transaction contemplated hereby or any related matters unless, with respect to any of the above, such Indemnified Person or its officers, directors, employees or agents, is determined by a final non-appealable judgment of a court of competent jurisdiction to have acted or failed to act with gross negligence or willful misconduct or to have been in material breach of any Loan Document. NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO ANY LOAN DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER ANY LOAN DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR UNDER ANY OTHER LOAN DOCUMENT. This Section 6.16 shall survive termination of this Agreement whether or not any Obligations remain outstanding.
     Section 6.17 Environmental Matters. Each Borrower Party shall (a) conduct its operations and keep and maintain its Properties in compliance with all Environmental Laws, except where the failure to do so could not reasonably be expected to have a Materially Adverse Effect; (b) obtain and renew all environmental permits necessary for its operations and Properties, except where the failure to do so could not reasonably be expected to have a Materially Adverse Effect; and (c) implement any and all investigation, remediation, removal and response actions that are appropriate or necessary to maintain the value and marketability of its Properties or to otherwise comply with Environmental Laws pertaining to the presence, generation, treatment, storage, use, disposal, transportation or release of any Hazardous Materials on, at, in, under, above, to, from or about any of its Properties, provided, however, that no Borrower Party shall be required to undertake any such investigation, remediation, removal or response action to the extent that (i) its obligation to do so is being contested in good faith and by proper proceedings and adequate reserves have been set aside and are being maintained by the

Borrower Parties with respect to such circumstances in accordance with GAAP, or (ii) failure to undertake any investigation, remediation, removal or response action could not reasonably be expected to have a Materially Adverse Effect.
     Section 6.18 Formation of Subsidiaries. At the time of the formation of any direct or indirect Subsidiary of any Borrower after the Agreement Date or the acquisition of any direct or indirect Subsidiary of any Borrower after the Agreement Date, the Borrower Parties, as appropriate, shall (a) cause such Subsidiary, if it is a Domestic Subsidiary to provide to the Administrative Agent, for the benefit of the Lender Group, a joinder and supplement to this Agreement substantially in the form of Exhibit H (each, a “Guaranty Supplement”), pursuant to which such Domestic Subsidiary shall agree to join as a Guarantor of the Obligations under Article 3 and as a Borrower Party under this Agreement, a supplement to the Security Agreement, and such other security documents, together with appropriate Uniform Commercial Code financing statements, all in form and substance reasonably satisfactory to the Administrative Agent or Collateral Agent, as applicable, (b) provide to the Collateral Agent, for the benefit of the Secured Parties, a pledge agreement and appropriate certificates and powers or Uniform Commercial Code financing statements, pledging all direct or beneficial ownership interest in such Subsidiary, if it is a Foreign Subsidiary, in form and substance reasonably satisfactory to the Collateral Agent, provided, however, such pledge will only be required to the extent the Equity Interests of such Foreign Subsidiary are directly owned and held by a Borrower Party, and such pledge shall be limited to sixty-five percent (65%) of the Equity Interests of such Foreign Subsidiary, and (c) provide to the Administrative Agent, for the benefit of the Lender Group and the Collateral Agent, for the benefit of the Secured Parties, all other documentation reasonably requested, including one or more opinions of counsel satisfactory to the Administrative Agent, which in its reasonable opinion is appropriate with respect to such formation and the execution and delivery of the applicable documentation referred to above. Nothing in this Section 6.18 shall authorize any Borrower Party or any Subsidiary of a Borrower Party to form or acquire any Subsidiary in violation of Article 8. Any document, agreement or instrument executed or issued pursuant to this Section 6.18 shall be a “Loan Document” for purposes of this Agreement.
     Section 6.19 Required PUC Consents. Each Borrower Party shall diligently pursue obtaining all Required PUC Consents set forth on Schedule 6.19.
     Section 6.20 Post-Closing Matters. Execute and deliver the documents and complete the tasks set forth on Schedule 6.20, in each case within the time limits specified on such schedule. Notwithstanding anything to the contrary contained herein or in any other Loan Document, failure by Borrower Parties to take the actions set forth on Schedule 6.20 within the time period required under this Agreement or any other Loan Document shall not be deemed a Default or an Event of Default or shall result in a failure to satisfy the conditions set forth in Sections 4.1, 4.2 and 4.3, so long as such actions are completed within the time periods set forth on Schedule 6.20.

ARTICLE 7.
INFORMATION COVENANTS
     Until the earlier of the date the Obligations are repaid in full or the date the Borrowers no longer have a right to borrow, or have Letters of Credit issued, hereunder (whether or not the conditions to borrowing have been or can be fulfilled) and unless the Majority Lenders shall otherwise give their prior consent in writing, the Borrower Parties will furnish or cause to be furnished to each member of the Lender Group; provided, however, that the Administrative Borrower, at its option, may deliver such items described in Sections 7.1, 7.2, 7.3, 7.5 and 7.6 to the Administrative Agent with instructions to post such items on “IntraLinks” or any similar website for viewing by the Lenders or to send such items to the Lenders via electronic mail and the Administrative Agent shall post or send via electronic mail such items within a reasonable period of time after delivery thereby by the Administrative Borrower to it and such posting or sending via electronic mail shall constitute delivery of such items to the Lenders:
     Section 7.1 Quarterly Financial Statements and Information. Within forty-five (45) days after the last day of each fiscal quarter in each fiscal year of the Borrowers, the balance sheet of Parent and its Subsidiaries as at the end of such fiscal quarter, and the related statement of income and retained earnings and related statement of cash flows for such fiscal quarter which financial statements shall set forth in comparative form (i) such figures as at the end of such quarter during the previous fiscal year and for such quarter during the previous fiscal year and (ii) as contained in Parent’s and its Subsidiaries’ budget most recently delivered to the Administrative Agent for such periods, all of which shall be on a consolidated and consolidating basis, and shall be certified by an Authorized Signatory of the Administrative Borrower to be, in his or her opinion, complete and correct in all material respects and to present fairly in accordance with GAAP the financial position of Parent and its Subsidiaries, as at the end of such period and the results of operations for such period, subject only to normal year-end adjustments and lack of footnotes.
     Section 7.2 Annual Financial Statements and Information; Certificate of No Default. Within ninety (90) days after the end of each fiscal year of Parent, the audited balance sheet of Parent and its Subsidiaries as at the end of such year and the related audited statements of income and retained earnings and related audited statements of cash flows for such year, all of which shall be on a consolidated basis, together with consolidating schedules for the Parent and its Subsidiaries, which financial statements shall set forth in comparative form such figures as at the end of and for the previous year, and shall be accompanied by an opinion of Grant Thornton LLP or other independent certified public accountants of recognized national standing satisfactory to the Administrative Agent, which opinion shall not include a “going concern” or like qualification, exception or explanation or any qualification or exception as to scope of such audit consistent with past practices, stating that such financial statements have been prepared in all material respects in accordance with GAAP and fairly present the financial condition of Parent and its Subsidiaries in all material respects.
     Section 7.3 Compliance Certificates.
          (a) Compliance Certificates. At the time the financial statements are furnished pursuant to Section 7.1 and Section 7.2, a Compliance Certificate:
          (b) Setting forth as at the end of the relevant period, the arithmetical calculations required to establish whether or not the Borrower Parties were in compliance with the requirements of the Financial Covenants;
          (c) Stating whether any material change in GAAP or the application thereof has occurred since the date of the Borrowers’ audited financial statements delivered on the Agreement Date, and, if any change has occurred, specifying the effect of such change on the financial statements accompanying such certificate; and
          (d) Stating that, to the best of his or her knowledge, no Default has occurred as at the end of such period, or, if a Default has occurred, disclosing each such Default and its nature, when it occurred and whether it is continuing.
     Section 7.4 Access to Accountants. Each Borrower Party hereby authorizes the Administrative Agent to communicate directly with the Borrower Parties’ and their Subsidiaries’ independent public accountants; provided, that a representative of the Borrower Parties shall be given the opportunity to participate in any “in person” or telephonic communications between the Administrative Agent and such accountants and the Borrower Parties shall receive copies of any written communication between the Administrative Agent and such accountants, and authorizes these accountants to disclose to the Administrative Agent any and all financial statements and other supporting financial data, including matters relating to the annual audit and copies of any management letter with respect thereto.
     Section 7.5 Additional Reports.
          (a) Promptly upon (and in any event within three (3) Business Days of) receipt thereof, the Borrower Parties shall deliver to the Lender Group copies of any final management report prepared in connection with the annual audit referred to in Section 7.2;
          (b) Within forty-five (45) days after the end of each fiscal year, the Borrower Parties shall deliver to the Lender Group an annual budget approved by the board of directors of Parent including, without limitation, an annual income statement, balance sheet, statement of cash flows and availability forecast for the immediately succeeding year on a quarterly basis;

          (c) Intentionally Omitted;
          (d) If there is a material change in GAAP after September 30, 2009, that affects the presentation of the financial statements referred to in Section 7.1 or 7.2, then, in addition to delivery of such financial statements, and on the date such financial statements are required to be delivered, the Borrower Parties shall furnish the adjustments and reconciliations necessary to enable the Borrowers and each Lender to determine compliance with the Financial Covenants, all of which shall be determined in accordance with GAAP consistently applied; and
          (e) From time to time at the request of the Administrative Agent, and promptly upon (and in any event within three (3) Business Days of) each request, the Borrower Parties shall, and shall cause their Subsidiaries to, deliver to the Administrative Agent on behalf of the Lender Group such data, certificates, reports, statements, opinions of counsel, documents, or further information regarding the business, assets, liabilities, financial position, projections, results of operations, or business prospects of the Borrower Parties, such Subsidiaries, or any of them, as the Administrative Agent may reasonably request.
     Section 7.6 Notice of Litigation and Other Matters.
          (a) Promptly upon (and in any event within three (3) Business Days of) any Borrower Party’s obtaining knowledge of the institution of, or a written threat of, any action, suit, governmental investigation or arbitration proceeding against any Borrower Party, any Subsidiary of a Borrower Party or any Property, which action, suit, governmental investigation or arbitration proceeding, if adversely determined, would expose, in such Borrower Party’s reasonable judgment, any Borrower Party or any Subsidiary of a Borrower Party to liability in an aggregate amount in excess of $10,000,000, such Borrower Party shall notify the Lender Group of the occurrence thereof, and the Borrower Parties shall provide such additional information with respect to such matters as the Lender Group, or any of them, may reasonably request.
          (b) Promptly upon (and in any event within three (3) Business Days of) any Borrower Party’s obtaining knowledge of the occurrence of any default (whether or not any Borrower Party has received notice thereof from any other Person) on Funded Debt of any Borrower Party or any Subsidiary of a Borrower Party which singly, or in the aggregate, exceeds $10,000,000, such Borrower Party shall notify the Lender Group of the occurrence thereof;
          (c) Promptly upon (and in any event within three (3) Business Days of) any Borrower Party’s receipt of notice of the pendency of any proceeding for the condemnation or other taking of any material Property (excluding any condemnation or other taking that does not have a material and adverse impact on the conduct of the Borrower Parties’ business) of any Borrower Party or any Subsidiary of a Borrower Party, such Borrower Party shall notify the Lender Group of the occurrence thereof;

          (d) Promptly upon (and in any event within three (3) Business Days of) any Borrower Party’s receipt of notice of any event that could reasonably be expected to result in a Materially Adverse Effect, such Borrower Party shall notify the Lender Group of the occurrence thereof;
          (e) Promptly (and in any event within ten (10) Business Days) following any material amendment or change approved by the board of directors of the Borrowers to the budget submitted to the Lender Group pursuant to Section 7.5(b), the Borrower Parties shall notify the Lender Group of the occurrence thereof;
          (f) Promptly upon (and in any event within three (3) Business Days of) any officer of any Borrower becoming aware of any (i) Default under any Loan Document or any Senior Note Document, (ii) breach under any lease under which any Borrower Party makes rental payments in excess of $250,000 in any year, or (iii) default under any other agreement (other than those referenced in clause (i) of this Section 7.6(f) or in Section 7.6(b)) to which any Borrower Party or any Subsidiary of a Borrower Party is a party or by which any Borrower Party’s or any such Subsidiary’s properties is bound which could reasonably be expected to have a Materially Adverse Effect, then the Borrower Parties shall notify the Lender Group of the occurrence thereof giving in each case the details thereof and specifying the action proposed to be taken with respect thereto;
          (g) Promptly (but in any event within three (3) Business Days) following the occurrence of (i) any ERISA Event or (ii) a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan of any Borrower Party or any of its ERISA Affiliates which would subject any Borrower Party to any penalty or tax on “prohibited transactions” imposed by Section 502 of ERISA or Section 4975 of the Code or the commencement or threatened commencement of any litigation regarding any such Plan or naming it or the trustee of any such Plan with respect to such Plan (other than claims for benefits in the ordinary course of business), the Borrower Parties shall notify the Administrative Agent and the Lenders of the occurrence thereof, provided such occurrence, proceeding, or failure exposes such Borrower Party or ERISA Affiliate to liability;
          (h) Promptly (but in any event within five (5) Business Days) notify the Lender Group in writing of any material change in the accounting policies or financial reporting practices of any Borrower Party or any Subsidiary;
          (i) Promptly (but in any event within three (3) Business Days) notify the Administrative Agent of the acquisition by any Borrower Party of any additional fiber optic capacity (including through intercompany transfers between Borrower Parties) in states other than disclosed on the Closing Date; and
          (j) Promptly (but in any event within two (2) Business Days) (i) notify the Administrative Agent of any material communications with the applicable PUC with respect to the Required PUC Consents, to the extent such communications concern a potential loss or revocation of any Required PUC Consent, and (ii) provide the Administrative Agent with copies of all written applications, notices, information requests, or orders received or sent in writing to or from any PUC with respect to such consents and any other consents with respect to the financings contemplated hereby.
ARTICLE 8.
NEGATIVE COVENANTS
     Until the earlier of the date the Obligations are repaid in full or the date the Borrowers shall no longer have a right to borrow, or have Letters of Credit issued, hereunder (whether or not the conditions to borrowing have been or can be fulfilled) and unless the Majority Lenders shall otherwise give their prior consent in writing:
     Section 8.1 Funded Debt. No Borrower Party will, or will permit any of its Subsidiaries to, create, assume, incur, or otherwise become or remain obligated in respect of, or permit to be outstanding, any Funded Debt except:
          (a) Funded Debt under this Agreement and the other Loan Documents and the Bank Products Documents;
          (b) the Funded Debt existing on the Agreement Date and described on Schedule 8.1;
          (c) trade or accounts payable and/or similar obligations, and accrued expenses, incurred in the ordinary course of business, other than for borrowed money;
          (d) Funded Debt of a Borrower Party or any Subsidiary of a Borrower Party that is secured by Permitted Liens described in clause (f) of the definition of Permitted Liens (including, without limitation, Capitalized Lease Obligations), not to exceed an aggregate principal amount equal to the sum of (i) $35,000,000 and (ii) 2.50% of the consolidated total assets of the Borrower Parties, determined as of the end of the most recent fiscal quarter of the Borrowers for which internal financial statements are available, at any time;
          (e) Guaranties permitted by Section 8.2;
          (f) unsecured Funded Debt of any Borrower Party owed to another Borrower Party;
          (g) obligations under Hedge Agreements not entered into for speculative purposes;

          (h) the Senior Note Indebtedness in the original aggregate principal amount of $250,000,000;
          (i) unsecured Subordinated Funded Debt of any Borrower Party not to exceed an aggregate principal amount of $100,000,000, so long (i) such Funded Debt has no mandatory sinking fund, redemption or amortization, or maturity earlier than one year and one day prior to the Maturity Date, (ii) as at the time of the incurrence of such Funded Debt and immediately after giving effect to the incurrence of such Funded Debt and the application of the proceeds thereof, the Borrower Parties are in pro forma compliance with the Leverage Ratio set forth in Section 8.8(a) as of the last day of the immediately preceding fiscal quarter for which financial statements are available (and the Administrative Borrower shall provide to the Administrative Agent a certificate from an Authorized Signatory of the Administrative Borrower certifying such compliance) and (iii) at the time of and immediately after giving effect to the incurrence of such Funded Debt and the application of the proceeds thereof, on a pro forma basis, no Default or Event of Default is in existence;
          (j) other unsecured Funded Debt of any Borrower Party not to exceed the aggregate principal amount of $200,000,000, so long as (i) such Funded Debt has no mandatory sinking fund, redemption or amortization, or maturity earlier than one year and one day prior to the Maturity Date, (ii) the Borrower Parties are in compliance, on a pro forma basis for the issuance of such Fund Debt, with the Leverage Ratio set forth in Section 8.8(a) as of the last day of the immediately preceding fiscal quarter for which financial statements are available (and the Administrative Borrower shall provide to the Administrative Agent a certificate from an Authorized Signatory of the Administrative Borrower certifying such compliance) and (iii) at the time of and immediately after giving effect to the incurrence of such Funded Debt and the application of the proceeds thereof, on a pro forma basis, no Default or Event of Default is in existence;
          (k) Funded Debt arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Borrower Parties pursuant to such agreements, in any case incurred in connection with the disposition or acquisition of any business, assets or Equity Interests, so long as the amount does not exceed the gross proceeds actually received by the Borrower Parties in connection with such disposition;
          (l) Funded Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, that such Funded Debt is extinguished within five Business Days of its incurrence;
          (m) Funded Debt in respect of bid, performance or surety bonds or letters of credit issued in the ordinary course of business, including letters of credit supporting lease obligations or supporting (or in lieu of) such bid, performance or surety bonds or in respect of workers’ compensation claims, or other Funded Debt with respect to reimbursement obligations regarding workers’ compensation claims;
          (n) customer deposits and advance payments received from customers for goods and services sold in the ordinary course of business;
          (o) Permitted Refinancing Indebtedness in exchange for, or the net cash proceeds of which are used to refund, refinance or replace Funded Debt that was permitted by clauses (b), (d), (h) , (o) or (q) of this Section 8.1;
          (p) Funded Debt to the extent the net cash proceeds thereof are promptly deposited to defease or to satisfy and discharge the Senior Note Indebtedness in accordance with the terms of the Senior Note Documents; and
          (q) Permitted Secured Acquisition Indebtedness in an aggregate amount outstanding at any time not to exceed $50,000,000, none of which may be incurred unless, at the time of incurrence, the Senior Secured Leverage Ratio for most recent fiscal quarter then ended is no greater, calculated on a Pro Forma Basis, than 3.50 to 1.00.
     Section 8.2 Guaranties. No Borrower Party will, or will permit any Subsidiary of a Borrower Party to, at any time guarantee or enter into or assume any Guaranty, or be obligated with respect to, or permit to be outstanding, any Guaranty, other than (a) guaranties of the Obligations, (b) guaranties by any Borrower Party of obligations under agreements of any other Borrower Party entered into in connection with the acquisition of services, supplies, and equipment in the ordinary course of business of such Borrower Party, (c) endorsements of instruments in the ordinary course of business, (d) guaranties by any Borrower Party of any obligation of any other Borrower Party and (e) guaranties of any Funded Debt permitted by Section 8.1.
     Section 8.3 Liens. No Borrower Party will, or will permit any Subsidiary of a Borrower Party to, create, assume, incur, or permit to exist or to be created, assumed, or permitted to exist, directly or indirectly, any Lien on any of its property, real or personal, now owned or hereafter acquired, except for Permitted Liens.
     Section 8.4 Restricted Payments and Purchases. No Borrower Party shall, or shall permit any Subsidiary of a Borrower Party to, directly or indirectly declare or make any Restricted Payment or Restricted Purchase, or set aside any funds for any such purpose, other than Dividends on common stock which accrue (but are not paid in cash) or are paid-in-kind or Dividends on preferred stock which accrue (but are not paid in cash) or are paid-in-kind; provided, however, that (a) any Borrower’s Subsidiaries may make Restricted Payments to any Borrower or a wholly owned Domestic Subsidiary of any Borrower that is a Borrower Party, (b) the Borrower Parties may repurchase, redeem or otherwise acquire or retire for value of any Equity Interests of Zayo, or declare or pay dividends or make other distributions, directly or indirectly, to CII, to fund the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of CII, in each case held by any current or former employee or director of the Borrower Parties (or any Subsidiaries thereof) pursuant to the terms of any employee equity subscription agreement, stock option agreement or similar agreement entered into in the ordinary course of business; or, prior to Zayo’s initial public offering, declare or pay dividends or make other distributions, directly or indirectly, to any of Zayo’s direct or indirect parent companies for the purpose of enabling CII to effect a repurchase, redemption or other acquisition or retirement of the Equity Interests in CII from one or more of its equity investors that fail to comply with their funding commitments under the CII Limited Liability Company Agreement; provided that the aggregate price paid, or distributed or paid out as a dividend under this subsection (b) in any calendar year will not exceed $5,000,000 and (c) any Borrower may make additional Restricted Payments and Restricted Purchases in the following amounts after the Agreement Date, so long as both before and after giving effect to such Restricted Payment or Restricted Purchase, (i) no Default has occurred and is continuing or would result from the making of such Restricted Payment or Restricted Purchase and (ii) minimum Availability is greater than or equal to $32,500,000: (A) if the Leverage Ratio is greater than or equal to 3.50 to 1.00 at the time of the proposed payment of the Restricted Payments or the proposed Restricted Purchase, $0, (B) if the Leverage Ratio is less than 3.50 to 1.00 but greater than or equal to 2.50 to 1.00 at the time of the proposed payment of the Restricted Payments or the proposed Restricted Purchase, $25,000,000, (C) if the Leverage Ratio is less than 2.50 to 1.00 but greater than or equal to 1.50 to 1.00 at the time of the proposed payment of the Restricted Payments or the proposed Restricted Purchase, $35,000,000, and (D) if the Leverage Ratio is less than 1.50 to 1.00 at the time of the proposed payment of the Restricted Payments or the proposed Restricted Purchase, $45,000,000. With respect to Restricted Payments and Restricted Purchases permitted under subsection (c), the Administrative Borrower, on behalf of the Borrower Parties, shall deliver to the Administrative Agent prior to the making of any Restricted Payment or Restricted Purchase a certificate, together with supporting documents in form and substance reasonably satisfactory to the Administrative Agent, executed by an Authorized Signatory of the Administrative Borrower certifying that as of the date of such proposed Restricted Payment or Restricted Purchase the Leverage Ratio is at the applicable level for such Restricted Payment or Restricted Purchase.
     Section 8.5 Investments. No Borrower Party will, or will permit any Subsidiary of a Borrower Party to, make Investments, except that (a) the Borrower Parties may purchase or otherwise acquire and own and may permit any of their Subsidiaries to purchase or otherwise acquire and own Cash Equivalents; (b) the Borrower Parties may hold the Investments in existence on the Agreement Date and described on Schedule 8.5; (c) any Borrower Party may make Investments constituting accounts receivable created, acquired or made and trade credit extended in the ordinary course of business and payable or dischargeable in accordance with customary trade terms , and may convert any of its accounts that are in excess of ninety (90) days past due into notes or Equity Interests from the applicable Account Debtor so long as the

Collateral Agent is granted a first priority security interest in such Equity Interests or notes which Lien is perfected contemporaneously with the conversion of such Account to Equity Interests or notes; (d) the Borrower Parties and their Subsidiaries may hold the Equity Interests of their respective Subsidiaries in existence as of the Agreement Date and their Subsidiaries created after the Agreement Date in accordance with Section 6.18 and Section 8.7(g); (e) without limiting Section 8.2, any Borrower Party may make Investments in any other Borrower Party; (f) the Borrower Parties may hold Investments arising out of Hedge Agreements not entered into for speculative purposes; (g) the Borrower Parties may make short term loans to employees in the ordinary course of business in an aggregate amount not to exceed $100,000 at any time; (h) the Borrower Parties may make Permitted Asset Swaps; (i) the Borrower Parties may make Investments in the Equity Interests of CoBank, ACB pursuant to CoBank, ACB’s Patronage Program so long as such Investments are not acquired through the expenditure of any cash or other assets of any Borrower Party, other than a one time membership fee in an amount not to exceed $1,000; (j) the Borrower Parties may make additional Investments after the Agreement Date, (i) in an aggregate amount not to exceed $20,000,000 during the term of this Agreement, so long as both before and after giving effect to such Investment, (A) no Default or Event of Default has occurred and is continuing or would result from the making of such Investment, (B) minimum Availability is greater than or equal to $32,500,000 and (C) the Leverage Ratio is greater than or equal to 2.50 to 1.00, or (ii) in an aggregate amount not to exceed $50,000,000 during the term of this Agreement, so long as both before and after giving effect to such Investment, (A) no Default or Event of Default has occurred and is continuing or would result from the making of such Investment, (B) minimum Availability is greater than or equal to $32,500,000 and (C) the Leverage Ratio is less than 2.50 to 1.00; (k) the Borrower Parties may make additional Investments in an aggregate amount not to exceed $500,000 in any fiscal year of the Borrowers; (l) the Borrower Parties may acquire assets or properties to the extent otherwise permitted under this Agreement and may give deposits therefor to the extent permitted by clause (n) of the definition of Permitted Liens; (m) the Borrower Parties may make Guaranties permitted by Section 8.2; and (n) the Borrower Parties may make additional Investments, to the extent that, giving effect to such additional Investments, the Available Amount Utilization as of such date shall not exceed the Available Amount as of such date. With respect to Investments permitted under clause (j), the Administrative Borrower, on behalf of the Borrower Parties, shall deliver to the Administrative Agent a certificate, together with supporting documents in form and substance reasonably satisfactory to the Administrative Agent, executed by an Authorized Signatory certifying that as of the date of such proposed Investment the Leverage Ratio is at the applicable level for such Investment.
     Section 8.6 Affiliate Transactions. No Borrower Party shall, or shall permit any Subsidiary of a Borrower Party to, enter into or be a party to any agreement or transaction with any Affiliate (other than a Borrower Party or a Subsidiary of a Borrower Party) except (a) as described on Schedule 8.6, (b) upon terms that are no less favorable to such Borrower Party or such Subsidiary than it would obtain in a comparable arms length transaction with a Person not an Affiliate of such Borrower Party or such Subsidiary or (c) as permitted by Sections 8.4 and Section 8.5.
     Section 8.7 Liquidation; Change in Ownership, Name, or Year; Disposition or Acquisition of Assets; Etc. No Borrower Party shall, or shall permit any Subsidiary to, at any time:
          (a) Liquidate or dissolve itself (or suffer any liquidation or dissolution) or otherwise wind up its business, except that any Subsidiary of Parent may liquidate or dissolve itself in accordance with Applicable Law;
          (b) Sell, lease, abandon, transfer or otherwise dispose of, in a single transaction or a series of related transactions, any assets, property or business (including any Equity Interests), except for (i) sales, leases, transfers and other dispositions in the ordinary course of business at the fair market value thereof and for cash or cash equivalents, (ii) physical assets used or consumed in the ordinary course of business, (iii) Permitted Asset Swaps, (iv) sales, leases, transfers and other dispositions of (A) any property or equipment that has become damaged, worn out or obsolete or any property, equipment or other asset that, in the reasonable good faith judgment of such Borrower Party or such Subsidiary, as the case may be, is not used or useful in the business of such Borrower Party or such Subsidiary, as the case may be, and (B) any assets in the ordinary course of business including the transfer, conveyance, sale, lease or other disposition of optical fiber owned by any Borrower Party or any of its Subsidiaries in the ordinary course of their business, provided that no such fiber asset sale shall, individually or in the aggregate with all other fiber asset sales, impede the Borrower Parties or their Subsidiaries from conducting their businesses as conducted as of the date hereof (as determined in good faith by the Board of Directors of the Administrative Borrower), (v) the sale, lease, transfer or other disposition of assets, property or business (including any Equity Interests), provided that the Borrower Parties (or one or more of them) (A) enter, within 180 days from the date of such sale, lease, transfer or disposition, into a binding agreement to apply an amount equal to the net cash proceeds thereof to make an investment in property, plant, equipment or other non-current assets that will be used or useful in the business of the Borrower Parties (including, without limitation, (1) expenditures for maintenance, repair or improvement of existing properties and assets and (2) any such investment effected through the acquisition of the Equity Interests in another Person that, after giving effect to such acquisition, will be a Subsidiary of a Borrower), and (B) consummate such binding agreement within 365 days from the date of such sale, lease, transfer or disposition; provided, in each case, that the prior consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for any such sale, lease, transfer or disposition to the extent that the net cash proceeds thereof, in the aggregate together with the net cash proceeds of all other sales, leases, transfers and dispositions effected pursuant to this clause (v), exceeds $20,000,000 and (vi) the sale or other disposal of other assets with a sale value not greater than $5,000,000 in the aggregate for all such assets if the purchase price therefor is paid solely in cash.
          (c) Acquire (i) any Person, (ii) all or any substantial part of the assets, property or business of a Person, or (iii) any assets that constitute a division or operating unit of the business of any Person; provided, however, that the Borrower Parties and their Subsidiaries shall be permitted to consummate an acquisition described above if, (i) before and after giving effect to such acquisition, no Default has occurred and is continuing or would result from the making of such acquisition and (ii) the Administrative Borrower, on behalf of the Borrower Parties, delivers to the Administrative Agent a certificate, together with supporting documents in form and substance reasonably satisfactory to the Administrative Agent, executed by an Authorized Signatory certifying that as of such date of such proposed acquisition, both before and after giving effect to such acquisition: (A) the Leverage Ratio does not exceed than 4.00 to 1.00, and (B) Availability shall be equal to or greater than $15,000,000; provided, further, that, notwithstanding the foregoing, if Availability is equal to or greater than $15,000,000, the Borrower Parties and their Subsidiaries shall be permitted to consummate an acquisition described above (x) to the extent constituting a Permitted Asset Swap, or (y) to the extent that, giving effect to such acquisition, the Available Amount Utilization as of such date shall not exceed the Available Amount as of such date;
          (d) Merge or consolidate with any other Person; provided, however, that (i) any Subsidiary of Parent may merge into any Borrower Party so long as, with respect to any merger with any Borrower, such Borrower shall be the surviving entity after such merger and, with respect to any merger with any other Borrower Party, such other Borrower Party shall be the surviving entity after such merger, (ii) any Foreign Subsidiary may merge into another Foreign Subsidiary, and (iii) any Borrower Party or any Subsidiary of a Borrower Party may merge with any Person in order to consummate an acquisition permitted under Section 8.7(c) so long as, with respect to any merger with any Borrower, such Borrower shall be the surviving entity after such merger, and, with respect to any merger with any other Borrower Party, such other Borrower Party shall be the surviving entity after such merger;
          (e) Change its legal name, state of incorporation or formation or structure without giving the Administrative Agent at least ten (10) days prior written notice of its intention to do so and complying with all reasonable requirements of the Lenders in regard thereto;
          (f) Change its year-end for accounting purposes from the fiscal year ending June 30, except with the prior written consent of the Administrative Agent; or
          (g) Create any Subsidiary; provided, however, that the Borrowers or any Subsidiary of the Borrowers may create wholly owned Subsidiaries so long as the Borrowers and such Subsidiaries comply with Sections 6.10 and 6.18.

     Section 8.8 Financial Covenants.
          (a) Leverage Ratio. The Borrower Parties shall not permit, for the fiscal quarter ending March 31, 2010, for each fiscal quarter end thereafter, the Leverage Ratio for the immediately preceding twelve (12) month period then ended to be greater than 4.25 to 1.00.
          (b) Fixed Charge Coverage Ratio. The Borrower Parties shall not permit, for the fiscal quarter ending March 31, 2010, and for each fiscal quarter end thereafter, the Fixed Charge Coverage Ratio for the immediately preceding twelve (12) month period then ended to be less than the required amount for the applicable period set forth below:

Applicable Period	Applicable Ratio
For the twelve-month periods ending March 31, 2010 and June 30, 2010	0.75 to 1.00
For the twelve-month periods ending September 30, 2010 and December 31, 2010	1.00 to 1.00
For the twelve-month periods ending March 31, 2011 and June 30, 2011	1.10 to 1.00
For the twelve-month periods ending September 30, 2011, December 31, 2011, March 31, 2012 and June 30, 2012	1.15 to 1.00
For the twelve-month period ending September 30, 2012 and for each fiscal month thereafter	1.25 to 1.00
     Section 8.9 Additional Fiber Optic. The Borrower Parties shall not acquire any additional fiber optic capacity unless (a) such Borrower Party is in the business of transmitting communications and qualifies as a “transmitting utility,” as defined in the Uniform Commercial Code in the state in which such fiber optic capacity is located, and (b) a transmitting utility Uniform Commercial Code financing statement has been filed in such state naming such Borrower Party, as debtor, and the Collateral Agent, as secured party.
     Section 8.10 Conduct of Business. The Borrower Parties shall not engage substantially in any line of business substantially different from the lines of business conducted by the Borrower Parties and their Subsidiaries on the Agreement Date or from any lines of business reasonably related, complementary, ancillary or incidental thereto.
     Section 8.11 Sales and Leasebacks. No Borrower Party shall, or shall permit any Subsidiary of a Borrower Party to, enter into any arrangement, directly or indirectly,

with any third party whereby such Borrower Party or such Subsidiary, as applicable, shall sell or transfer any property, real or personal, whether now owned or hereafter acquired, and whereby such Borrower Party or such Subsidiary, as applicable, shall then or thereafter rent or lease as lessee such property or any part thereof or other property which such Borrower Party or such Subsidiary intends to use for substantially the same purpose or purposes as the property sold or transferred, except in an aggregate amount to the exceed $10,000,000.
     Section 8.12 Amendment and Waiver. Except as permitted hereunder, no Borrower Party shall, or shall permit any Subsidiary of a Borrower Party to, enter into any amendment of, or agree to or accept any waiver, which would adversely affect the rights of such Borrower Party or such Subsidiary, as applicable, or any member of the Lender Group, of (a) its articles or certificate of incorporation or formation and by-laws, partnership agreement or other governing documents or (b) the Senior Note Documents, except amendments, waivers and modifications permitted by the Intercreditor Agreement.
     Section 8.13 ERISA Liability. No Borrower Party shall fail to meet all of the applicable minimum funding requirements of ERISA and the Code, without regard to any waivers thereof, to the extent such failure could reasonably be expected to have a Materially Adverse Effect and, to the extent that the assets of any of their Plans would be less (by $250,000 or more) than an amount sufficient to provide all accrued benefits payable under such Plans, the Borrower Parties shall make the maximum deductible contributions allowable under the Code (based on the Borrowers’ current actuarial assumptions). No Borrower Party shall, or shall cause or permit any ERISA Affiliate to, (a) cause or permit to occur any event that could result in the imposition of a Lien under Section 430 of the Code or Section 302 or 4068 of ERISA, or (b) cause or permit to occur an ERISA Event to the extent the event described in (a) or (b) individually or in the aggregate could reasonably be expected to have a Materially Adverse Effect.
     Section 8.14 Prepayments. No Borrower Party shall, or shall permit any Subsidiary of a Borrower Party to, prepay, redeem, defease or purchase in any manner, or deposit or set aside funds for the purpose of any of the foregoing, make any payment in respect of principal of, or make any payment in respect of interest on, any Funded Debt incurred under subsection (i) and (j) of Section 8.1, except any Borrower may (a) make regularly scheduled payments of principal or interest required in accordance with the terms of the instruments governing such Funded Debt, (b) make prepayments on, or offer to repurchase, such Funded Debt with Equity Proceeds, and (c) make prepayments on, or offer to repurchase, such Funded Debt with the proceeds arising out of on or more sales or dispositions of assets.
     Section 8.15 Negative Pledge. No Borrower Party shall, or shall permit any Subsidiary of any Borrower Party to, directly or indirectly, enter into any agreement (other than the Loan Documents) with any Person that prohibits or restricts or limits the ability of any Borrower Party or any such Subsidiary to create, incur, pledge, or suffer to exist any Lien upon any of its respective assets, or restricts the ability of any Subsidiary of a Borrower to pay Dividends to such Borrower.
     Section 8.16 Inconsistent Agreements. No Borrower Party shall, or shall permit any Subsidiary of any Borrower Party to, enter into any contract or agreement which would violate the terms hereof, any other Loan Document, any Senior Note Document or any Bank Products Document.
     Section 8.17 Senior Note Documents. No Borrower Party shall amend, modify or waive, or request or agree to, any amendment, modification or waiver of any provision of the Senior Note Documents to the extent such amendment, modification or waiver is prohibited by the terms of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control as between the Administrative Agent and the Lenders, on the one hand, and the Trustee and the holders of the Senior Note Indebtedness, on the other hand.
ARTICLE 9.
DEFAULT
     Section 9.1 Events of Default. Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule, or regulation of any governmental or non-governmental body:
          (a) Any representation, warranty or certification made under this Agreement or any other Loan Document shall prove incorrect or misleading in any material respect (unless such representation, warranty or certification is qualified as to materiality, in which case such representation, warranty or certification shall at any time prove to have been incorrect or misleading in any respect) when made or deemed to have been made pursuant to Section 5.2;
          (b) (i) Any payment of any principal hereunder, or any reimbursement obligations with respect to any Letter of Credit shall not be received by the Administrative Agent on the date such payment is due, or (ii) any payment of any interest hereunder or any fees or any other amounts payable hereunder or under the other Loan Documents by any Borrower Party shall not be received by the Administrative Agent within three (3) Business Days from the date on which such payment is due;
          (c) Any Borrower Party shall default in the performance or observance of any agreement or covenant contained in Sections 2.12, 6.1, 6.5, 6.7, 6.10, 6.15, 6.20 or in Article 7 or Article 8;

          (d) Any Borrower Party shall default in the performance or observance of any other agreement or covenant contained in this Agreement not specifically referred to elsewhere in this Section 9.1, and such default, if curable, shall not be cured to the Majority Lenders’ satisfaction within the earlier of (i) a period of thirty (30) days from the date that an officer of such Borrower Party knew of the occurrence of such default, or (ii) a period of thirty (30) days after written notice of such default is given by the Administrative Agent to the Administrative Borrower;
          (e) There shall occur any default in the performance or observance by any Borrower Party of any agreement or covenant contained in any of the other Loan Documents or in the Bank Products Documents with respect to Lender Hedge Agreements (other than this Agreement or the Security Documents or as otherwise provided in this Section 9.1) which shall not be cured to the Majority Lenders’ satisfaction within the applicable cure period, if any, provided for in such Loan Document or Bank Products Document, or, if there is no applicable cure period set forth in such Loan Document or Bank Product Document, within the earlier of (i) a period of thirty (30) days from the date that an officer of a Borrower knew of the occurrence of such default, or (ii) a period of thirty (30) days after written notice of such default is given by the Administrative Agent to the Administrative Borrower;
          (f) There shall occur any Change in Control;
          (g) (i) There shall be entered a decree or order for relief in respect of any Borrower Party or any Subsidiary of a Borrower Party under the Bankruptcy Code, or any other applicable federal or state bankruptcy law or other similar law, or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator, or similar official of any Borrower Party or any Subsidiary of a Borrower Party or of any substantial part of its properties, or ordering the winding-up or liquidation of the affairs of any Borrower Party or any Subsidiary of a Borrower Party, or (ii) an involuntary petition shall be filed against any Borrower Party or any Subsidiary of a Borrower Party and a temporary stay entered and (A) such petition and stay shall not be diligently contested, or (B) any such petition and stay shall continue undismissed for a period of sixty (60) consecutive days;
          (h) Any Borrower Party or any Subsidiary of a Borrower Party shall commence an Insolvency Proceeding or any Borrower Party or any Subsidiary of a Borrower Party shall consent to the institution of an Insolvency Proceeding or to the appointment or taking of possession of a receiver, liquidator, assignee, trustee, custodian, sequestrator, or other similar official of such Borrower Party or any Subsidiary of a Borrower Party or of any substantial part of its properties, or any Borrower Party or any Subsidiary of a Borrower Party shall fail generally to pay its debts as they become due, or any Borrower Party or any Subsidiary of a Borrower Party shall take any action in furtherance of any such action;
          (i) A final judgment (other than a money judgment or judgments fully covered (except for customary deductibles or copayments not to exceed $5,000,000 in the aggregate) by insurance as to which the insurance company has acknowledged coverage) shall be entered by any court against any Borrower Party or any Subsidiary of any Borrower Party for the payment of money which exceeds, together with all such other judgments of the Borrower Parties and their Subsidiaries, $10,000,000 in the aggregate, or a warrant of attachment or execution or similar process shall be issued or levied against property of any Borrower Party or any Subsidiary of a Borrower Party pursuant to a final judgment which, together with all other such property of the Borrower Parties and their Subsidiaries subject to other such process, exceeds in value $10,000,000 in the aggregate, and if, within thirty (30) days after the entry, issue, or levy thereof, such judgment, warrant, or process shall not have been paid or discharged or stayed pending appeal, or if, after the expiration of any such stay, such judgment, warrant, or process shall not have been paid or discharged;
          (j) There shall be at any time (i) any “accumulated funding deficiency,” as defined in ERISA or in Section 412 of the Code, with respect to any Plan maintained by any Borrower Party or any ERISA Affiliate of a Borrower Party, or to which any Borrower Party or any of its ERISA Affiliates has any liabilities; (ii) a trustee shall be appointed by a United States District Court to administer any Plan maintained by any Borrower Party or any ERISA Affiliate of a Borrower Party, or to which any Borrower Party or any of its ERISA Affiliates has any liabilities; (iii) the PBGC shall institute proceedings to terminate any such Plan; (iv) any Borrower Party or any ERISA Affiliate of any Borrower Party shall incur any liability to the PBGC in connection with the termination of any such Plan; (v) any Plan or trust created under any Plan of any Borrower Party or any ERISA Affiliate of any Borrower Party shall engage in a non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) which would subject any such Plan, any trust created thereunder, any trustee or administrator thereof, or any party dealing with any such Plan or trust to any tax or penalty on “prohibited transactions” imposed by Section 502 of ERISA or Section 4975 of the Code; (vi) any Borrower Party or any ERISA Affiliate of any Borrower Party shall enter into or become obligated to contribute to a Multiemployer Plan; (vii) there shall be at any time a Lien imposed against the assets of a Borrower Party or ERISA Affiliate under Code Section 430, or ERISA Sections 302 or 4068; or (viii) there shall occur at any time an ERISA Event; provided, however that no Event of Default shall occur as a result of an event described in clauses (i), (ii), (iii), (iv), (v), (vii) or (viii) of this Section 9.1(j) unless such event either individually or in the aggregate with other events described therein could reasonably be expected result in an aggregate liability greater than $10,000,000 or otherwise have a Materially Adverse Effect;
          (k) (i) There shall occur any default (after the expiration of any applicable grace or cure period) under any indenture, agreement, or instrument evidencing Funded Debt of any Borrower Party or any Subsidiary of a Borrower Party in an aggregate principal amount exceeding $10,000,000 (determined singly or in the aggregate with other Funded Debt) which entitles the holders thereof to cause such debt to become due prior to its stated maturity, (ii) there shall occur any default under any

Hedge Agreement (after the expiration of any applicable cure period set forth therein) with a termination value in excess of $10,000,000 (measured at the time of such default) and (iii) any event of default shall occur under the Indenture;
          (l) All or any portion of any Loan Document or any Bank Products Document shall at any time and for any reason be declared to be null and void, the effect of which is to render any such material Loan Document or Bank Product Document inadequate for the practical realization of the rights and benefits afforded thereby, or a proceeding shall be commenced by any Borrower Party, any Subsidiary of a Borrower Party or any Affiliate thereof, or by any Governmental Authority having jurisdiction over any Borrower Party, any Subsidiary of a Borrower Party or any Affiliate thereof, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Borrower Party, any Subsidiary of a Borrower Party or any Affiliate thereof shall deny that it has any liability or obligation for the payment of any Obligation provided under any Loan Document or any Bank Products Document, or any Lender Hedge Agreement shall be terminated as a result of a default or event of default thereunder by any Borrower Party;
          (m) Intentionally Omitted;
          (n) One or more of the material authorizations, licenses, certificates or permits relating to any Borrower Party’s ability to continue to engage in the Telecommunications Business or operate a material portion of the Telecommunications Assets is cancelled, suspended, materially limited, terminated or revoked and such cancellation, suspension, limitation, termination or revocation has become final, or a Borrower Party, or grantor of any such material authorization, license or permit fails to timely renew such authorization, license or permit prior to the expiration thereof; or
          (o) Any determination, order or other decree by any PUC denying a Required PUC Consent Application or otherwise declining to provide any Required PUC Consent where such denial has become final.
     Section 9.2 Remedies. If an Event of Default shall have occurred and shall be continuing, in addition to the rights and remedies set forth elsewhere in this Agreement, the other Loan Documents and any Bank Products Documents:
          (a) With the exception of an Event of Default specified in Section 9.1(g) or (h), the Administrative Agent may in its discretion (unless otherwise instructed by the Majority Lenders) or shall at the direction of the Majority Lenders, (i) terminate the Revolving Loan Commitment and the Letter of Credit Commitment, or (ii) declare the principal of and interest on the Loans and all other Obligations (other than any Obligations existing from time to time of any Borrower Party to the Administrative Agent (or an Affiliate of the Administrative Agent) arising in connection with any Bank Products Documents) to be forthwith due and payable without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived, anything in this Agreement or in any other Loan Document to the contrary notwithstanding, or both.
          (b) Upon the occurrence and continuance of an Event of Default specified in Section 9.1(g) or (h), such principal, interest, and other Obligations (other than any Obligations existing from time to time of any Borrower Party to the Administrative Agent (or an Affiliate of the Administrative Agent) arising in connection with any Bank Products Documents) shall thereupon and concurrently therewith become due and payable, and the Revolving Loan Commitment and the Letter of Credit Commitment, shall forthwith terminate, all without any action by the Lender Group, or any of them and without presentment, demand, protest, or other notice of any kind, all of which are expressly waived, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.
          (c) The Administrative Agent may in its discretion (unless otherwise instructed by the Majority Lenders) or shall at the direction of the Majority Lenders exercise all of the post-default rights granted to the Lender Group, or any of them, under the Loan Documents or under Applicable Law. The Administrative Agent, for the benefit of the Lender Group, shall have the right to the appointment of a receiver for the Property of the Borrower Parties, and the Borrower Parties hereby consent to such rights and such appointment and hereby waive any objection the Borrower Parties may have thereto or the right to have a bond or other security posted by the Lender Group, or any of them, in connection therewith.
          (d) In regard to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of any acceleration of the Obligations pursuant to the provisions of this Section 9.2 or, upon the request of the Administrative Agent, after the occurrence of an Event of Default and prior to acceleration, the Borrowers shall promptly upon demand by the Administrative Agent deposit in a Letter of Credit Reserve Account opened by the Administrative Agent for the benefit of the Lender Group an amount equal to one hundred five percent (105%) of the aggregate then undrawn and unexpired amount of such Letter of Credit Obligations. Amounts held in such Letter of Credit Reserve Account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other Obligations in the manner set forth in Section 2.11. Pending the application of such deposit to the payment of the Reimbursement Obligations, the Administrative Agent shall, to the extent reasonably practicable, invest such deposit in an interest bearing open account or similar available savings deposit account and all interest accrued thereon shall be held with such deposit as additional security for the Obligations. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied, and all other Obligations shall have been paid in full, the balance, if any, in such Letter of Credit Reserve Account shall be returned to the Borrowers. Except as expressly provided hereinabove, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrowers.
          (e) The rights and remedies of the Lender Group hereunder shall be cumulative, and not exclusive.
ARTICLE 10.
THE ADMINISTRATIVE AGENT
     Section 10.1 Appointment and Authorization. Each member of the Lender Group hereby irrevocably appoints and authorizes, and hereby agrees that it will require any transferee of any of its interest in this Agreement and the other Loan Documents and its Loans, its portion of the Revolving Loan Commitment and, if applicable, Letter of Credit Commitment irrevocably to appoint and authorize, the Administrative Agent to take such actions as its agent on its behalf and to exercise such powers hereunder and under the other Loan Documents as are delegated by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Without limiting the foregoing, each member of the Lender Group hereby authorizes the Administrative Agent to execute and deliver each Loan Document to which the Administrative Agent is, or is required to be, a party. Neither the Administrative Agent nor any of its directors, officers, employees, or agents shall be liable for any action taken or omitted to be taken by it hereunder or in connection herewith, except for its own gross negligence or willful misconduct as determined by a final non-appealable order of a court of competent jurisdiction.
     Section 10.2 Interest Holders. The Administrative Agent may treat each Lender, or the Person designated in the last notice filed with the Administrative Agent under this Section 10.2, as the holder of all of the interests of such Lender in this Agreement and the other Loan Documents, its Loans and its portion of the Revolving Loan Commitment until written notice of transfer, signed by such Lender (or the Person designated in the last notice filed with the Administrative Agent) and by the Person designated in such written notice of transfer, in form and substance satisfactory to the Administrative Agent, shall have been filed with the Administrative Agent.
     Section 10.3 Consultation with Counsel. The Administrative Agent may consult with legal counsel selected by it and shall not be liable to any Lender or the Issuing Bank for any action taken or suffered by it in good faith in reliance on the advice of such counsel.
     Section 10.4 Documents. The Administrative Agent shall not be under any duty to examine, inquire into, or pass upon the validity, effectiveness, or genuineness of this Agreement, any other Loan Document, or any instrument, document, or communication furnished pursuant hereto or in connection herewith, and the Administrative Agent shall be entitled to assume that they are valid, effective, and genuine, have been signed or sent by the proper parties, and are what they purport to be.
     Section 10.5 Administrative Agent and Affiliates. With respect to the Revolving Loan Commitment and Loans, the Administrative Agent shall have the same rights and powers hereunder as any other Lender, and the Administrative Agent and its Affiliates, as the case may be, may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower Parties or any Affiliates of, or Persons doing business with, the Borrower Parties, as if it were not the Administrative Agent or affiliated with the Administrative Agent and without any obligation to account therefor. The Lenders and the Issuing Bank acknowledge that the Administrative Agent and its Affiliates have other lending and investment relationships with the Borrower Parties and their Affiliates and in the future may enter into additional such relationships.
     Section 10.6 Responsibility of the Administrative Agent. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any other member of the Lender Group, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The Administrative Agent shall be entitled to assume that no Default exists unless it has actual knowledge, or has been notified by any Borrower Party, of such fact, or has been notified by a Lender that such Lender considers that a Default exists, and such Lender shall specify in detail the nature thereof in writing. The Administrative Agent shall provide each Lender with copies of such documents received from any Borrower Party as such Lender may reasonably request.
     Section 10.7 Action by Administrative Agent.
          (a) The Administrative Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, and with respect to taking or refraining from taking any action or actions which it may be able to take under or in respect of, this Agreement, unless the Administrative Agent shall have been instructed by the Majority Lenders to exercise or refrain from exercising such rights or to take or refrain from taking such action. The Administrative Agent shall incur no liability under or in respect of this Agreement with respect to anything which it may do or refrain from doing in the reasonable exercise of its judgment or which may seem to it to be necessary or desirable in the circumstances.

          (b) The Administrative Agent shall not be liable to the Lenders and the Issuing Bank, or any of them, in acting or refraining from acting under this Agreement or any other Loan Document in accordance with the instructions of the Majority Lenders (or all Lenders if expressly required by Section 11.12), and any action taken or failure to act pursuant to such instructions shall be binding on all Lenders and the Issuing Bank.
     Section 10.8 Notice of Default. In the event that any member of the Lender Group shall acquire actual knowledge, or shall have been notified in writing, of any Default, such member of the Lender Group shall promptly notify the other members of the Lender Group, and the Administrative Agent shall take such action and assert such rights under this Agreement as the Majority Lenders shall request in writing, and the Administrative Agent shall not be subject to any liability by reason of its acting pursuant to any such request. If the Majority Lenders shall fail to request the Administrative Agent to take action or to assert rights under this Agreement in respect of any Default after their receipt of the notice of any Default from a member of the Lender Group, or shall request inconsistent action with respect to such Default, the Administrative Agent may, but shall not be required to, take such action and assert such rights (other than rights under Article 9) as it deems in its discretion to be advisable for the protection of the Lender Group, except that, if the Majority Lenders have instructed the Administrative Agent not to take such action or assert such right, in no event shall the Administrative Agent act contrary to such instructions.
     Section 10.9 Responsibility Disclaimed. The Administrative Agent shall not be under any liability or responsibility whatsoever as Administrative Agent:
          (a) To any Borrower Party or any other Person or entity as a consequence of any failure or delay in performance by or any breach by, any member of the Lender Group of any of its obligations under this Agreement;
          (b) To any Lender Group, or any of them, as a consequence of any failure or delay in performance by, or any breach by, any Borrower Party or any other obligor of any of its obligations under this Agreement or any other Loan Document; or
          (c) To any Lender Group, or any of them, for any statements, representations, or warranties in this Agreement, or any other document contemplated by this Agreement or any information provided pursuant to this Agreement, any other Loan Document, or any other document contemplated by this Agreement, or for the validity, effectiveness, enforceability, or sufficiency of this Agreement, any other Loan Document, or any other document contemplated by this Agreement.
     Section 10.10 Indemnification. The Lenders agree to indemnify (to the extent not reimbursed by the Borrowers) and hold harmless the Administrative Agent and each of its Affiliates, employees, representatives, officers and directors (each an “Administrative Agent Indemnified Person”) pro rata in accordance with their Aggregate Commitment Ratios from and against any and all claims, liabilities, investigations, losses, damages, actions, demands, penalties, judgments, suits, investigations, costs, expenses (including fees and expenses of experts, agents, consultants and counsel) and disbursements, in each case, of any kind or nature (whether or not an Administrative Agent Indemnified Person is a party to any such action, suit or investigation) whatsoever which may be imposed on, incurred by, or asserted against an Administrative Agent Indemnified Person resulting from any breach or alleged breach by the Borrower Parties, or any of them, of any representation or warranty made hereunder, or otherwise in any way relating to or arising out of the Revolving Loan Commitment, the Loans, the Letters of Credit, this Agreement, the other Loan Documents or any other document contemplated by this Agreement or any action taken or omitted by the Administrative Agent under this Agreement, any other Loan Document, or any other document contemplated by this Agreement (other than Bank Products Documents), the making, administration or enforcement of the Loan Documents and the Loans or any transaction contemplated hereby or any related matters unless, with respect to any of the above, such Administrative Agent Indemnified Person is determined by a final non-appealable judgment of a court of competent jurisdiction to have acted or failed to act with gross negligence or willful misconduct. This Section 10.10 is for the benefit of each Administrative Agent Indemnified Person and shall not in any way limit the obligations of the Borrower Parties under Section 6.16. The provisions of this Section 10.10 shall survive the termination of this Agreement.
     Section 10.11 Credit Decision. Each member of the Lender Group represents and warrants to each other member of the Lender Group that:
          (a) In making its decision to enter into this Agreement and to make its Advances it has independently taken whatever steps it considers necessary to evaluate the financial condition and affairs of the Borrower Parties and that it has made an independent credit judgment, and that it has not relied upon information provided by the Administrative Agent or any of its Affiliates;
          (b) So long as any portion of the Obligations remains outstanding, it will continue to make its own independent evaluation of the financial condition and affairs of the Borrower Parties; and
          (c) Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Administrative Agent, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower Parties which may come into the possession of any of the Administrative Agent or any Affiliates of the Administrative Agent.
     Section 10.12 Successor Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the

Administrative Borrower. Upon any such resignation, the Majority Lenders shall have the right to appoint a successor Administrative Agent (with the consent of the Administrative Borrower if no Event of Default then exists). If no successor Administrative Agent shall have been so appointed by the Majority Lenders, and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be any Lender or a Person organized under the laws of the US, a State or any political subdivision thereof which has combined capital and reserves in excess of $250,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges, duties, and obligations of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article 10 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.
     Section 10.13 Administrative Agent May File Proofs of Claim. The Administrative Agent may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent, its agents, financial advisors and counsel), the Lenders and the Issuing Bank allowed in any judicial proceedings relative to any Borrower Party, or any of their respective creditors or property, and shall be entitled and empowered to collect, receive and distribute any monies, securities or other property payable or deliverable on any such claims and any custodian in any such judicial proceedings is hereby authorized by each Lender and the Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Bank, to pay to the Administrative Agent any amount due to the Administrative Agent for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent, its agents, financial advisors and counsel, and any other amounts due the Administrative Agent under Section 11.2. Nothing contained in this Agreement or the Loan Documents shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting this Agreement, any Revolving Loan Notes, the Letters of Credit or the rights of any holder thereof, or to authorize the Administrative Agent to vote in respect of the claim of any Lender or the Issuing Bank in any such proceeding.
     Section 10.14 Collateral. The Administrative Agent is hereby authorized to hold all Collateral pledged pursuant to any Loan Document and to act on behalf of the Lender Group, in its own capacity and through other agents appointed by it, under the Security

Documents; provided, that the Administrative Agent shall not agree to the release of any Collateral except in accordance with the terms of this Agreement. The Lender Group acknowledges that the Loans, any Overadvances, all Obligations with respect to Bank Products Documents and all interest, fees and expenses hereunder constitute one Funded Debt, secured by all of the Collateral. The Administrative Agent hereby appoints each Lender and the Issuing Bank as its agent (and each Lender and the Issuing Bank hereby accepts such appointment) for the purpose of perfecting the Administrative Agent’s Liens in assets which, in accordance with the UCC, can be perfected by possession. Should any Lender or the Issuing Bank obtain possession of any such Collateral, subject to the limitations set forth in the Blocked Account Agreements, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or in accordance with the Administrative Agent’s instructions.
     Section 10.15 Release of Collateral.
          (a) Each Lender and the Issuing Bank hereby directs, in accordance with the terms of this Agreement, the Administrative Agent, and the Administrative Agent agrees, to release any Lien held by the Administrative Agent for the benefit of the Lender Group:
               (i) against all of the Collateral, upon final and indefeasible payment in full of the Obligations and termination of the Revolving Loan Commitment; or
               (ii) against any part of the Collateral sold, transferred or disposed of by the Borrower Parties (including, without limitation, all property, assets and rights of any Guarantor released pursuant to subsection (b) below) if such sale, transfer or other disposition is permitted by Section 8.7 or is otherwise consented to by the requisite Lenders for such release as set forth in Section 11.12, as certified to the Administrative Agent by the Administrative Borrower in a certificate of an Authorized Signatory of the Administrative Borrower.
               (iii) Each Lender and the Issuing Bank hereby directs the Administrative Agent, and the Administrative Agent agrees, to execute and deliver or file or authorize the filing of such termination and partial release statements and do such other things as are necessary to release Liens to be released pursuant to this Section 10.15 promptly upon the effectiveness of any such release. Upon request by the Administrative Agent at any time, the Lenders and the Issuing Bank will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 10.15.
          (b) Each Lender and the Issuing Bank hereby directs, in accordance with the terms of this Agreement, the Administrative Agent, and the Administrative Agent agrees, (i) to release any Guarantor from its obligations hereunder, including, without limitation, its obligations with respect to the Guaranty) in connection with any sale or other disposition, including by merger or otherwise, of Equity Interests in such Guarantor after which such Guarantor is no longer a Subsidiary of any Borrower, if such sale or disposition complies with the applicable provisions of this Agreement or is otherwise consented to by the applicable Lenders for such release as set forth in Section 11.12, as certified to the Administrative Agent by the Administrative Borrower, and (ii) to execute and deliver or file or authorize the filing of such documents, statements and instruments and do such other things as are necessary to release such Guarantor from such obligations pursuant to this Section 10.15 promptly upon the effectiveness of any such release. Upon request by the Administrative Agent at any time, the Lenders and the Issuing Bank shall confirm in writing the Administrative Agent’s authority to release the applicable Guarantor pursuant to this Section 10.15.
     Section 10.16 Additional Agents. None of the Lenders or other entities identified on the facing page of this Agreement as a “Sole Lead Arranger”, “Co-Syndication Agents”, or “Documentation Agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement or any other Loan Document other than those applicable to all Lenders as such if such entity is also a Lender. Without limiting the foregoing, none of the Lenders or other entities so identified shall have or be deemed to have any fiduciary relationship with any other Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other entities so identified in deciding to enter into this Agreement or any other Loan Document or in taking or not taking action hereunder or thereunder.
ARTICLE 11.
MISCELLANEOUS
     Section 11.1 Notices.
          (a) All notices and other communications under this Agreement shall be in writing and shall be deemed to have been given five (5) days after deposit in the mail, designated as certified mail, return receipt requested, postage-prepaid, or one (1) day after being entrusted to a reputable commercial overnight delivery service, or when delivered to the telegraph office or sent out (with receipt confirmed) by telex or telecopy (or to the extent specifically permitted under Section 11.1(c) only, when sent out by electronic means) addressed to the party to which such notice is directed at its address determined as in this Section 11.1. All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:
     (i) If to any Borrower Party, to such Borrower Party in care of the Administrative Borrower at:
Zayo Group, LLC
901 Front Street, Suite 200
Louisville, CO 80027

Attn: Ken desGarennes, Chief Financial Officer
Telecopy No.: (303) 226-5942
Email: kdesgarennes@zayo.com
with a copy to:
Gibson Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166-0193
Attn: Aaron F. Adams
Telecopy: (212) 351-6245
Email: afadams@gibsondunn.com
          (ii) If to the Administrative Agent, to it at:
SunTrust Bank
303 Peachtree Street
Twenty-Fifth Floor
Atlanta, Georgia 30308
Attn: Doug Weltz
Telecopy No.: (404) 221-2001
Email: Agency.Services@suntrust.com
with a copy to:
Kevin Conboy, Esq.
Paul, Hastings, Janofsky & Walker LLP
600 Peachtree Street, N.E.
Suite 2400
Atlanta, Georgia 30308
Telecopy No.: (404) 815-2424
Email: kevinconboy@paulhastings.com
          (iii) If to the Lenders, to them at the addresses set forth on the signature pages of this Agreement; and
          (iv) If to the Issuing Bank, at the address set forth on the signature pages of this Agreement.
     (b) Any party hereto may change the address to which notices shall be directed under this Section 11.1 by giving ten (10) days’ written notice of such change to the other parties.

          (c) The Borrowers may make delivery of the items required by Sections 7.1, 7.2 and 7.3 via Electronic Transmission to the Lender Group. The Administrative Agent shall so post such items within a reasonable period of time after delivery thereof by Borrowers. Such posting or sending via Electronic Transmission to the Lender Group shall constitute delivery of such items to the Lender Group.
     Section 11.2 Expenses. Each Borrower agrees, jointly and severally, to promptly pay or promptly reimburse:
          (a) All documented, reasonable out-of-pocket costs and expenses of the Administrative Agent and its Affiliates in connection with the preparation, negotiation, execution, delivery and syndication of this Agreement, the other Loan Documents and the Bank Products Documents, the transactions contemplated hereunder and thereunder, and the making of the initial Advance hereunder, including, but not limited to, the documented, reasonable fees and disbursements of counsel for the Administrative Agent and its Affiliates;
          (b) All documented, reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with the administration of the transactions contemplated in this Agreement, the other Loan Documents and the Bank Products Documents, and the preparation, negotiation, execution, and delivery of any waiver, amendment, or consent by the Lenders relating to this Agreement, the other Loan Documents or the Bank Products Documents, including, but not limited to, all documented, reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with their periodic field audits, appraisals and examinations, and the internal per diem audit charge as established by the Administrative Agent from time to time, per auditor, plus documented, reasonable out-of-pocket costs and expenses for each field audit or examination of a Borrower Party performed by personnel employed by the Administrative Agent, and the documented, reasonable fees and disbursements of counsel for the Administrative Agent;
          (c) All documented, out-of-pocket costs and expenses of the Administrative Agent, the Issuing Bank and any Lender in connection with any restructuring, refinancing, or “work out” of the transactions contemplated by this Agreement, and of obtaining performance under this Agreement, the other Loan Documents and the Bank Products Documents, and all documented, out-of-pocket costs and expenses of collection if default is made in the payment of the Obligations, which in each case shall include documented fees and out-of-pocket expenses of counsel for the Administrative Agent, the Issuing Bank and any Lender, and the documented fees and out-of-pocket expenses of any experts of the Administrative Agent, or consultants of the Administrative Agent;
          (d) All taxes, assessments, general or special, and other charges levied on, or assessed, placed or made against any of the Collateral, any Revolving Loan Notes or the Obligations; and

          (e) All documented, reasonable out-of-pocket costs and expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder.
     Section 11.3 Waivers. The rights and remedies of the Lender Group under this Agreement, the other Loan Documents and the Bank Products Documents shall be cumulative and not exclusive of any rights or remedies which they would otherwise have. No failure or delay by the Lender Group, or any of them, or the Majority Lenders in exercising any right shall operate as a waiver of such right. The Lender Group expressly reserves the right to require strict compliance with the terms of this Agreement in connection with any funding of a request for an Advance. In the event the Lenders decide to fund a request for an Advance at a time when the Borrowers are not in strict compliance with the terms of this Agreement, such decision by the Lenders shall not be deemed to constitute an undertaking by the Lenders to fund any further requests for Advances or preclude the Lenders from exercising any rights available to the Lenders under the Loan Documents or at law or equity. Any waiver or indulgence granted by the Lenders or by the Majority Lenders shall not constitute a modification of this Agreement, except to the extent expressly provided in such waiver or indulgence, or constitute a course of dealing by the Lenders at variance with the terms of the Agreement such as to require further notice by the Lenders of the Lenders’ intent to require strict adherence to the terms of the Agreement in the future. Any such actions shall not in any way affect the ability of the Lenders, in their discretion, to exercise any rights available to them under this Agreement or under any other agreement, whether or not the Lenders are party, relating to the Borrowers.
     Section 11.4 Set-Off. In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, except to the extent limited by Applicable Law, at any time that an Event of Default exists, each member of the Lender Group and each subsequent holder of the Obligations is hereby authorized by the Borrower Parties at any time or from time to time, without notice to the Borrower Parties or to any other Person, any such notice being hereby expressly waived, to set-off and to appropriate and apply any and all deposits (general or special, time or demand, including, but not limited to, Funded Debt evidenced by certificates of deposit, in each case whether matured or unmatured, but not including any amounts held by any member of the Lender Group or any of its Affiliates in any escrow account) and any other Funded Debt at any time held or owing by any member of the Lender Group or any such holder to or for the credit or the account of any Borrower Party, against and on account of the obligations and liabilities of the Borrower Parties, to any member of the Lender Group or any such holder under this Agreement, any Revolving Loan Notes, any other Loan Document and any Bank Products Documents, including, but not limited to, all claims of any nature or description arising out of or connected with this Agreement, any Revolving Loan Notes, any other Loan Document or any Bank Products Document, irrespective of whether or not (a) the Lender Group shall have made any demand hereunder or (b) the Lender Group shall have declared the principal of and interest on the Loans and any

Revolving Loan Notes and other amounts due hereunder to be due and payable as permitted by Section 9.2 and although said obligations and liabilities, or any of them, shall be contingent or unmatured. Any sums obtained by any member of the Lender Group or by any subsequent holder of the Obligations shall be subject to the application of payments provisions of Article 2.
     Section 11.5 Assignment.
          (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower Party without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Affiliates of the Administrative Agent) any legal or equitable right, remedy or claim under or by reason of this Agreement. Notwithstanding anything else in this Section 11.5, no assignments, participations or other transfers of rights under this Agreement shall be permitted to any Person that is a competitor, or an Affiliate of a competitor, or any Borrower Party or any of its Subsidiaries.
          (b) Any Lender (and any Lender that is an Issuing Bank) may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its portion of the Revolving Loan Commitment and the Loans at the time owing to it and, if applicable, all or a portion of its portion of the Letter of Credit Commitment and excluding rights and obligations with respect to Bank Products Documents); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s portion of the Revolving Loan Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the portion of the Revolving Loan Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000, unless each of the Administrative Agent and, so long as no Default exists, the Administrative Borrower otherwise consents (each such consent not to be unreasonably withheld), and (ii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 (unless such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund), and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.5(c), from and after the effective date specified in each Assignment and Acceptance, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.8(b), 2.9, 6.18, 12.3 and 12.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 11.5.
          (c) The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the portion of the Revolving Loan Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary; provided, that failure to make any such recordation, or any error in such recordation, shall not affect the Commitment of any Lender. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
          (d) Any Lender may, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its portion of the Revolving Loan Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers and the Lender Group shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 11.12(a)(i) that affects such Participant. Subject to paragraph (e) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.8(b), 2.9, 6.18 and 12.3 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.5(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.4 as though it were a Lender, provided such Participant agrees to be subject to Section 2.10(b) as though it were a Lender.
          (e) A Participant shall not be entitled to receive any greater payment under Section 2.8(b) or Section 12.3 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Administrative Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.8(b) unless the Administrative Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.8(b) as though it were a Lender.
          (f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation (i) any pledge or assignment to secure obligations to a Federal Reserve Bank and (ii) in the case of any Lender that is a Fund, any pledge or assignment of all or any portion of such Lender’s rights under this Agreement to any holders of obligations owed, or securities issued, by such Lender as security for such obligations or securities, or to any trustee for, or any other representative of, such holders, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     Section 11.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument. In proving this Agreement or any other Loan Document in any judicial proceedings, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom such enforcement is sought. Any signatures delivered by a party by facsimile transmission or by electronic transmission shall be deemed an original signature hereto. The foregoing shall apply to each other Loan Document mutatis mutandis.
     Section 11.7 Under Seal; Governing Law. This Agreement and the other Loan Documents are intended to take effect as sealed instruments and shall be construed in accordance with and governed by the laws of the State of New York, without regard to the conflict of laws principles thereof, except to the extent otherwise provided in the Loan Documents.
     Section 11.8 Severability. Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.

     Section 11.9 Headings. Headings used in this Agreement are for convenience only and shall not be used in connection with the interpretation of any provision hereof.
     Section 11.10 Source of Funds. Notwithstanding the use by the Lenders of the Base Rate and the Eurodollar Rate as reference rates for the determination of interest on the Loans, the Lenders shall be under no obligation to obtain funds from any particular source in order to charge interest to the Borrowers at interest rates tied to such reference rates.
     Section 11.11 Entire Agreement. THIS WRITTEN AGREEMENT, TOGETHER WITH THE OTHER LOAN DOCUMENTS, REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. Each Borrower Party represents and warrants to the Lender Group that it has read the provisions of this Section 11.11 and discussed the provisions of this Section 11.11 and the rest of this Agreement with counsel for such Borrower Party, and such Borrower Party acknowledges and agrees that the Lender Group is expressly relying upon such representations and warranties of such Borrower Party (as well as the other representations and warranties of such Borrower Party set forth in this Agreement and the other Loan Documents) in entering into this Agreement.
     Section 11.12 Amendments and Waivers.
          (a) Neither this Agreement, any other Loan Document nor any term hereof or thereof may be amended orally, nor may any provision hereof be waived orally but only by an instrument in writing signed by the Majority Lenders, or in the case of Loan Documents executed by the Administrative Agent (and not the other members of the Lender Group), signed by the Administrative Agent and approved by the Majority Lenders and, in the case of an amendment, also by the Borrowers, except that: (i) the consent of each of the Lenders and, in the case of an amendment, the Borrowers, shall be required for (A) any sale or release of, or the subordination of the Administrative Agent’s security interest in, any material Collateral except in conjunction with sales or transfers of Collateral permitted hereunder, (B) except in conjunction with transactions permitted hereunder, any release of any guarantor of the Obligations, (C) any extensions, postponements or delays of the Maturity Date or the scheduled date of payment of interest or principal or fees, or any reduction of principal (without a corresponding payment with respect thereto), or reduction in the rate of interest or fees due to the Lenders hereunder or under any other Loan Documents (it being understood that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes on this Section 11.12), (D) any amendment of this Section 11.12 or of the definition of “Majority Lenders” or any other provision of the Loan Documents specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder; (E) any amendment increasing the Revolving Loan Commitment (it being understood and agreed that a waiver of any Default or Event of Default or modification of any of the defined terms contained herein (other than those defined terms specifically addressed in this Section 11.12) shall not constitute a change in the terms of any portion of the Revolving Loan Commitment held by any Lender); (F) any amendment to the definition of “Availability” and the defined terms used therein; and (G) any amendment to Section 2.11; (ii) the consent of the Administrative Agent, the Majority Lenders and the Borrowers shall be required for any amendment to Section 2.1(e) or Article 10; (iii) the consent of the Issuing Bank, the Majority Lenders and the Borrowers shall be required for any amendment to Section 2.1(b) or 2.15 or the definition of “Letter of Credit Commitment”; (iv) the consent of the Guarantors and the Majority Lenders shall be required for any amendment to Article 3; (v) the consent of the Swing Bank, the Majority Lenders and the Borrowers shall be required for any amendment to Section 2.1(c) or Section 2.2(g); (vi) the consent of the Administrative Agent only shall be required to amend Schedule 1.1(a) to reflect assignments of any portion of the Revolving Loan Commitment and Loans in accordance with this Agreement and (vii) any amendment, waiver or other modification of any term or condition of the Fee Letter shall require the consent of the Administrative Agent and the Borrowers only. In addition to the required consents set forth above, if SunTrust Bank or any Affiliate thereof has entered into a Lender Hedge Agreement with any Borrower Party and SunTrust Bank is no longer the Administrative Agent or a Lender, the consent of SunTrust Bank or such Affiliate shall be required for any amendment to Section 2.11 or any amendment described in Section 11.12(a)(i)(A). Any amendment, modification, waiver, consent, termination or release of any Bank Products Documents may be effected by the parties thereto without the consent of the Lender Group.
          (b) Each Lender grants to the Administrative Agent the right to purchase all (but not less than all) of such Lender’s portion of the Revolving Loan Commitment, portion of the Letter of Credit Commitment, the Loans and Letter of Credit Obligations owing to it and any Revolving Loan Notes held by it and all of its rights and obligations hereunder and under the other Loan Documents at a price equal to the outstanding principal amount of the Loans payable to such Lender plus any accrued but unpaid interest on such Loans and accrued but unpaid commitment fees and letter of credit fees owing to such Lender plus the amount necessary to cash collateralize any Letters of Credit issued by such Lender, which right may be exercised by the Administrative Agent if such Lender refuses to execute any amendment, waiver or consent which requires the written consent of all of the Lenders and to which the Majority Lenders, the Administrative Agent and the Borrowers have agreed. Each Lender agrees that if the Administrative Agent exercises its option hereunder, it shall promptly execute and deliver an Assignment and Acceptance and other agreements and documentation necessary to effectuate such assignment. The Administrative Agent may assign its purchase rights hereunder to any assignee if such assignment complies with the requirements of Section 11.5(b).

          (c) If any fees are paid to the Lenders as consideration for amendments, waivers or consents with respect to this Agreement, at Administrative Agent’s election, such fees may be paid only to those Lenders that agree to such amendments, waivers or consents within the time specified for submission thereof.
     Section 11.13 Other Relationships; No Advisory or Fiduciary Responsibility. No relationship created hereunder or under any other Loan Document shall in any way affect the ability of any member of the Lender Group to enter into or maintain business relationships with any Borrower, or any of its Affiliates, beyond the relationships specifically contemplated by this Agreement and the other Loan Documents. In connection with all aspect of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees that (a) (i) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Sole Lead Arranger, and the Co-Syndication Agents, are arm’s-length commercial transactions between each Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Sole Lead Arranger and the Co-Syndication Agents, on the other hand, (ii) each Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) each Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents, (b) (i) the Administrative Agent and the Sole Lead Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrowers or any of their Affiliates, or any other Person and (ii) neither the Administrative Agent, the Sole Lead Arranger nor the Co-Syndication Agents has any obligation to the Borrowers or any of their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents, and (c) the Administrative Agent, the Sole Lead Arranger and the Co-Syndication Agents and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their Affiliates, and neither the Administrative Agent, the Sole Lead Arranger nor the Co-Syndication Agents has any obligation to disclose any of such interests to the Borrowers or their Affiliates. To the fullest extent permitted by law, each Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Sole Lead Arranger and the Co-Syndication Agents with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
     Section 11.14 Pronouns. The pronouns used herein shall include, when appropriate, either gender and both singular and plural, and the grammatical construction of sentences shall conform thereto.
     Section 11.15 Disclosure. The Borrower Parties agree that the Administrative Agent, and the Administrative Agent agrees that the Borrower Parties, shall each have the right, with the consent of the other (such consent not to be unreasonably withheld), to issue press releases regarding the making of the Loans and the issuance and the Revolving Loan Commitment to the Borrowers pursuant to the terms of this Agreement.
     Section 11.16 Replacement of Lender. In the event that a Replacement Event occurs and is continuing with respect to any Lender, the Administrative Borrower may designate another financial institution (such financial institution being herein called a “Replacement Lender”) acceptable to the Administrative Agent, and which is not a Borrower or an Affiliate of any Borrower, to assume such Lender’s portion of the Revolving Loan Commitment hereunder, to purchase the Loans and participations of such Lender and such Lender’s rights hereunder and (if such Lender is the Issuing Bank) to issue Letters of Credit in substitution for all outstanding Letters of Credit issued by such Lender, without recourse to or representation or warranty by, or expense to, such Lender for a purchase price equal to the outstanding principal amount of the Loans payable to such Lender plus any accrued but unpaid interest on such Loans and accrued but unpaid commitment fees and letter of credit fees owing to such Lender plus amounts necessary to cash collateralize any Letters of Credit issued by such Lender, and upon such assumption, purchase and substitution, and subject to the execution and delivery to the Administrative Agent by the Replacement Lender of documentation satisfactory to the Administrative Agent (pursuant to which such Replacement Lender shall assume the obligations of such original Lender under this Agreement), the Replacement Lender shall succeed to the rights and obligations of such Lender hereunder and such Lender shall no longer be a party hereto or have any rights hereunder provided that the obligations of the Borrowers to indemnify such Lender with respect to any event occurring or obligations arising before such replacement shall survive such replacement. “Replacement Event” shall mean, with respect to any Lender, (a) the commencement of or the taking of possession by, a receiver, custodian, conservator, trustee or liquidator of such Lender, or the declaration by the appropriate regulatory authority that such Lender is insolvent or such Lender shall become a Defaulting Lender or (b) the making of any claim by any Lender under Section 2.8(b), 12.3 or 12.5, unless the changing of the lending office by such Lender would obviate the need of such Lender to make future claims under such Sections.
     Section 11.17 Confidentiality. No member of the Lender Group shall disclose any non-public confidential information regarding the Borrower Parties (“Confidential Information”; which shall include all information received from any Borrower Party or any of its Subsidiaries relating to any Borrower Party or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to or in the possession of the Lender Group (or any intended recipient) on a non-confidential basis prior to disclosure by any Borrower Party or any of its Subsidiaries, provided that, such information was or is clearly identified at the time of delivery as confidential) to any other Person without the consent of the Borrowers, other than (i) to such member of the Lender Group’s Affiliates and their officers, directors, employees, agents and advisors, to other members of the Lender Group and, as contemplated by Section 11.5, to actual or prospective assignees and participants, and then only on a confidential basis, with instructions to keep such Confidential Information confidential, and provided that such parties agree to be bound by confidentiality provisions substantially similar to those hereunder, (ii) as required by any law, rule or regulation or judicial process, (iii) to any nationally recognized rating agency when required by it, provided that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Confidential Information relating to the Borrower Parties received by it from such member of the Lender Group, (iv) as requested or required by any state, federal or foreign authority or examiner regulating banks or banking and (v) in connection with the exercise of any remedy hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder.
     Section 11.18 Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by any Borrower or any Guarantor, or the transfer to the Lender Group of any property, should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if the Lender Group, or any of them, is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group, or any of them, is required or elects to repay or restore, and as to all reasonable costs, expenses and attorneys fees of the Lender Group related thereto, the liability of the Borrowers or such Guarantor, as applicable, automatically shall be revived, reinstated and restored and shall exist as though such Voidable Transfer had never been made.
     Section 11.19 Electronic Transmissions. (a) Authorization. Subject to the provisions of this Section 11.19(a), each of the Administrative Agent, the Borrowers, the Lenders, the Issuing Bank and each of their Affiliates is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein. Each of the Borrowers and the other Borrower Parties hereby acknowledges and agrees, and each of the Borrowers and the other Borrower Parties shall cause each of their Subsidiaries to acknowledge and agree, that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.
          (b) Separate Agreements. All uses of an E-System shall be governed by and subject to, in addition to the terms and conditions of this Agreement, separate terms and conditions posted or referenced in such E-System and related contractual obligations executed by Borrower Parties or the members of the Lender Group in connection with the use of such E-System.
          (c) Limitation of Liability. All E-Systems and Electronic Transmissions shall be provided “as is” and “as available”. None of Administrative Agent or any of its Affiliates warrants the accuracy, adequacy or completeness of any E-Systems or Electronic Transmission, and each disclaims all liability for errors or omissions therein. No warranty of any kind is made by the Administrative Agent or any of its Affiliates in connection with any E-Systems or Electronic Transmission, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects. Each of the Borrowers and the other Borrower Parties agrees that the Administrative Agent has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.
ARTICLE 12.
YIELD PROTECTION
     Section 12.1 Eurodollar Rate Basis Determination. Notwithstanding anything contained herein which may be construed to the contrary, if with respect to any proposed Eurodollar Advance for any Eurodollar Advance Period, the Administrative Agent (a) determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Eurodollar Advance Period or (b) is advised by the Majority Lenders that the Eurodollar Basis for such Eurodollar Advance Period will not adequately and fairly reflect the cost to the Lenders of making or maintaining the Loans for such Eurodollar Advance Period, the Administrative Agent shall forthwith give notice thereof to the Administrative Borrower and the Lenders, whereupon until the Administrative Agent notifies the Administrative Borrower that the circumstances giving rise to such situation no longer exist, the obligations of the Lenders to make Eurodollar Advances shall be suspended.
     Section 12.2 Illegality. If any change in Applicable Law, any change in the interpretation or administration of any Applicable Law by any Governmental Authority, central bank, or comparable agency charged with the interpretation or administration thereof, or any change in compliance with Applicable Law as a result of any request or directive (whether or not having the force of law) of any such authority, central bank, or comparable agency after the Agreement Date, shall make it unlawful for any Lender to make, maintain, or fund its Eurodollar Advances, such Lender shall so notify the Administrative Agent, and the Administrative Agent shall forthwith give notice thereof to the other Lenders and the Administrative Borrower. Before giving any notice to the Administrative Agent pursuant to this Section 12.2, such Lender shall designate a different lending office if such designation will avoid the need for giving such notice and will not, in the good faith judgment of such Lender, be otherwise disadvantageous to such

Lender. Upon receipt of such notice, notwithstanding anything contained in Article 2, the Borrowers shall repay in full the then outstanding principal amount of each affected Eurodollar Advance of such Lender, together with accrued interest thereon, either (a) on the last day of the then current Eurodollar Advance Period applicable to such Eurodollar Advance if such Lender may lawfully continue to maintain and fund such Eurodollar Advance to such day or (b) immediately if such Lender may not lawfully continue to fund and maintain such Eurodollar Advance to such day. Concurrently with repaying each affected Eurodollar Advance of such Lender, notwithstanding anything contained in Article 2, the Borrowers shall borrow a Base Rate Advance from such Lender, and such Lender shall make such Advance in an amount such that the outstanding principal amount of the Revolving Loans held by such Lender shall equal the outstanding principal amount of such Revolving Loans immediately prior to such repayment.
     Section 12.3 Increased Costs.
          (a) If any change in Applicable Law, any change in the interpretation or administration of any Applicable Law by any Governmental Authority, central bank, or comparable agency charged with the interpretation or administration thereof or any change in compliance with Applicable Law as a result of any request or directive (whether or not having the force of law) of such Governmental Authority, central bank, or comparable agency after the Agreement Date:
               (i) Shall subject any Lender to any tax, duty, or other charge with respect to its obligation to make Eurodollar Advances, or its Eurodollar Advances, or shall change the basis of taxation of payments to any Lender of the principal of or interest on its Eurodollar Advances or in respect of any other amounts due under this Agreement in respect of its Eurodollar Advances or its obligation to make Eurodollar Advances (except for changes in the rate of tax on the overall net income of such Lender);
               (ii) Shall impose, modify, or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System, but excluding any included in an applicable Eurodollar Reserve Percentage), special deposit, assessment, or other requirement or condition against assets of, deposits (other than as described in Section 12.5) with or for the account of, or commitments or credit extended by any Lender, or shall impose on any Lender or the eurodollar interbank borrowing market any other condition affecting its obligation to make such Eurodollar Advances or its Eurodollar Advances; and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining any such Eurodollar Advances, or to reduce the amount of any sum received or receivable by the Lender under this Agreement or under any Revolving Loan Notes with respect thereto, and such increase is not given effect in the determination of the Eurodollar Rate;
               (iii) Shall subject the Issuing Bank or any Lender to any tax, duty or other charge with respect to the obligation to issue Letters of Credit, maintain

Letters of Credit or participate in Letters of Credit, or shall change the basis of taxation of payments to the Issuing Bank or any Lender in respect of amounts drawn under Letters of Credit or in respect of any other amounts due under this Agreement in respect of Letters of Credit or the obligation of the Issuing Bank to issue Letters of Credit or maintain Letters of Credit or the obligation of the Lenders to participate in Letters of Credit (except for changes in the rate of tax on the overall net income of the Issuing Bank or any Lender); or
               (iv) Shall impose, modify, or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit, assessment, or other requirement or condition against assets of, deposits (other than as described in Section 12.5) with or for the account of, or commitments or credit extended by the Issuing Bank, or shall impose on the Issuing Bank or any Lender any other condition affecting the obligation to issue Letters of Credit, maintain Letters of Credit or participate in Letters of Credit; and the result of any of the foregoing is to increase the cost to the Issuing Bank or any Lender of issuing, maintaining or participating in any such Letters of Credit or to reduce the amount of any sum received or receivable by the Issuing Bank or any Lender under this Agreement with respect thereto, then promptly upon demand by such Lender or Issuing Bank, the Borrowers agree to pay, without duplication of amounts due under Section 2.8(b), to such Lender or Issuing Bank such additional amount or amounts as will compensate such Lender or Issuing Bank for such increased costs. Each Lender or Issuing Bank will promptly notify the Borrowers and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender or the Issuing Bank to compensation pursuant to this Section 12.3 and will designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole judgment of such Lender or the Issuing Bank, be otherwise disadvantageous to such Lender or the Issuing Bank. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 12.3 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section 12.3 for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank notifies the Borrowers of the change in Applicable Law or other occurrence giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the change in Applicable Law or other occurrence giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.
          (b) A certificate of any Lender or the Issuing Bank claiming compensation under this Section 12.3 and setting forth the additional amount or amounts to be paid to it hereunder and calculations therefor shall be conclusive in the absence of manifest error. In determining such amount, such Lender or the Issuing Bank may use any reasonable averaging and attribution methods. If any Lender demands compensation under this Section 12.3, the Borrowers may at any time, upon at least five (5) Business Days’ prior notice to such Lender, prepay in full the then outstanding affected Eurodollar Advances of such Lender, together with accrued interest thereon to the date of prepayment, along with any reimbursement required under Section 2.9. Concurrently with prepaying such Eurodollar Advances, the Borrowers shall borrow a Base Rate Advance, or a Eurodollar Advance not so affected, from such Lender, and such Lender shall make such Advance in an amount such that the outstanding principal amount of the Revolving Loans held by such Lender shall equal the outstanding principal amount of such Revolving Loans immediately prior to such prepayment.
     Section 12.4 Effect On Other Advances. If notice has been given pursuant to Sections 12.1, 12.2 or 12.3 suspending the obligation of any Lender to make any, or requiring Eurodollar Advances of any Lender to be repaid or prepaid, then, unless and until such Lender (or, in the case of Section 12.1, the Administrative Agent) notifies the Administrative Borrower that the circumstances giving rise to such repayment no longer apply, all Advances which would otherwise be made by such Lender as to the Eurodollar Advances affected shall, at the option of the Administrative Borrower, be made instead as Base Rate Advances.
     Section 12.5 Capital Adequacy. If after the Agreement Date, any Lender or Issuing Bank (or any Affiliate of the foregoing) shall have reasonably determined that the adoption of any Applicable Law, governmental rule, regulation or order regarding the capital adequacy of banks or bank holding companies, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Lender or Issuing Bank (or any Affiliate of the foregoing) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency (but only if such adoption, change, request or directive occurs after the Agreement Date), has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s (or any Affiliate of the foregoing) capital as a consequence of such Lender’s or Issuing Bank’s portion of the Revolving Loan Commitment or obligations hereunder to a level below that which it could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or Issuing Bank’s (or any Affiliate of the foregoing) policies with respect to capital adequacy immediately before such adoption, change or compliance and assuming that such Lender’s or Issuing Bank’s (or any Affiliate of the foregoing) capital was fully utilized prior to such adoption, change or compliance), then, promptly upon demand by such Lender or Issuing Bank, the Borrowers shall immediately pay to such Lender or Issuing Bank such additional amounts as shall be sufficient to compensate such Lender or Issuing Bank for any such reduction actually suffered; provided, however, that there shall be no duplication of amounts paid to a Lender pursuant to this sentence and Section 12.3. A certificate of such Lender or Issuing Bank setting forth the amount to be paid to such Lender or Issuing Bank by the Borrowers as a result of any event referred to in this paragraph shall, absent manifest error, be conclusive. Such Lender or the Issuing Bank will designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole judgment of such Lender or the Issuing Bank, be otherwise disadvantageous to such Lender or the Issuing Bank. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 12.5 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section 12.5 for any reductions in rate of return incurred more than 270 days prior to the date that such Lender or the Issuing Bank notifies the Borrowers of the change in Applicable Law or other occurrence giving rise to such reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefore.
ARTICLE 13.
JURISDICTION, VENUE AND WAIVER OF JURY TRIAL
     Section 13.1 Jurisdiction and Service of Process. FOR PURPOSES OF ANY LEGAL ACTION OR PROCEEDING BROUGHT BY ANY PARTY HERETO WITH RESPECT TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY BANK PRODUCTS DOCUMENT, EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE PERSONAL JURISDICTION OF THE FEDERAL AND STATE COURTS SITTING IN THE COUNTY OF NEW YORK, STATE OF NEW YORK AND EACH BORROWER PARTY HEREBY IRREVOCABLY DESIGNATES AND APPOINTS, AS ITS AUTHORIZED AGENT FOR SERVICE OF PROCESS IN THE STATE OF NEW YORK, THE ADMINISTRATIVE BORROWER, OR SUCH OTHER PERSON AS SUCH BORROWER PARTY SHALL DESIGNATE HEREAFTER BY WRITTEN NOTICE GIVEN TO THE ADMINISTRATIVE AGENT. THE CONSENT TO JURISDICTION HEREIN SHALL NOT BE EXCLUSIVE. THE LENDER GROUP SHALL FOR ALL PURPOSES AUTOMATICALLY, AND WITHOUT ANY ACT ON THEIR PART, BE ENTITLED TO TREAT SUCH DESIGNEE OF EACH BORROWER PARTY AS THE AUTHORIZED AGENT TO RECEIVE FOR AND ON BEHALF OF SUCH BORROWER PARTY SERVICE OF WRITS, OR SUMMONS OR OTHER LEGAL PROCESS IN THE STATE OF NEW YORK, WHICH SERVICE SHALL BE DEEMED EFFECTIVE PERSONAL SERVICE ON SUCH BORROWER PARTY SERVED WHEN DELIVERED, WHETHER OR NOT SUCH AGENT GIVES NOTICE TO SUCH BORROWER PARTY; AND DELIVERY OF SUCH SERVICE TO ITS AUTHORIZED AGENT SHALL BE DEEMED TO BE MADE WHEN PERSONALLY DELIVERED OR THREE (3) BUSINESS DAYS AFTER MAILING BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH AUTHORIZED

AGENT. EACH PARTY HERETO FURTHER IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL TO SUCH PARTY AT THE ADDRESS SET FORTH IN SECTION 11.1 ABOVE, SUCH SERVICE TO BECOME EFFECTIVE THREE (3) BUSINESS DAYS AFTER SUCH MAILING. IN THE EVENT THAT, FOR ANY REASON, SUCH AGENT OR ITS SUCCESSORS SHALL NO LONGER SERVE AS AGENT OF EACH BORROWER PARTY TO RECEIVE SERVICE OF PROCESS IN THE STATE OF NEW YORK, EACH BORROWER PARTY SHALL SERVE AND ADVISE THE ADMINISTRATIVE AGENT THEREOF SO THAT AT ALL TIMES EACH BORROWER PARTY WILL MAINTAIN AN AGENT TO RECEIVE SERVICE OF PROCESS IN THE STATE OF NEW YORK ON BEHALF OF SUCH BORROWER PARTY WITH RESPECT TO THIS AGREEMENT, ALL OTHER LOAN DOCUMENTS AND THE BANK PRODUCTS DOCUMENTS. IN THE EVENT THAT, FOR ANY REASON, SERVICE OF LEGAL PROCESS CANNOT BE MADE IN THE MANNER DESCRIBED ABOVE, SUCH SERVICE MAY BE MADE IN SUCH MANNER AS PERMITTED BY LAW.
     Section 13.2 Consent to Venue. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION IT WOULD MAKE NOW OR HEREAFTER FOR THE LAYING OF VENUE OF ANY SUIT, ACTION, OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY BANK PRODUCTS DOCUMENT BROUGHT IN THE FEDERAL COURTS OF THE UNITED STATES SITTING IN NEW YORK COUNTY, NEW YORK, AND HEREBY IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH SUIT, ACTION, OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
     Section 13.3 Waiver of Jury Trial. EACH PARTY HERETO, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, WAIVES, AND OTHERWISE AGREES NOT TO REQUEST, A TRIAL BY JURY IN ANY COURT AND IN ANY ACTION, PROCEEDING OR COUNTERCLAIM OF ANY TYPE IN WHICH ANY PARTY HERETO OR ANY OF THEIR RESPECTIVE SUCCESSORS OR ASSIGNS IS A PARTY, AS TO ALL MATTERS AND THINGS ARISING DIRECTLY OR INDIRECTLY OUT OF THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, THE BANK PRODUCTS DOCUMENTS AND THE RELATIONS AMONG THE PARTIES LISTED IN THIS ARTICLE 13.
     Section 13.4 All Obligations to Constitute Joint and Several Obligations.
          (a) All Obligations shall constitute joint and several obligations of the Borrowers and shall be secured by the Administrative Agent’s Lien upon all of the Collateral, and by all other Liens heretofore, now or at any time hereafter granted by each Borrower to the Administrative Agent, for the benefit of the Lender Group, to the extent provided in the Loan Documents or Bank Product Documents under which such Lien arises. Each Borrower expressly represents and acknowledges that it is part of a common enterprise with the other Borrowers and that any financial accommodations by the Administrative Agent, and the other members of the Lender Group to any other Borrower hereunder and under the other Loan Documents and the Bank Product Documents are and will be of direct and indirect interest, benefit and advantage to all Borrowers. Each Borrower acknowledges that any Request for Advance, Notice of Conversion/Continuation, Notice of Requested Commitment Increase, Request for Issuance of Letter of Credit or other notice or request given by any Borrower (including the Administrative Borrower) to the Administrative Agent shall bind all Borrowers, and that any notice given by the Administrative Agent or any other member of the Lender Group to any Borrower shall be effective with respect to all Borrowers. Each Borrower acknowledges and agrees that each Borrower shall be liable, on a joint and several basis, for all of the Loans and other Obligations, regardless of which Borrower actually may have received the proceeds of any of the Loans or other extensions of credit or have had Letters of Credit issued hereunder or the amount of such Loans received, Letters of Credit issued or the manner in which the Administrative Agent or any other member of the Lender Group accounts among the Borrowers for such Loans, Letters of Credit or other extensions of credit on its books and records, and further acknowledges and agrees that Loans and other extensions of credit to any Borrower inure to the mutual benefit of all of the Borrowers and that the Administrative Agent and the other members of the Lender Group are relying on the joint and several liability of the Borrowers in extending the Loans and other financial accommodations hereunder. Each Borrower shall be entitled to subrogation and contribution rights from and against the other Borrowers to the extent any Borrower is required to pay to any member of the Lender Group any amount in excess of the Loans advanced directly to, or other Obligations incurred directly by, such Borrower or as otherwise available under Applicable Law; provided, however, that such subrogation and contribution rights are and shall be subject to the terms and conditions of this Section 13.4.
          (b) In the event any Borrower Party (a “Funding Borrower Party”) shall make any payment or payments under this Agreement or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations hereunder, such Funding Borrower Party shall have the right to seek contribution payments from each other Borrower Party (each, a “Contributing Borrower Party”) to the extent permitted by Applicable Law. Nothing in this Section 13.4(b) shall affect any Borrower Party’s joint and several liability to the Lender Group for the entire amount of its Obligations. Each Borrower Party covenants and agrees that (i) its right to receive any contribution hereunder from a Contributing Borrower Party shall be subordinate and junior in right of payment to all obligations of the Borrower Parties to the Lender Group hereunder and (ii) it shall not exercise any such contribution rights unless and until the Obligations shall have been paid in full in cash (or, with respect to Letters of Credit, cash collateralized or supported by a letter of credit) and the Revolving Loan Commitment terminated.

          (c) Nothing in this Section 13.4 shall affect any Borrower’s joint and several liability to the Lender Group for the entire amount of its Obligations. Each Borrower Party covenants and agrees that its right to receive any contribution hereunder from a contributing Borrower Party shall be subordinate and junior in right of payment to all Obligations of the Borrowers to the Lender Group hereunder. No Borrower Party will exercise any rights that it may acquire by way of subrogation hereunder or under any other Loan Document or any Bank Product Document or at law by any payment made hereunder or otherwise, nor shall any Borrower Party seek or be entitled to seek any contribution or reimbursement from any other Borrower Party in respect of payments made by such Borrower Party hereunder or under any other Loan Document or under any Bank Product Document, until all amounts owing to the Lender Group on account of the Obligations are paid in full in cash (or, with respect to Letters of Credit, are either cash collateralized or supported by a letter of credit) and the Revolving Loan Commitment is terminated. If any amounts shall be paid to any Borrower Party on account of such subrogation or contribution rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by such Borrower Party in trust for the Lender Group segregated from other funds of such Borrower Party, and shall, forthwith upon receipt by such Borrower Party, be turned over to the Administrative Agent in the exact form received by such Borrower Party (duly endorsed by such Borrower Party to the Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, as provided for herein.
     Section 13.5 The Administrative Borrower. Each Borrower hereby irrevocably appoints Zayo as the borrowing agent and attorney-in-fact for all Borrowers (the “Administrative Borrower”), which appointment shall remain in full force and effect unless and until the Administrative Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed the Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (i) to provide the Administrative Agent with all notices with respect to Loans and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (ii) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Loans and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement.
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers, all as of the day and year first above written.

BORROWERS:	ZAYO GROUP, LLC
	By:	/s/ Ken desGarennes
		Name:	Ken desGarennes
Title: Chief Financial Officer

ZAYO CAPITAL, INC.
	By:	/s/ Ken desGarennes
		Name:	Ken desGarennes
Title: Chief Financial Officer

Credit Agreement

GUARANTORS:	ZAYO ENTERPRISE NETWORKS, LLC
	By:	/s/ Ken desGarennes
		Name:	Ken desGarennes
Title: Chief Financial Officer

ZAYO BANDWIDTH, LLC
	By:	/s/ Ken desGarennes
		Name:	Ken desGarennes
Title: Chief Financial Officer

ZAYO COLOCATION, INC.
	By:	/s/ Ken desGarennes
		Name:	Ken desGarennes
Title: Chief Financial Officer

ZAYO BANDWIDTH TENNESSEE, LLC
	By:	/s/ Ken desGarennes
		Name:	Ken desGarennes
Title: Chief Financial Officer

ADESTA COMMUNICATIONS, INC.
	By:	/s/ Ken desGarennes
		Name:	Ken desGarennes
Title: Chief Financial Officer

Credit Agreement

FIBERNET TELECOM, INC.
By:	/s/ Ken desGarennes
	Name:	Ken desGarennes
Title: Chief Financial Officer

LOCAL FIBER, LLC
By:	/s/ Ken desGarennes
	Name:	Ken desGarennes
Title: Chief Financial Officer

ZAYO BANDWIDTH CENTRAL, LLC
By:	/s/ Ken desGarennes
	Name:	Ken desGarennes
Title: Chief Financial Officer

ZAYO BANDWIDTH CENTRAL (VIRGINIA), LLC
By:	/s/ Ken desGarennes
	Name:	Ken desGarennes
Title: Chief Financial Officer

ZAYO BANDWIDTH NORTHEAST, LLC
By:	/s/ Ken desGarennes
	Name:	Ken desGarennes
Title: Chief Financial Officer

Credit Agreement

ZAYO BANDWIDTH NORTHEAST SUB, LLC
By:	/s/ Ken desGarennes
	Name:	Ken desGarennes
Title: Chief Financial Officer

Credit Agreement

ADMINISTRATIVE AGENT,
COLLATERAL AGENT
ISSUING BANK AND LENDERS:

SUNTRUST BANK, as the Administrative Agent, the Collateral Agent, the Issuing Bank, a Lender and the Swing Bank
By:	/s/ Horace J. Zona III
	Name:	Horace J. Zona III
	Title:	Managing Director

Credit Agreement

MORGAN STANLEY BANK, N.A., as a Lender
By:	/s/ Melissa James
	Name:	Melissa James
	Title:	Authorized Signatory

Credit Agreement

ROYAL BANK OF CANADA, as a Lender
By:	/s/ Mark S. Gronich
	Name:	MARK S. GRONICH
	Title:	AUTHORIZED SIGNATORY

Credit Agreement

BARCLAYS BANK PLC, as a Lender
By:	/s/ Ritam Bhalla
	Name:	Ritam Bhalla
	Title:	Vice President

Credit Agreement

COBANK, ACB, as a Lender
By:	/s/ Ted Koener
	Name:	Ted Koener
	Title:	Managing Director

Credit Agreement

OPY CREDIT CORP., as a Lender
By:	/s/ Brian S. Perman
	Name:	Brian S. Perman
	Title:	Managing Director

Credit Agreement